As filed with the Securities and Exchange Commission on July 28, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALTIRIS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	87-0616516
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Altiris, Inc.

588 West 400 South

Lindon, Utah 84042

(801) 805-2400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gregory S. Butterfield

President and Chief Executive Officer

Altiris, Inc.

588 West 400 South

Lindon, Utah 84042

(801) 805-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.

Robert G. O’Connor, Esq.

Shawn J. Lindquist, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

2795 E. Cottonwood Parkway, Suite 300

Salt Lake City, Utah 84121

(801) 993-6400

Alan F. Denenberg, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.0001 par value	5,450,000 shares	$22.81	$124,314,500	$10,057.00

(1)	Includes 450,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the $22.81 average of the high and low sales prices as reported by The Nasdaq Market on July 25, 2003.

Altiris hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Altiris shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2003

5,000,000 Shares

Altiris, Inc.

Common Stock

We are selling 3,000,000 shares of common stock and the selling stockholder is selling 2,000,000 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholder.

Our common stock is quoted on The Nasdaq National Market under the symbol “ATRS.” The reported last sale price on July 25, 2003 was $22.63 per share.

The underwriters have an option to purchase a maximum of 450,000 additional shares from us to cover over-allotments of shares.

Investing in our common stock involves risks. See “ Risk Factors” on page 5.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us	Proceeds to Selling Stockholder
Per Share	$	$	$	$

Total	$	$	$	$

Delivery of the shares of common stock will be made on or about            , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

Deutsche Bank Securities

RBC Capital Markets

First Albany Corporation

D.A. Davidson & Co.

The date of this prospectus is            , 2003.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY

The following summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, particularly “Risk Factors” and our financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Altiris

Our comprehensive software and related services enable businesses to improve the management of their information technology, or IT, environments. Our client management, server provisioning and asset management suites are designed to address the challenges that IT professionals face in deploying, migrating, backing up and restoring software settings on multiple hardware devices; provisioning and managing servers; tracking performance and diagnostic metrics for hardware and software; taking inventory of existing IT assets; and facilitating problem resolution for hardware or software failures. We believe that our products reduce the total cost of ownership of IT assets by improving reliability and availability in an easy to manage, cost effective manner.

Businesses face a number of challenges responding to changing competitive dynamics and market conditions in the current global business environment. To compete effectively, they increasingly rely on IT to reduce costs and improve productivity and customer satisfaction. As IT has become more important, the underlying infrastructure of multiple networks, operating systems, databases, applications, servers and computing devices has become more complex and the cost of lost productivity due to downtime has increased. To help mitigate these risks, businesses are deploying systems management and security software to better manage the cost and complexity of IT assets. International Data Corporation, or IDC, a provider of industry analysis and market data, estimates that businesses spent approximately $12.3 billion on systems management, administration, authorization and authentication security, intrusion detection and vulnerability assessment and serverware software in 2002 and projects this spending to increase to $19.4 billion in 2007.

We develop, market and support integrated and cost effective software products that address a business’s need to manage software and hardware in complex IT environments. Our broad set of fully integrated modular products are easy to use and scale to the needs of organizations of all sizes. Our products are used by businesses in a wide variety of industries and computing environments. We have licensed our suite of products to more than 10,000 customers, including Deutsche Bahn AG, Interbrew N.B., GlaxoSmithKline Services Unlimited, Hewlett-Packard Company, Northrop Grumman Corp., Proctor & Gamble Company and Rabobank Group. We reach these customers through a combination of sales channels including our direct sales force, strategic technology partners, systems integrators and value-added resellers, or VARs.

Our objective is to be the leading provider of software and related services for managing the complete IT lifecycle. Key elements of our strategy include:

•	Extending our leading IT lifecycle management products to support additional software and hardware that become important to customers;

•	Extending our leadership on the Windows platform to heterogenous computing environments;

•	Expanding our relationships with key strategic technology partners;

•	Adding functionality, augmenting distribution channels and broadening our customer base through opportunistic acquisitions;

•	Expanding our worldwide presence; and

•	Further enhancing customer satisfaction.

Additional Information

We began operations in 1996 as the software division of KeyLabs Corporation, our predecessor. We were incorporated in Utah in August 1998 and reincorporated in Delaware in February 2002. Our principal executive offices are located at 588 West 400 South, Lindon, Utah 84042. Our telephone number at this location is (801) 805-2400. Our Internet address is http://www.altiris.com. The information contained on our website is not incorporated by reference into this prospectus.

Unless otherwise indicated, all references to “Altiris” and “we” refer to Altiris, Inc. and its subsidiaries, including subsidiaries that may be acquired or formed in the future.

Altiris, Bootworks, Inventory Solution, My IT Forum, PC Transplant, RapiDeploy and RapidInstall are registered United States trademarks of Altiris. The Altiris logo is also a trademark of Altiris. Carbon Copy is a registered United States trademark under perpetual license to Altiris. This prospectus also contains other trademarks of Altiris, as well as trademarks of other companies.

The Offering

Common stock offered by Altiris	3,000,000 shares

Common stock offered by the selling stockholder	2,000,000 shares

Common stock to be outstanding after the offering	24,609,158 shares

Over-allotment option	450,000 shares

Use of proceeds	We estimate that the net proceeds to us from the offering will be approximately $63.8 million, which we intend to use for working capital and other general corporate purposes, including expanding our sales efforts, research and development and international operations. We may use a portion of the net proceeds to acquire complementary businesses, products or technologies. However, we currently have no commitments, agreements or understandings with respect to any such transactions. See “Use of Proceeds.”

Nasdaq National Market symbol	ATRS

The number of shares of our common stock that will be outstanding after this offering is based upon the number of shares of common stock outstanding as of July 24, 2003 and excludes:

•	1,636,765 shares of common stock issuable upon exercise of outstanding options under our 1998 Stock Option Plan as of July 24, 2003 at a weighted average exercise price of $2.91 per share;

•	1,417,828 shares of common stock issuable upon exercise of outstanding options under our 2002 Stock Plan as of July 24, 2003 at a weighted average exercise price of $11.00 per share; and

•	672,241 shares of common stock reserved for issuance under our employee stock option and stock purchase plans as of June 30, 2003, including shares of common stock scheduled to be issued under our employee stock purchase plan on August 1, 2003.

In addition, except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Summary Consolidated Financial Information

(in thousands, except per share data)

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(unaudited)					(unaudited)
Consolidated Statements of Operations Data:
Total revenue	$1,862	$3,568	$10,030	$34,451	$62,876	$28,766	$43,660
Income (loss) from operations	(2,892)	(4,483)	(6,153)	(9,533)	(612)	(1,578)	5,033
Net income (loss)	(2,957)	(4,887)	(6,543)	(10,211)	(86)	(1,348)	5,782
Dividends related to preferred shares	—	—	—	—	(13,781)	(13,781)	—
Net income (loss) attributable to common stockholders	(2,957)	(4,887)	(6,543)	(10,211)	(13,867)	(15,129)	5,782
Basic net income (loss) per common share	$(0.40)	$(0.66)	$(0.81)	$(1.14)	$(0.89)	$(1.35)	$0.28
Diluted net income (loss) per common share	$(0.40)	$(0.66)	$(0.81)	$(1.14)	$(0.89)	$(1.35)	$0.26
Shares used to compute basic net income (loss) per common share	7,385	7,404	8,093	8,989	15,532	11,174	20,823
Shares used to compute diluted net income (loss) per common share	7,385	7,404	8,093	8,989	15,532	11,174	22,159

The “As Adjusted” column below gives effect to the sale by Altiris of 3,000,000 shares of common stock in this offering at an assumed public offering price of $22.63 per share, and the receipt by us of the net proceeds after deducting estimated underwriting discounts and commissions and estimated offering expenses. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2003
	Actual	As Adjusted
	(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and available-for-sale securities	$74,025	$137,846
Working capital	75,606	139,427
Total assets	102,399	166,220
Long term portion of capital lease obligations	772	772
Total stockholders’ equity	74,733	138,554

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Altiris

We have limited operating experience, have only recently become profitable and may not be able to maintain or increase our profitability. If we cannot maintain or increase profitability, our stock price could decline.

We were incorporated in August 1998 and have a limited operating history, which makes it difficult to forecast our future operating results. You should consider and evaluate our prospects in light of the risks and uncertainty frequently encountered by early stage companies in rapidly evolving markets. Although quarterly revenues have continued to increase in recent quarters, it was not until the fourth quarter of 2002 that we were profitable under accounting principles generally accepted in the United States of America, or GAAP, and we may not realize sufficient revenue to maintain or increase profitability in future periods. As of June 30, 2003, we had an accumulated deficit of $17.7 million. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to develop our technology, products and services, expand our distribution channels, increase our sales and marketing activities, and expand our United States and international operations. These efforts may prove more expensive than we currently anticipate and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Any failure to increase our revenue as we implement initiatives to grow our business could prevent us from maintaining or increasing profitability and, as a result, our stock price could decline. We cannot be certain that we will be able to maintain or increase profitability on a quarterly or annual basis.

Our quarterly operating results are difficult to predict, and if we do not meet quarterly financial expectations of securities analysts or investors, our stock price is likely to decline.

Our quarterly revenue and operating results are difficult to predict and may fluctuate from quarter to quarter. It is possible that our operating results in some quarters will be below market expectations. If this happens, the market price of our common stock is likely to decline. As a result, we believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. Fluctuations in our future quarterly operating results may be caused by many factors, including:

•	changes in demand for our products;

•	the size, timing and contractual terms of orders for our products;

•	any downturn in our customers’ and potential customers’ businesses, the domestic economy or international economies where our customers and potential customers do business;

•	the timing of product releases or upgrades by us or by our competitors;

•	any significant change in the competitive dynamics of our markets;

•	changes in the mix of revenue attributable to higher-margin software products as opposed to substantially lower-margin services; and

•	changes in customers’ or partners’ businesses resulting from disruptions in the geopolitical environment including military conflict or acts of terrorism in the United States or elsewhere.

A significant portion of our software revenue in any quarter depends on orders booked and shipped in the last month, weeks or days of that quarter. Many of our customers are large businesses, and if an order from one of these large customers does not occur or is deferred, our revenue in that quarter could be substantially reduced, and we may be unable to proportionately reduce our operating expenses during a quarter in which this occurs.

Our operating expenses are based on our expectations of future revenue and are relatively fixed in the short term. We plan to increase our operating expenses. If our revenue does not increase commensurate with those expenses, net income in a given quarter could be less than expected.

If Microsoft successfully expands its systems management software offerings that compete with our products or if the Microsoft technologies upon which our products are dependent become incompatible with our products or lose market share, the demand for our Microsoft-based products would suffer.

Microsoft has announced its intention to expand its offerings in the systems management software market that compete with our products. Microsoft has substantially greater financial, technical and marketing resources, a larger customer base, a longer operating history, greater name recognition and more established relationships in the industry than we do. If Microsoft gains significant market share in the systems management market with competing products, our ability to achieve sufficient market penetration to grow our business may be impaired and the demand for our products would suffer. In addition, the possible perception among our customers and potential customers that Microsoft is going to be successful in marketing expanded systems management software offerings that compete with our products may delay their buying decisions and limit our ability to increase market penetration and grow our business.

In addition, many of our products are designed specifically for the Windows platform and designed to use current Microsoft technologies and standards, protocols and application programming interfaces. Although some of our products work on other platforms, such as UNIX, Linux, Macintosh and Palm, we believe that the integration between our products and Microsoft’s products is one of our key competitive advantages. If Microsoft promotes technologies and standards, protocols and application programming interfaces that are incompatible with our technology, or promotes and supports existing or future products launched by our competitors that compete with our products, the demand for our products would suffer. In addition, our business would be harmed if Microsoft loses market share for its Windows products. We expect many of our products to be dependent on the Windows market for the foreseeable future. If the market for Windows systems declines or develops more slowly than we anticipate, our ability to increase revenue could be limited. Although the market for Windows systems has grown rapidly, this growth may not continue at the same rate, or at all.

We believe that some of our success has depended, and will continue to depend for the foreseeable future, on our ability to continue as a complementary software provider for Microsoft’s systems management server, or SMS, and operations manager products. In the past, we have hosted or co-hosted an SMS user conference in which we provided training on and promoted the integration between Microsoft’s SMS products and our products. Because we do not have any long-term arrangements with Microsoft, we cannot be certain that our relationship with Microsoft will continue or expand. Any deterioration of our relationship with Microsoft could materially harm our business and affect our ability to develop, market and sell our products.

Any deterioration of our relationships with HP could adversely affect our ability to develop, market and sell our products and impair or eliminate a substantial revenue source.

We have generated a substantial portion of our revenue as a result of our relationships with Hewlett-Packard Company, or HP. An important part of our operating results depends on our relationships with HP. The loss of significant revenue from HP would negatively impact our results of operations. HP accounted for approximately 30% of our revenue in 2002 and approximately 27% of our revenue for the six months ended June 30, 2003. We have a license and distribution agreement with HP under which HP distributes our products to customers directly or through HP’s distributors and resellers. We also have an agreement with HP to develop and market an integrated product combining our server deployment and provisioning technology with HP servers. If either of these agreements were terminated, our business would be harmed. Any deterioration in our relationships with HP would harm our business and adversely affect our ability to develop, market and sell our products, grow our revenue or sustain profitability. We expect that we will continue to be dependent on HP for a significant portion of our revenue in future periods.

If we do not continue to execute on our relationship with Dell, our ability to market and sell our products through Dell will be limited and a substantial revenue source will be impaired or eliminated.

An important part of our future operating results will depend on our relationship with Dell, Inc., or Dell. The loss of significant revenue opportunities with Dell could negatively impact our results of operations. Dell accounted for approximately 8% of our revenue in 2002 and 9% of our revenue for the six months ended June 30, 2003. In May 2002, we entered into a software licensing agreement under which Dell was granted a nonexclusive license to distribute certain of our software products and services to third parties. Any deterioration in our relationship with Dell could adversely affect our ability to grow our business and impair a substantial revenue source.

If the market for IT lifecycle management software does not continue to develop as we anticipate, the demand for our products might be adversely affected.

We believe that historically many companies have addressed their IT lifecycle management needs for systems and applications internally and have only recently become aware of the benefits of third-party software products such as ours as these needs have become more complex. Our future financial performance will depend in large part on the continued growth in the number of businesses adopting third-party IT lifecycle management software products and their deployment of these products on an enterprise-wide basis.

We face strong competitors that have greater market share than we do and pre-existing relationships with our potential customers, and if we are unable to compete effectively, we might not be able to achieve sufficient market penetration to sustain profitability.

The market for IT lifecycle management products and services is rapidly evolving and highly competitive, and we expect competition in this market to persist and intensify. We may not have the resources or expertise to compete successfully in the future. Many of our competitors have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. If our competitors maintain significant market share, we might not be able to achieve sufficient market penetration to grow our business, and our operating results could be harmed.

We believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition. Established companies may not only develop their own systems management software, but may also acquire or establish cooperative relationships with our current competitors. In addition, we may face competition in the future from large established companies, as well as from emerging companies that have not previously entered the market for IT lifecycle management software or that currently do not have products that directly compete with our products. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully against current or future competitors, and this would impact our revenue adversely and cause our business to suffer.

In addition, existing and potential competitors could elect to bundle their products with, or incorporate systems management software into, products developed by themselves or others. Developers of software products with which our products must be compatible to operate could change their products so that they will no longer be compatible with our products. If our competitors were to bundle their products in this manner or make their products incompatible with ours, this could harm our ability to sell our products and could lead to price reductions for our products, which would likely reduce our profit margins.

If we do not expand our indirect distribution channels, we will have to rely more heavily on our direct sales force to develop our business, which could limit our ability to increase revenue and grow our business.

Our ability to sell our products into new markets and to increase our penetration into existing markets will be impaired if we fail to expand our distribution channels and sales force. Our indirect sales channels generated approximately 73% of our revenue in 2002 and approximately 82% of our revenue for the six months ended June 30, 2003. Our sales strategy requires that we establish multiple indirect marketing channels in the United States and internationally through computer manufacturers, original equipment manufacturers, or OEMs, VARs, systems integrators and distributors, and that we increase the number of customers licensing our products through these channels. Our ability to establish relationships with additional computer manufacturers will be adversely affected to the extent that computer manufacturers decide not to enter into relationships with us because of our existing relationships with computer manufacturers with which they compete. In addition, the establishment or expansion of our relationships with computer manufacturers may cause other computer manufacturers with which we have relationships to reduce the level of business they conduct with us or even terminate their relationships with us, either of which would adversely affect our revenue and our ability to grow our business. Moreover, our channel partners must market our products effectively and be qualified to provide timely and cost-effective customer support and service, which requires us to provide proper training and technical support. If our channel partners do not effectively market, sell and support our products or choose to place greater emphasis on products offered by our competitors, our ability to grow our business and sell our products will be negatively affected.

We plan to continue to expand our sales efforts worldwide and invest substantial resources toward this expansion. Despite these efforts, we may experience difficulty in recruiting and retaining qualified sales personnel. Because we rely heavily on our sales organizations, any failure to expand these organizations could limit our ability to sell our products. In addition, new sales personnel can require up to several months to begin to generate revenue from the sale of our products. As a result, our operating results may be adversely affected to the extent we incur significant expenses on hiring and retaining new sales personnel who do not begin to generate revenue within several months or at all.

If our existing customers do not purchase additional licenses or renew annual upgrade protection, our sources of revenue might be limited to new customers and our ability to grow our business might be impaired.

Historically, we have derived, and plan to continue to derive, a significant portion of our total revenue from existing customers who purchase additional products and renew annual upgrade protection, or AUP. Sales to existing customers represented 56% of our revenue in 2002 and 62% of our revenue for the six months ended June 30, 2003. If our customers do not purchase additional products or renew AUP, our ability to increase or maintain revenue levels could be limited. Most of our current customers initially license a limited number of our products for use in a division of their enterprises. We actively market to these customers to have them license additional products from us and increase their use of our products on an enterprise-wide basis. Our customers may not license additional products and may not expand their use of our products throughout their enterprises. In addition, as we deploy new versions of our products or introduce new products, our current customers may not require or desire the functionality of our new products and may not ultimately license these products.

We also depend on our installed customer base for future revenue from AUP renewal fees. The terms of our standard license arrangements provide for a one-time license fee and a prepayment for one year of AUP. AUP is renewable annually at the option of our customers and there are no minimum payment obligations or obligations to license additional software.

Our product sales cycles for large enterprise-wide sales often last in excess of three months and are unpredictable and our product sales cycles for sales to large businesses are typically longer than the sales cycles to small businesses, both of which make it difficult to forecast our revenues and results of operations for any given period.

We have traditionally focused our sales efforts on the workgroups and divisions of our customers, resulting in a sales cycle ranging between 30 and 90 days or even longer. We are continually increasing our efforts to generate enterprise-wide sales, which often have sales cycles that extend beyond that experienced with sales to workgroups or divisions. In addition, our sales to larger enterprises have increased in recent periods. If we do not correctly forecast the timing of our sales in a given period, the amount of revenue we recognize in that period could be negatively impacted, which could negatively affect our operating results. In addition, the failure to complete sales, especially large, enterprise-wide sales, in a particular period could significantly reduce revenue in that period, as well as in subsequent periods over which revenue for the sale would likely be recognized. The sales cycle associated with the purchase of our products is subject to a number of significant risks over which we have little or no control, including:

•	customers’ budgetary constraints and internal acceptance requirements and procedures;

•	concerns about the introduction or announcement of our competitors’ new products;

•	announcements by Microsoft relating to Windows; and

•	potential downturns in the IT market and in economic conditions generally.

We may engage in future acquisitions or investments that could require significant management attention and prove difficult to integrate with our business, which could make planning and forecasting our future growth rates and operating results more difficult.

We have acquired and integrated technologies from HP, Computing Edge, Previo and Tekworks. As part of our strategy, we intend to continue to make investments in complementary companies, products or technologies. If we fail to integrate successfully any future acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could decline. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. If our customers are uncertain about our ability to operate on a combined basis, they could delay or cancel orders for our products. We may not successfully be able to evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Acquisitions involve a number of difficulties and risks to our business, including, but not limited to, the following:

•	potential adverse effects on our operating results;

•	failure to integrate acquired technologies with our existing products and technologies;

•	failure to integrate management information systems, personnel, research and development and marketing, sales and support operations;

•	potential loss of key employees from the acquired company;

•	diversion of management’s attention from other business concerns;

•	disruption of our ongoing business;

•	potential loss of the acquired company’s customers;

•	failure to realize the potential financial or strategic benefits of the acquisition;

•	failure to successfully further develop the acquired company’s technology, resulting in the impairment of amounts capitalized as intangible assets; and

•	unanticipated costs and liabilities.

Further, we may have to incur debt or issue equity securities to pay for any future acquisition, either of which could affect the market price of our common stock. The sale of additional equity or convertible debt could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

If we fail to manage effectively the significant growth in our business, then our infrastructure, management and resources might be strained and our ability to manage our business could be diminished.

Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. We have grown from 26 employees on December 31, 1998, to 473 employees on June 30, 2003. To manage our continued growth, we expect to continue to expand or otherwise improve our internal systems, including our management information systems, customer relationship and support systems, and operating, administrative and financial systems and controls. This effort may cause us to make significant capital expenditures or incur significant expenses, and divert the attention of management, sales, support and finance personnel from our core business operations, either of which may adversely affect our financial performance in one or more quarters. Moreover, our growth has resulted, and any future growth will result, in increased responsibilities of management personnel. Managing this growth will require substantial resources that we may not have or otherwise be able to obtain.

If we experience delays in developing our products, our ability to deliver product releases in a timely manner and meet customer expectations will be impaired.

We have experienced delays in developing new versions and updating releases in the past and may experience similar or more significant product delays in the future. To date, none of these delays has materially harmed our business. If we are unable, for technological or other reasons, to develop and introduce new and improved products or enhanced versions of our existing products in a timely manner, our business and operating results could be harmed. Difficulties in product development or integration of acquired or licensed technologies could delay or prevent the successful introduction, marketing and delivery of new or improved products to our customers, damage our reputation in the marketplace and limit our growth.

Errors in our products or product liability claims asserted against us could result in decreases in customers and revenue, unexpected expenses and loss of market share.

Because our software products are complex, they may contain errors or “bugs” that can be detected at any point in a product’s lifecycle. While we continually test our products for errors and work with customers through our customer support services to identify and correct bugs, errors in our products may be found in the future even after our products have been commercially introduced. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. In the past, we have discovered errors in our products and have experienced delays in the shipment of our products during the period required to correct these errors. Product errors could harm our business and have a material adverse effect on our results of operations. Moreover, because our products primarily support other systems and applications, such as Windows, any software errors or bugs in the operating systems or applications may result in errors in the performance of our software, and it may be difficult or impossible to determine where the errors reside.

In addition, we may be subject to claims for damages related to product errors in the future. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. A material product liability claim could harm our business, result in unexpected expenses and damage our reputation. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Our standard software licenses provide that if our products fail to meet the designated standard, we will correct or replace such products. Our standard license also provides that we shall not be liable for indirect or consequential damages caused by the failure of our products. However, such limitation of liability provisions may not be effective under the laws of certain jurisdictions to the extent local laws treat certain warranty exclusions or similar limitations of liability as unenforceable. Although no product liability claims have been filed to date, the sale and support of our products entails the risk of such claims.

Our industry changes rapidly due to evolving technological standards, and our future success will depend on our ability to continue to meet the sophisticated and changing needs of our customers.

Our future success will depend on our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging technologies, including technologies related to the development of Windows and other operating systems generally. If we do not enhance our products to meet these evolving needs, we may not remain competitive and be able to grow our business.

We will have to develop and introduce enhancements to our existing products and any new products on a timely basis to keep pace with technological developments, evolving industry standards, changing customer requirements and competitive products that may render existing products and services obsolete. In addition, because our products are dependent upon Windows and other operating systems, we will need to continue to respond to technological advances in these operating systems, including major revisions. Our position in the market for IT lifecycle management software for Windows and other systems and applications could be eroded rapidly by our competitors’ product advances. Consequently, the lifecycles of our products are difficult to estimate. We expect that our product development efforts will continue to require substantial investments, and we may lack the necessary resources to make these investments on a timely basis.

Unfavorable economic conditions and reductions in IT spending could limit our ability to grow our business.

Our business and operating results are subject to the effects of changes in general economic conditions. There has been a severe downturn in the worldwide economy during the past 36 months, and we are uncertain as to its future severity and duration. This uncertainty has increased because of the potential long-term impact of terrorist attacks, such as the attacks on the United States on September 11, 2001, and the resulting military actions against terrorism. In the future, fears of global recession, war and additional acts of terrorism may continue to impact global economies negatively. We believe that these conditions, as well as the decline in worldwide economic conditions, have led our current and potential customers to decrease their IT budgets. If these conditions worsen, demand for our products and services may be reduced as a result of even further reduced spending on IT products such as ours.

We are subject to risks inherent in doing business internationally that could impair our ability to expand into foreign markets.

Sales to international customers represented approximately 20% of our revenue in 2002 and approximately 33% of our revenue for the six months ended June 30, 2003. Our international revenue is attributable principally to sales to customers in Europe and Canada. Our international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that could harm our business, including the following:

•	longer payment cycles;

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

•	increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

•	limited or unfavorable intellectual property protection;

•	unfavorable laws that increase the risks of doing business in foreign countries;

•	fluctuations in currency exchange rates;

•	increased administrative expenses;

•	the possible lack of financial and political stability in foreign countries that prevent overseas sales and growth;

•	restrictions against repatriation of earnings from our international operations;

•	potential adverse tax consequences; and

•	difficulties in staffing and managing international operations.

Fluctuations in the value of foreign currencies could result in currency transaction losses.

As we expand our international operations, we expect that our international business will increasingly be conducted in foreign currencies. Fluctuations in the value of foreign currencies relative to the United States Dollar have caused, and we expect such fluctuations to continue to increasingly cause, currency transaction gains and losses. We cannot predict the effect of exchange rate fluctuations upon future quarterly and annual operating results. We may experience currency losses in the future. To date, we have not adopted a hedging program to protect us from risks associated with foreign currency fluctuations.

International political instability may increase our cost of doing business and disrupt our business.

Increased international political instability, evidenced by the threat or occurrence of terrorist attacks, enhanced national security measures, sustained military action in Afghanistan and Iraq, strained international relations with North Korea, tensions between Taiwan and China, tensions between India and Pakistan and other conflicts in the Middle East and Asia, may halt or hinder our ability to do business, increase our costs and adversely affect our stock price. This increased instability may, for example, negatively impact the reliability and cost of transportation, negatively affect the desire of our employees and customers to travel, adversely affect our ability to obtain adequate insurance at reasonable rates or require us to take extra security precautions for our domestic and international operations. In addition, this international political instability has had and may continue to have negative effects on financial markets, including significant price and volume fluctuations in securities markets. If this international political instability continues or escalates, our business and results of operations could be harmed and the market price of our common stock could decline.

We rely on our intellectual property rights, and our inability to protect these rights could impair our competitive advantage, divert management attention, require additional development time and resources or cause us to incur substantial expense to enforce our rights, which could harm our ability to compete and generate revenue.

Our success is dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We currently own five patents. However, our patents may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. In addition, patents may not be issued on our current or future technologies. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

Policing unauthorized use of software is difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

If third parties assert that our products or technologies infringe their intellectual property rights, our reputation and ability to license or sell our products could be harmed. In addition, these types of claims could be costly to defend and result in our loss of significant intellectual property rights.

We expect that software product developers, such as ourselves, will increasingly be subject to infringement claims as the number of products and competitors in the software industry segment grows and the functionality of products in different industry segments overlaps. If third parties assert that our current or future products infringe their proprietary rights, there could be costs associated with defending these claims, whether the claims have merit or not, which could harm our business. Any future claims could harm our relationships with existing customers and may deter future customers from licensing our products. In addition, in any potential dispute involving our intellectual property, our customers or distributors of our products could also become the target of litigation, which could trigger our indemnification obligations in certain of our license and service agreements. Any such claims, with or without merit, could be time consuming, result in costly litigation, including costs related to any damages we may owe resulting from such litigation, cause product shipment delays or result in loss of intellectual property rights which would require us to obtain licenses which may not be available on acceptable terms or at all.

If we cannot continually attract and retain sufficient and qualified management, technical and other personnel, our ability to manage our business successfully and commercially introduce products could be negatively affected.

Our future success will depend on our ability to attract and retain experienced, highly qualified management, technical, research and development, and sales and marketing personnel. The development and sales of our products could be impacted negatively if we do not attract and retain these personnel. Competition for qualified personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel, especially technical and sales personnel. Moreover, we intend to expand the scope of our international operations and these plans will require us to attract experienced management, sales, marketing and customer support personnel for our international offices. We expect competition for qualified personnel to remain intense, and we may not succeed in attracting or retaining these personnel. In addition, new employees generally require substantial training in the use of our products, which will require substantial resources and management attention.

If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted.

Our future success will depend to a significant extent on the continued service of our executive officers and certain other key employees. Of particular importance to our continued operations are our President and Chief Executive Officer, Greg Butterfield, and our Chief Technology Officer, Dwain Kinghorn. None of our executive officers and key employees is bound by an employment agreement. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. Searching for replacements for our key personnel could divert management’s time and result in increased operating expenses.

Future changes in accounting standards, particularly changes affecting revenue recognition and accounting for stock options, could cause unexpected revenue fluctuations.

Future changes in accounting standards, particularly changes affecting revenue recognition and accounting for stock options, could require us to change our accounting policies. These changes could cause deferment of revenue recognized in current periods to subsequent periods or accelerate recognition of deferred revenue to current periods, each of which could cause shortfalls in meeting securities analysts’ and investors’ expectations. Any of these shortfalls could cause a decline in our stock price.

Since our inception, we have used stock options and other long-term equity incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with Altiris. The Financial Accounting Standards Board, or FASB, among other agencies and entities, is currently considering changes to GAAP that, if implemented, would require us to record an additional charge to earnings for employee stock option grants. This proposal would negatively impact our earnings. For example, recording charges for employee stock options under SFAS 123, “Accounting for Stock-Based Compensation” would have increased our net loss by $3.3 million in 2002. In addition, new regulations proposed by The Nasdaq National Market requiring stockholder approval for all stock option plans could make it more difficult for us to grant options to employees in the future. To the extent that new regulations make it more difficult or expensive to grant options to employees, we may incur increased accounting compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business.

Our principal stockholders can exercise a controlling influence over our business affairs and may make business decisions with which you disagree and which may adversely affect the value of your investment.

Following this offering, our principal stockholders, two entities affiliated with Technology Crossover Ventures, or TCV, RS Investment Management, L.P. and Canopy, respectively, will beneficially own approximately 22.8%, 10.0% and 8.1% of our common stock and are likely to be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent our stockholders from receiving a premium for their shares. These actions may be taken even if they are opposed by the other stockholders.

Risks Relating to the Offering and Our Common Stock

The market price for our common stock may be particularly volatile, and our stockholders may be unable to resell their shares at a profit.

The market price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. Since our initial public offering in May 2002, the price of our common stock has ranged from an intra-day low of $4.50 to an intra-day high of $24.85. The stock markets have experienced significant price and trading volume fluctuations. The market for technology stocks has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. General economic conditions, such as recession or interest rate or currency rate fluctuations in the United States or abroad, could negatively affect the market price of our common stock. In addition, our operating results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock would likely significantly decrease. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management’s attention and resources.

The market price of our common stock may fluctuate in response to various factors, some of which are beyond our control. These factors include, but are not limited to, the following:

•	changes in market valuations or earnings of our competitors or other technology companies;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates or investment recommendations by securities analysts who follow our business;

•	technological advances or introduction of new products by us or our competitors;

•	the loss of key personnel;

•	our sale of common stock or other securities in the future;

•	intellectual property or litigation developments;

•	changes in business or regulatory conditions;

•	the trading volume of our common stock; and

•	disruptions in the geopolitical environment, including war in the Middle East or elsewhere or acts of terrorism in the United States or elsewhere.

As a new investor, you will incur immediate and substantial dilution as a result of this offering and future equity issuances.

The public offering price is substantially higher than the pro forma book value per share of our common stock. As a result, investors purchasing common stock in this offering at an assumed offering price of $22.63 per share will incur immediate dilution of $17.01 in net tangible book value per share. This dilution is due in large part to earlier investors in our company having paid less than the offering price when they purchased their shares. Investors will incur additional dilution upon the exercise of outstanding stock options.

You will be relying on our management’s judgment, with which you may disagree, regarding the use of proceeds from this offering. If our management does not use the proceeds in a manner that increases our operating results or market value, our business could suffer.

We do not have a definite, quantified plan with respect to the use of the net proceeds from this offering and have not committed the substantial majority of these proceeds to any particular purpose, as more fully described in the section entitled “Use of Proceeds.” Accordingly, our management will have broad discretion as to the use of the net proceeds from this offering. Investors will be relying on the judgment of our management regarding the application of these proceeds, and we may not be able to invest these proceeds to yield a significant return. We have made only preliminary determinations as to the amount of net proceeds to be used based on our current expectations regarding our financial performance and business needs over the foreseeable future. These expectations may prove to be inaccurate, as our financial performance may differ from our current expectations or our business needs may change as our business and the industry we address evolve. As a result, the proceeds we receive in this offering may be used in a manner significantly different from our current plans.

There may be sales of substantial amounts of our common stock after this offering, which could cause our stock price to fall.

Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market now and in the near future. After this offering, 24,609,158 shares of common stock will be outstanding, excluding shares issued upon future exercises of options granted under our employee stock option plan or purchases of our common stock made pursuant to our employee stock purchase plan. All of the shares sold in this offering, along with the shares sold in our initial public offering, will be tradable in the public market. A portion of the shares of our common stock outstanding after this offering will continue to be restricted as a result of lock-up agreements with Credit Suisse First Boston LLC that restrict the holders’ ability to transfer their stock for 90 days after the date of this prospectus. Of the outstanding shares, 16,652,420 will be available for sale in the public market as of the date of this prospectus, subject to certain volume limitations applicable to certain of our executive officers; 5,598,167 will be available for sale in the public market 75 days after the date that the registration statement of which this prospectus forms a part is declared effective and 2,358,571 will be available for sale in the public market 90 days after the date that the registration statement of which this prospectus forms a part is declared effective. Credit Suisse First Boston LLC may, however, waive the 75-day and/or 90-day lock-up periods, as applicable, at any time for any stockholder. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

Following completion of this offering, holders of 4,850,287 shares of our common stock will have rights to require us to register their shares, subject to certain limitations and conditions. For more information on these registration rights, see “Description of Capital Stock—Registration Rights.” If holders of these registration rights request that we register their shares, and if the registration is effected, these shares will be freely tradeable without restrictions under the Securities Act. Any sales of shares by these stockholders could have a material adverse effect on the trading price of our common stock.

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

Our certificate of incorporation, our bylaws and Delaware law and our agreements with HP contain provisions that may inhibit potential acquisition bids for us and prevent changes in our management. Certain provisions of our charter documents could discourage potential acquisition proposals and could delay or prevent a change in control transaction. In addition, our agreements with HP contain provisions which in the event of a change of control related to certain companies allow HP to terminate the agreements. These provisions of our charter documents and agreements with HP could have the effect of discouraging others from making tender offers for our shares, and as a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in our management.

These provisions include:

•	authorizing only the Chairman of the board of directors, the Chief Executive Officer or the President of Altiris to call special meetings of stockholders;

•	establishing advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors;

•	prohibiting stockholders action by written consent;

•	classifying our board of directors into three classes so that the directors in each class will serve staggered three-year terms;

•	eliminating cumulative voting in the election of directors; and

•	authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events of our future financial performance. These statements include, but are not limited to, statements concerning:

•	the projected increase in business spending on systems management software;

•	our ability to realize sufficient revenue to maintain or increase profitability;

•	our ability to achieve market penetration, grow our business and maintain demand for our products;

•	the anticipated benefits and risks of future acquisitions or investments;

•	our ability to compete successfully against current or future competitors;

•	the anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;

•	our future capital requirements and our ability to satisfy our capital needs;

•	our ability to attract and retain key personnel;

•	the anticipated use of the proceeds realized from this offering;

•	the trend of our costs and expenses;

•	our expectation that recent changes in accounting standards will not have a material impact on our financial position or material affect on our financial statements;

•	our belief that fluctuations in interest rates will not have a material impact on the fair value of our financial instruments;

•	our ability to expand our strategic relationship with industry leaders;

•	our ability to develop products that utilize current and emerging communications protocols and support a diverse range of computing platforms;

•	future acquisitions of businesses, products or technologies;

•	our intent to hire additional customer services personnel and establish new support sites to meet our customers’ needs;

•	the anticipated benefits of entering alliances with leading technology companies;

•	the likely effects of a failure to protect and manage our intellectual property rights; and

•	the likely effect of an adverse ruling in current or future legal proceedings will not have a material adverse effect on our results of operations or financial position;

Furthermore, in some cases, you can identify forward-looking statements by terminology such as may, will, could, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 3,000,000 shares of common stock offered by us in this offering will be approximately $63.8 million, or $73.5 million if the underwriters exercise their over-allotment option in full, based upon an assumed public offering price of $22.63 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of 2,000,000 shares of common stock sold by the selling stockholder.

We expect to use the net proceeds of this offering for working capital and general corporate purposes, including expanding our sales efforts, research and development and international operations. In addition, we may use a portion of the net proceeds to acquire complementary businesses, products or technologies. We currently have no commitments, agreements or understandings with respect to any such transactions. Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain our earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board deems relevant.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq National Market under the symbol “ATRS.” The following table sets forth, for the periods indicated, the high and low intra-day sale prices of our common stock, as reported on the Nasdaq National Market.

	Common Stock Price
	High	Low
Year Ended December 31, 2002
Second Quarter (from May 23, 2002)	$9.41	$4.50
Third Quarter	11.55	4.85
Fourth Quarter	16.20	9.17

Year Ending December 31, 2003
First Quarter	$15.92	$10.42
Second Quarter	21.39	12.00
Third Quarter (through July 25, 2003)	24.85	18.72

On July 25, 2003, the reported last sale price of our common stock on the Nasdaq National Market was $22.63 per share. As of July 24, 2003, there were approximately 67 holders of record of our common stock.

CAPITALIZATION

The following table sets forth the current portion of capital lease obligations and our capitalization at June 30, 2003, on the following bases:

•	On an actual basis; and

•	On an as adjusted basis to reflect the sale by us of 3,000,000 shares of common stock at an assumed public offering price of $22.63 per share in this offering, less the estimated underwriting discounts and commissions and estimated offering expenses.

	As of June 30, 2003
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(in thousands)
Current portion of capital lease obligations	$1,010	$1,010

Long-term portion of capital lease obligations	772	772

Stockholders’ equity:
Preferred stock: $0.0001 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $0.0001 par value; 100,000,000 shares authorized; 21,547,623 actual shares issued and outstanding, 24,547,623 shares issued and outstanding, as adjusted	2	2
Additional paid-in capital	93,838	157,659
Deferred compensation	(1,592)	(1,592)
Accumulated other comprehensive income	218	218
Accumulated deficit	(17,733)	(17,733)

Total stockholders’ equity	74,733	138,554

Total capitalization	$75,505	$139,326

The above table does not include additional shares of common stock that may be issued under the plans and arrangements listed below:

•	1,688,200 shares of common stock issuable upon exercise of outstanding options under our 1998 Stock Option Plan as of June 30, 2003, at a weighted average exercise price of $2.88 per share; 47,785 shares issued upon exercise of options subsequent to June 30, 2003, at a weighted average exercise price of $1.53 per share; and 3,650 shares returned to the plan for forfeitures subsequent to June 30, 2003;

•	1,392,153 shares of common stock issuable upon exercise of outstanding options under our 2002 Stock Plan as of June 30, 2003, at a weighted average exercise price of $10.67 per share, and 39,600 shares issuable upon exercise of outstanding options granted subsequent to June 30, 2003, at a weighted average exercise price of $21.47 per share; and 13,875 shares issued upon exercise of options subsequent to June 30, 2003, at a weighted average exercise price of $7.51 per share; and 50 shares returned to the plan for forfeitures subsequent to June 30, 2003; and

•	711,791 shares of common stock reserved for issuance under our employee stock option and stock purchase plans as of June 30, 2003, including shares of common stock scheduled to be issued under our employee stock purchase plan on August 1, 2003.

You should read the capitalization information above together with the sections of this prospectus entitled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and our consolidated financial statements and related notes found elsewhere or incorporated by reference in this prospectus.

DILUTION

Our net tangible book value as of June 30, 2003 was approximately $74.2 million, or $3.44 per share. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding.

After giving effect to the receipt of the proceeds from this offering, based on an assumed public offering price of $22.63 per share, and after deducting underwriting commissions and discounts and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2003 would have been approximately $138 million, or approximately $5.62 per share. This represents an immediate increase in net tangible book value of $2.18 per share to existing stockholders and an immediate dilution of $17.01 per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates the per share dilution to the new investors:

Assumed public offering price per share		$22.63
Net tangible book value per share of June 30, 2003	$3.44
Increase in net tangible book value per share attributable to this offering	2.18

As adjusted net tangible book value per share as adjusted after offering		5.62

Dilution per share to new investors in this offering		$17.01

If the underwriters exercise their over-allotment option in full, there will be an increase in as adjusted net tangible book value of $2.47 per share to existing stockholders and an immediate dilution in as adjusted net tangible book value of $16.72 per share to new investors.

The following table summarizes, on an as adjusted basis as of June 30, 2003, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by the new investors in this offering, based upon an assumed public offering price of $22.63 per share before deducting underwriting commissions and discounts and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	21,547,623	87.8%	$90,954,000	57.3%	$4.22
New investors	3,000,000	12.2	67,890,000	42.7	$22.63

Total	24,547,623	100.0%	$158,844,000	100.0%	$6.47

If the underwriters exercise their over-allotment option in full, our existing stockholders would own 86.2% and our new investors would own 13.8% of the total number of shares of our common stock outstanding after this offering.

The preceding discussion and tables assume no exercise of stock options outstanding as of June 30, 2003. As of June 30, 2003, there were 3,080,353 shares issuable on exercise of outstanding options, at a weighted average exercise price of $6.40 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below is derived from our consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere or incorporated by reference in this prospectus. The statement of operations data for the years ended December 31, 2000, 2001, and 2002, and the balance sheet data as of December 31, 2001 and 2002, are derived from, and are qualified by reference to, the audited financial statements and related notes included elsewhere or incorporated by reference in this prospectus. The balance sheet data as of December 31, 1998, 1999 and 2000 and the statement of operations data for the year ended December 31, 1999 are derived from audited financial statements not included or incorporated by reference in this prospectus. The statement of operations data for the year ended December 31, 1998, is unaudited and includes the “carved-out” portion of our predecessor’s operations related to our business from January 1, 1998 to our incorporation in August 1998. The carved-out historical results presented are not necessarily indicative of what would have actually occurred had we existed as a separate legal entity for all periods presented and any historical results are not necessarily indicative of results that may be expected for any future period. The statement of operations data for the six months ended June 30, 2002 and 2003 and the balance sheet data as of June 30, 2003 are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the selected financial data for the six months ended June 30, 2002 and 2003, and as of June 30, 2003, has been prepared on the same basis as the audited financial statements and includes all adjusting entries, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for those periods. Results for the six months ended June 30, 2003 are not to be taken as indicative of results to be expected for the year ending December 31, 2003.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(unaudited)					(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Software	$1,616	$2,985	$6,653	$20,632	$38,095	$15,734	$27,862
Services	246	583	3,377	13,819	24,781	13,032	15,798

Total revenue	1,862	3,568	10,030	34,451	62,876	28,766	43,660

Cost of revenue:
Software	224	734	713	1,035	897	475	351
Amortization of acquired intellectual property	—	—	207	3,185	1,792	1,399	296
Write-down of acquired intellectual property	—	—	—	1,677	—	—	—
Services	41	107	870	3,644	6,880	4,420	4,298

Total cost of revenue	265	841	1,790	9,541	9,569	6,294	4,945

Gross profit	1,597	2,727	8,240	24,910	53,307	22,472	38,715

Operating expenses:
Sales and marketing (exclusive of stock-based compensation of $0, $0, $932, $618, $1,458, $727 and $378, respectively)	2,982	4,835	7,870	17,682	28,187	12,268	17,860
Research and development (exclusive of stock-based compensation of $0, $0, $216, $112, $309, $129 and $68, respectively)	926	1,592	3,246	9,733	16,297	7,257	11,283
General and administrative (exclusive of stock-based compensation of $0, $9, $497, $374, $857, $444 and $218, respectively)	581	774	1,528	4,786	6,765	3,200	3,834
Stock-based compensation	—	9	1,645	1,104	2,624	1,300	664
Amortization of intangible assets	—	—	104	350	46	25	41
Write-down of intangible assets	—	—	—	788	—	—	—

Total operating expenses	4,489	7,210	14,393	34,443	53,919	24,050	33,682

Income (loss) from operations	(2,892)	(4,483)	(6,153)	(9,533)	(612)	(1,578)	5,033
Other income (expense), net	(65)	(404)	(390)	(616)	1,152	473	1,213

Income (loss) before income taxes	(2,957)	(4,887)	(6,543)	(10,149)	540	(1,105)	6,246
Provision for income taxes	—	—	—	(62)	(626)	(243)	(464)

Net income (loss)	$(2,957)	$(4,887)	$(6,543)	$(10,211)	$(86)	$(1,348)	$5,782

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(unaudited)					(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data (continued):
Net income (loss)	$(2,957)	$(4,887)	$(6,543)	$(10,211)	$(86)	$(1,348)	$5,782
Dividends related to preferred shares	—	—	—	—	(13,781)	(13,781)	—

Net income (loss) attributable to common stockholders	$(2,957)	$(4,887)	$(6,543)	$(10,211)	$(13,867)	$(15,129)	$5,782

Basic net income (loss) per common share	$(0.40)	$(0.66)	$(0.81)	$(1.14)	$(0.89)	$(1.35)	$0.28

Diluted net income (loss) per common share	$(0.40)	$(0.66)	$(0.81)	$(1.14)	$(0.89)	$(1.35)	$0.26

Shares used to compute basic net income (loss) per common share	7,385	7,404	8,093	8,989	15,532	11,174	20,823

Shares used to compute diluted net income (loss) per common share	7,385	7,404	8,093	8,989	15,532	11,174	22,159

Other comprehensive income (loss):
Net income (loss)	$(2,957)	$(4,887)	$(6,543)	$(10,211)	$(86)	$(1,348)	$5,782
Unrealized gain on available-for-sale securities	—	—	—	—	143	—	138
Foreign currency translation adjustments	—	—	—	(3)	(57)	(128)	(3)

Comprehensive income (loss)	$(2,957)	$(4,887)	$(6,543)	$(10,214)	$—	$(1,476)	$5,917

	December 31,					June 30, 2003
	1998	1999	2000	2001	2002
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and available-for-sale securities	$112	$44	$629	$1,023	$72,931	$74,025
Working capital (deficit)	(398)	(187)	(3,218)	(8,071)	65,353	75,606
Total assets	982	1,294	8,550	12,945	89,833	102,399
Long-term debt and capital lease obligations, less current portion	1,675	6,818	11	900	780	772
Total stockholders’ equity (deficit)	(1,787)	(6,659)	759	(5,744)	65,918	74,733

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere or incorporated by reference in this prospectus. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions, as set forth under “Special Note Regarding Forward-Looking Statements.” Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the following discussion and under “Risk Factors,” “Business” and elsewhere in this prospectus.

Overview

Altiris is a leading provider of software products and services that enable organizations to manage IT assets throughout their lifecycles. Our comprehensive client management, server provisioning and asset management suites are designed to address the challenges that IT professionals face in deploying, migrating, backing up and restoring software settings on multiple hardware devices; provisioning and managing servers; tracking performance and diagnostic metrics for hardware and software; taking inventory of existing IT assets; and facilitating problem resolution for hardware or software failures. We have grown our revenue from $1.9 million in 1998 to $62.9 million in 2002.

History and background

We began operations in 1996 as the software division of KeyLabs, a privately held independent software quality and e-commerce testing company. In August 1998, Altiris, Inc. was spun out as a separate corporation and the stockholders and option holders of KeyLabs were issued shares of our common stock and options to purchase our common stock in proportion to their ownership interest in KeyLabs. As part of this transaction, we purchased certain assets and assumed certain liabilities of the KeyLabs software division in exchange for a $377,000 promissory note. This transaction was accounted for as a reorganization of entities under common control with the assets and liabilities recorded at carry-over basis.

From inception through 2001, our operations were primarily funded through borrowings and equity investments from The Canopy Group, Inc., or Canopy, a principal stockholder. Canopy was also the majority stockholder of KeyLabs. Through February 2002, we had a revolving credit facility with Canopy. In February 2002, we completed a private placement of preferred stock for net proceeds of $21.2 million. Additionally, in February 2002 Canopy exercised a warrant to purchase shares of our common stock for proceeds of $1.5 million. In May 2002, we completed a private placement of 258,064 shares of our Series C non-voting preferred stock for net proceeds of $1.8 million. The Series C non-voting preferred stock subsequently converted into Class B non-voting common stock at the completion of our initial public offering. In May 2002, we completed our initial public offering of 5,000,000 shares of common stock at a price per share of $10.00, with net proceeds, after underwriting discounts and commissions and direct offering costs, of approximately $43.8 million.

Our initial product development was focused on deployment and imaging. In 1999, we released our first migration product. In September 2000, we acquired substantially all of the assets of Computing Edge for total consideration of $3.8 million, which added key components to our software and operations management, and inventory and asset management products. In February 2001, we acquired substantially all of the assets of Tekworks for total consideration of $0.8 million, which included key components of our helpdesk and problem resolution products that we had previously licensed from Tekworks. In March 2001, we acquired Compaq’s Carbon Copy technology for total consideration of $3.6 million, which added remote control capability to our products. In September 2002, we acquired substantially all of the technology assets of Previo, for total consideration of $1.1 million, which added system back-up and recovery technology to our product offerings.

Sources of revenue

We derive the large majority of our revenue from sales of software licenses. We sell our products through online sales and our direct sales force, as well as through indirect channels, such as VARs, OEMs, systems integrators and distributors. We also derive revenue from sales of annual upgrade protection, or AUP, technical support arrangements, consulting and training services. Generally, we include the first year of AUP with the initial license of our products. After the initial AUP term, the customer can renew AUP on an annual basis.

The majority of our revenue has been generated in the United States. Revenue from customers outside of the United States accounted for 20% of our revenue in 2002 and 33% of our revenue for the six months ended June 30, 2003. As of June 30, 2003, we had sales people located internationally in Australia, Belgium, France, Germany, Japan, the Netherlands, Singapore, Sweden and the United Kingdom.

Revenue recognition

We recognize revenue in accordance with Statement of Position 97-2, or SOP 97-2, as modified by SOP 98-9. SOP 97-2, as modified, generally requires revenue earned on software arrangements involving multiple elements such as software products, AUP, technical support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on vendor-specific objective evidence, or VSOE. We establish VSOE based on the price charged when the same element is sold separately. If VSOE of all undelivered elements exists but VSOE does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the license fee is recognized as revenue.

License revenue

We license our IT lifecycle management products primarily under perpetual licenses. We recognize revenue from licensing of software products to an end user when persuasive evidence of an arrangement exists and the software product has been delivered to the customer, provided there are no uncertainties surrounding product acceptance, fees are fixed or determinable, and collectibility is probable. For licenses where VSOE for AUP and any other undelivered elements exists, license revenue is recognized upon delivery using the residual method. For licensing of our software to OEMs, revenue is not recognized until the software is sold by the OEM to an end user customer. For licensing of our software through indirect sales channels, revenue is recognized when the software is sold by the reseller, VAR or distributor to an end user customer. We consider all arrangements with payment terms longer than our normal business practice, which do not extend beyond 12 months, not to be fixed or determinable and revenue is recognized when the fee becomes due. If collectibility is not considered probable for reasons other than extended payment terms, revenue is recognized when the fee is collected. Service arrangements are evaluated to determine whether the services are essential to the functionality of the software. Revenue is recognized using contract accounting for arrangements involving customization or modification of the software or where software services are considered essential to the functionality of the software. Revenue from these software arrangements is recognized using the percentage-of-completion method with progress-to-complete measured using labor cost inputs. As of June 30, 2003, we had $18.3 million of deferred revenue.

Services revenue

We derive services revenue primarily from AUP, technical support arrangements, consulting, training and user training conferences. AUP and technical support revenue is recognized using the straight-line method over the period that the AUP or support is provided. Revenue from training arrangements or seminars and from consulting services is recognized as the services are performed or seminars are held.

Critical accounting policies

Our critical accounting policies include the following:

•	revenue recognition;

•	allowances for doubtful accounts receivable and product returns;

•	determination of fair value of options granted to our employees;

•	impairment of long-lived assets; and

•	valuation allowances against deferred income tax assets.

As described above, we recognize revenue in accordance with SOP 97-2, as amended. Revenue recognition in accordance with SOP 97-2 can be complex due to the nature and variability of our sales transactions. To continue recognizing software license revenue in the period in which we obtain persuasive evidence of an arrangement and deliver the software, we must have VSOE for each undelivered element. If we do not continue to maintain VSOE for undelivered elements, we would be required to defer recognizing the software license revenue until the other elements are delivered, which could have a significant negative impact on our revenue. We recognize a portion of our services revenue using the percentage of completion method. Completion is measured based on hours incurred to total estimated hours to complete the project. Also, we are required to estimate the total costs to complete the project. These estimates could change and the impact could be significant. During the year ended December 31, 2002, we recognized $0.5 million of contract revenue through an agreement with HP under the percentage of completion method. We recognized no revenue under the percentage of completion method during the six months ended June 30, 2003. As of June 30, 2003, we had deferred $0.5 million of contract revenue that will be recognized under the percentage of completion method as we complete the work under the contract. Further implementation guidelines relating to SOP 97-2 and related modifications may result in unanticipated changes in our revenue recognition practices and such changes could significantly affect our future revenues and results of operations.

We offer credit terms on the sale of our products to a significant majority of our customers and require no collateral from these customers. We generally also provide a 30-day return right. We perform ongoing credit evaluations of our customers’ financial condition and maintain an allowance for doubtful accounts receivable based upon our historical collection experience and expected collectibility of all accounts receivable. We also maintain an allowance for estimated returns based on our historical experience. As of June 30, 2003, we recorded allowances for doubtful accounts receivable and returns of $1.4 million. Our actual bad debts and returns may differ from our estimates and the difference could be significant.

Stock-based compensation expense consists of the amortization of deferred stock-based compensation resulting from the grant of stock options to employees at exercise prices less than the estimated fair value of the underlying common stock on the grant date. We determined the estimated fair value of our common stock based on several factors including issuances of our preferred stock and our operating performance. We recorded stock based compensation of $1.1 million, $2.6 million and $0.7 million in the years ended December 31, 2001 and 2002 and for the six months ended June 30, 2003, respectively. We expect to record amortization of deferred stock based compensation of approximately $0.7 million for the remaining six months of 2003, and $0.7 million and $0.2 million during the years ending December 31, 2004 and 2005, respectively. Had different assumptions or criteria been used to determine the stock-based compensation related to stock options, materially different amounts of stock-based compensation could have been reported.

In connection with the acquisitions of the assets of Computing Edge, Tekworks, and Previo, and the Carbon Copy technology, we recorded $9.0 million of intangible assets consisting of intellectual property, customer lists and assembled workforce. The intangible assets are amortized over the estimated useful lives ranging from 18 months to 3 years. Amortization of intangible assets was $3.5 million in 2001, $1.8 million in 2002 and $0.3 million for the six months ended June 30, 2003. We evaluate our intangible assets, property and equipment and other long-lived assets for impairment and assess their recoverability when changes in circumstances lead us to believe that any of our long-lived assets may be impaired. We assess recoverability by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount. If an impairment is indicated, the write-down is measured as the difference between the carrying amount and the estimated discounted cash flow value. During the year ended December 31, 2001, we determined that certain of the intangible assets were impaired as a result of competitor product releases and other changes in our operations. As a result, we recorded a $2.5 million impairment write-down of intangible assets based on our estimates of future cash flows. Had different assumptions or criteria been used to evaluate and measure the impairment, the amount of the impairment write-off could have been materially different than the $2.5 million recorded.

We provided a valuation allowance of $8.5 million and $11.5 million against our entire net deferred tax assets as of December 31, 2001 and 2002, respectively. The valuation allowance was recorded given the losses we have incurred through December 31, 2002 and the uncertainties regarding our future operating profitability and taxable income. Had we assumed the net deferred tax asset was fully realizable, a deferred tax benefit of $4.6 million and $0.4 million would have been recorded in 2001 and 2002, respectively.

Losses since inception and limited operating history

We have incurred significant costs to develop our technology and products, to recruit and train personnel for our engineering, sales, marketing, professional services and administration departments, and to build and promote our brand. As a result, we have incurred significant losses since our inception and had an accumulated deficit of $17.7 million as of June 30, 2003.

Our limited operating history makes the prediction of future operating results difficult. We believe that period-to-period comparisons of operating results should not be relied upon to predict future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies in rapidly evolving markets. We are subject to the risks of uncertainty of market acceptance and demand for our products and services, competition from larger, more established companies, short product life cycles, our ability to develop and bring to market new products on a timely basis, dependence on key employees, the ability to attract and retain additional qualified personnel and the ability to obtain adequate financing to support growth. In addition, we have been dependent on a limited number of customers for a significant portion of our revenue, in particular, HP. We may not be successful in addressing these risks and difficulties.

Dividends related to convertible preferred stock

During the year ended December 31, 2002, we recorded preferred stock dividends in the amount of $13.8 million representing the beneficial conversion feature related to the issuance of 2,933,333 shares of Series B preferred stock and 258,064 shares of Series C non-voting preferred stock. The amount of the beneficial conversion feature for the Series B preferred stock was established at the date of issuance based on the difference between the sale or conversion price of $7.50 per share and the estimated fair value of common shares on the date of issuance of $12.00 per share. The amount of the beneficial conversion feature for the Series C non-voting preferred stock was established at the date of issuance based on the difference between the sale or conversion price of $7.75 per share and the estimated fair value of common shares on the date of issuance of $10.00 per share.

Historical Results of Operations

The following table sets forth our historical results of operations expressed as a percentage of total revenue for the years ended December 31, 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003:

	Percentage of Total Revenue
	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
Revenue:
Software	66%	60%	61%	55%	64%
Services	34	40	39	45	36

Total revenue	100	100	100	100	100

Cost of revenue:
Software	9	17	4	7	1
Services	9	11	11	15	10

Total cost of revenue	18	28	15	22	11

Gross profit	82	72	85	78	89

Operating expenses:
Sales and marketing	79	52	45	43	41
Research and development	32	28	26	25	25
General and administrative	15	14	11	11	9
Stock-based compensation	16	3	4	5	2
Amortization of intangible assets	1	1	—	—	—
Write-down of intangible assets	—	2	—	—	—

Total operating expenses	143	100	86	84	77

Income (loss) from operations	(61)	(28)	(1)	(6)	12
Other income (expense), net	(4)	(2)	2	2	2
Provision for income taxes	—	—	(1)	(1)	(1)

Net income (loss)	(65)%	(30)%	—%	(5)%	13%
Dividends related to preferred shares	—%	—%	(22)%	(48)%	—%

Net income (loss) attributable to common stockholders	(65)%	(30)%	(22)%	(53)%	13%

Comparison of the Six Months Ended June 30, 2002 and 2003

Revenue

Our total revenue increased from $28.8 million for the six months ended June 30, 2002 to $43.7 million for the six months ended June 30, 2003, representing growth of 52%. Revenue from customers outside of the United States increased from $5.5 million for the six months ended June 30, 2002 to $14.2 million for the six months ended June 30, 2003, representing growth of 160%. Sales to HP accounted for 32% of our revenue for the six months ended June 30, 2002 and 27% of our revenue for the six months ended June 30, 2003. Sales to Ingram Micro accounted for 11% of our revenue for the six months ended June 30, 2002 and 5% of our revenue for the six months ended June 30, 2003. Sales to Dell accounted for 0% of our revenue for the six months ended June 30, 2002 and 9% of our revenue for the six months ended June 30, 2003.

Software.    Our software revenue increased from $15.7 million for the six months ended June 30, 2002 to $27.9 million for the six months ended June 30, 2003, representing growth of 77%. The increase was primarily due to the expansion of our product offerings and an increase in purchases of integrated suites of products as compared to lower priced purchases of individual product modules, and, to a lesser extent, expansion of our relationships and indirect sales channel and expansion of our direct sales force.

Historically, revenue generated from product sales in geographical locations for which we did not have sufficient historical return experience was not recognized until the return right lapsed. Effective January 1, 2003, we concluded that we have sufficient historical return experience for certain geographical locations where we had historically not recognized revenue until the 30-day return right lapsed. Accordingly, during the six months ended June 30, 2003, we have recognized revenue in these locations upon delivery to the end user customer and have provided an allowance for estimated returns. The net increase in license revenue from this change in accounting estimate was $0.9 million for the six months ended June 30, 2003.

Services.    Services revenue increased from $13.0 million for the six months ended June 30, 2002 to $15.8 million for the six months ended June 30, 2003, representing growth of 21%. The $2.8 million increase was primarily due to $4.1 million of new and renewed AUP associated with the increase in software license revenue offset by a $2.9 million decrease in revenue from the SMS user conference. The 2002 SMS user conference, which generated $3.9 million of revenue and included $0.3 million of barter revenue, was held during the second quarter of 2002. The 2003 SMS user conference, which generated $1.0 million of revenue that included $0.5 million of barter revenue for promotional and support services related to the conference, was held during the first quarter of 2003. In 2002, we hosted the conference and assumed all administrative and hoteling functions. In 2003, we co-sponsored the conference only, resulting in the decrease in SMS user conference revenue from 2002 to 2003.

Cost of revenue

Software.    Cost of software license revenue consists primarily of our amortization of acquired intellectual property, operations and order fulfillment personnel, royalties, duplication charges and packaging supplies. Our cost of software license revenue decreased from $1.9 million for the six months ended June 30, 2002 to $0.6 million for the six months ended June 30, 2003, representing a decrease of 65%. Cost of software revenue, excluding amortization, was $0.5 million for the six months ended June 30, 2002 and $0.4 million for the six months ended June 30, 2003 and amortization of acquired intellectual property was $1.4 million and $0.3 million, respectively. The decrease in amortization of acquired intellectual property is due to the Computing Edge acquired intellectual property being fully amortized during the first quarter of 2002. Excluding amortization of acquired intellectual property, cost of software revenue represented 3% of software revenue for the six months ended June 30, 2002 and 1% of software revenue for the six months ended June 30, 2003. Cost of revenue, excluding amortization of acquired intellectual property as a percentage of software revenue is expected to remain relatively consistent.

Services.    Cost of services revenue consists primarily of salaries and related costs for technical support personnel, engineers associated with consulting services, training personnel and the cost of the SMS user conference. Our cost of services revenue decreased from $4.4 million for the six months ended June 30, 2002 to $4.3 million for the six months ended June 30, 2003. The decrease was principally due to a decrease of $1.6 million in costs associated with the annual SMS user conference, offset by an increase of $1.5 million in professional service costs associated with the increase in related consulting and training revenue. Cost of services revenue represented 34% of services revenue for the six months ended June 30, 2002 and 27% of services revenue for the six months ended June 30, 2003. Cost of services revenue as a percentage of services revenue is expected to remain relatively consistent.

Operating expenses

Sales and marketing.    Sales and marketing expense consists primarily of salaries, sales commissions, bonuses, benefits and related costs of sales and marketing personnel, tradeshow and other marketing activities. Sales and marketing expense increased from $12.3 million for the six months ended June 30, 2002 to $17.9 million for the six months ended June 30, 2003. The increase primarily was due to increases in salaries and benefits, including commissions, from an increase in our worldwide sales and marketing personnel, including customer services and support, which increased from 171 employees at June 30, 2002 to 226 employees at  June 30, 2003. In addition, we had increased expenses related to travel and advertising and expansion of our sales infrastructure and the establishment of additional third-party channel partners. Sales and marketing expense represented 43% of revenue for the six months ended June 30, 2002 and 41% of revenue for the six months ended June 30, 2003. The decrease primarily was due to economies of scale resulting from increases in the number and size of sales transactions as well as the allocation of marketing expenses over a substantially larger revenue base. We plan to continue expanding our sales, marketing and support functions and increasing our relationships with key customers. We expect sales and marketing expenses to continue to increase in absolute dollars during 2003 as we expand our sales and marketing efforts.

Research and development.    Research and development expense consists primarily of salaries, bonuses, benefits and related costs of engineering, product strategy and quality assurance personnel. Research and development expense increased from $7.3 million for the six months ended June 30, 2002 to $11.3 million for the six months ended June 30, 2003. The increase was primarily due to increases in expenses associated with the hiring of additional engineering and technical writing personnel, which resulted in an increase from 135 employees at June 30, 2002 to 196 employees at June 30, 2003. Research and development expense represented 25% of revenue for both the six months ended June 30, 2002 and 2003. We expect that research and development expense will continue to increase in absolute dollars as we invest in additional software products in 2003.

General and administrative.    General and administrative expense consists of salaries, bonuses, benefits and related costs of finance and administrative personnel and outside service expense, including legal and accounting expenses. General and administrative expense increased from $3.2 million for the six months ended June 30, 2002 to $3.8 million for the six months ended June 30, 2003. The increase was primarily due to additional expenses related to increased staffing necessary to manage and support our growth. General and administrative personnel increased from 34 employees at June 30, 2002 to 51 employees at June 30, 2003. General and administrative expense represented 11% of revenue for the six months ended June 30, 2002 and 9% of revenue for the six months ended June 30, 2003. We expect that general and administrative expense will continue to increase to support our growth and due to costs associated with being a public company.

Stock-based compensation.    Stock-based compensation consists of expense recorded when an option’s exercise price is below the fair market value of the common stock on the measurement date. We recorded deferred stock-based compensation relating to stock option grants to employees of $1.0 million and $2.7 million during the years ended December 31, 2001 and December 31, 2002, respectively. No deferred stock-based compensation was recorded during the six months ended June 30, 2003. As of June 30, 2003, we had a remaining balance of $1.6 million of deferred compensation of which we expect to amortize approximately $0.4 million per quarter in 2003. We recognized stock-based compensation expense of $1.3 million for the six months ended June 30, 2002 and $0.7 million for the six months ended June 30, 2003.

Amortization of intangible assets.    Amortization of intangible assets relates to the intangible assets acquired in the Computing Edge and Previo acquisitions, excluding intellectual property. Amortization of intangible assets increased from $25,000 for the six months ended June 30, 2002 to $41,000 for the six months ended June 30, 2003. We expect amortization of intangible assets to be approximately $20,000 for each of the next three quarters.

Other income (expense), net.     During the six months ended June 30, 2003, we had net other income of $1.2 million, which consists primarily of interest income of $0.7 million and a gain from the termination of the Vision license agreement with Master Solution, Inc. offset by interest expense. The termination of the Vision license resulted in a gain of $0.7 million, consisting primarily of $0.4 million for the termination of the license agreement, $0.1 million for the license of the customer list, and $0.2 million for Master Solution’s assumption of obligations to current Vision customers under annual upgrade protection agreements for which we had deferred revenue. During the six months ended June 30, 2002, we had net other income of $0.5 million, which consists primarily of interest income and foreign currency translation gains offset by interest expense.

Provision for income taxes.    During the six months ended June 30, 2003, we recorded a provision for income taxes of $0.4 million for state income taxes where we do not have net operating loss carryforwards and for foreign jurisdictions in which we generated taxable income. During the six months ended June 30, 2002, we recorded a provision for income taxes of $0.2 million for state income taxes and foreign jurisdictions.

Dividends related to convertible preferred stock.    During the six months ended June 30, 2002, we recorded a deemed preferred stock dividend of $13.2 million representing the beneficial conversion feature related to the issuance of 2,933,333 shares of Series B preferred stock. The amount of the beneficial conversion feature was established at the date of issuance based on the difference between the sales or conversion price of $7.50 per share and the estimated fair value of common shares on the date of issuance of $12.00 per share.

In connection with the issuance of 258,064 shares of Series C non-voting preferred stock, we recorded an additional deemed preferred stock dividend of $0.6 million in the six months ended June 30, 2002 representing the beneficial conversion feature. The amount of the dividend was based on the difference between the sales price of $7.75 per share and the estimated fair value of common shares on the date of issuance of $10.00 per share.

Comparison of Years Ended December 31, 2001 and 2002

Revenue

Our total revenue increased from $34.5 million for the year ended December 31, 2001 to $62.9 million for the year ended December 31, 2002, representing growth of 83%. Revenue from customers outside of the United States increased from $5.4 million for the year ended December 31, 2001 to $12.8 million for the year ended December 31, 2002, representing growth of 137%. Sales to HP accounted for 24% of our revenue for the year ended December 31, 2001 and 30% of our revenue for the year ended December 31, 2002. Sales to Ingram Micro accounted for 9% of our revenue for the year ended December 31, 2001 and 10% of our revenue for the year ended December 31, 2002.

Software.    Our software revenue increased from $20.6 million for the year ended December 31, 2001 to $38.1 million for the year ended December 31, 2002, representing growth of 85%. The increase was primarily due to the expansion of our product offerings and an increase in purchases of integrated suites of products as compared to lower priced purchases of individual product modules, and, to a lesser extent, expansion of our relationships and indirect sales channel and expansion of our direct sales force.

Services.    Services revenue increased from $13.8 million for the year ended December 31, 2001 to $24.8 million for the year ended December 31, 2002, representing growth of 79%. The $11.0 million increase was primarily due to $4.1 million of new and renewed AUP associated with the increase in software license revenue, a $4.9 million increase in consulting and training revenue and a $2.0 million increase in revenue from the SMS user conference.

Cost of revenue

Software.    Our cost of software license revenue decreased from $5.9 million for the year ended December 31, 2001 to $2.7 million for the year ended December 31, 2002, representing a decrease of 54%. This change was due to a decrease in amortization of acquired intellectual property from $3.2 million in 2001 to $1.8 million in 2002 and the write-down of acquired intellectual property of $1.7 million in 2001. The decrease in amortization of acquired intellectual property is primarily due to the acquired Computing Edge intellectual property being fully amortized during the first quarter of 2002. Excluding amortization of acquired intellectual property and the write-down of acquired intellectual property, cost of software revenue represented 5% of software revenue for the year ended December 31, 2001 and 2% of software revenue for the year ended December 31, 2002.

Services.    Our cost of services revenue increased from $3.6 million for the year ended December 31, 2001 to $6.9 million for the year ended December 31, 2002, an increase of 92%. The increase was primarily due to a $1.2 million increase in the costs associated with the 2002 SMS user conference as compared to the 2001 SMS user conference and an increase of $2.0 million in professional service costs associated with the increase in related consulting and training revenue. Cost of services revenue represented 26% of services revenue for the year ended December 31, 2001 and 28% of services revenue for the year ended December 31, 2002.

Operating expenses

Sales and marketing.    Sales and marketing expense increased from $17.7 million for the year ended December 31, 2001 to $28.2 million for the year ended December 31, 2002, an increase of 59%. The increase was primarily due to increases in salaries and benefits, including commissions, from an increase in our worldwide sales and marketing personnel, including customer services and support, which increased from 106 employees at December 31, 2001 to 160 employees at December 31, 2002. In addition, we had increased expenses related to travel and advertising and expansion of our sales infrastructure and the establishment of additional third-party channel partners. Sales and marketing expense represented 52% of revenue for the year ended December 31, 2001 and 45% of revenue for the year ended December 31, 2002. The decrease primarily was due to economies of scale resulting from increases in the number and size of sales transactions as well as the allocation of marketing expenses over a substantially larger revenue base.

Research and development.    Research and development expense increased from $9.7 million for the year ended December 31, 2001 to $16.3 million for the year ended December 31, 2002, an increase of 68%. The increase was primarily due to additional expenses resulting from the acquisition of certain assets of Previo and from expenses associated with the hiring of additional personnel, which together with research and development personnel added as a result of the acquisition, resulted in an increase from 123 employees at December 31, 2001 to 176 employees at December 31, 2002. Research and development expense represented 28% of revenue for the year ended December 31, 2001 and 26% of revenue for the year ended December 31, 2002.

General and administrative.    General and administrative expense increased from $4.8 million for the year ended December 31, 2001 to $6.8 million for the year ended December 31, 2002, an increase of 42%. The increase was primarily due to additional expenses related to increased staffing necessary to manage and support our growth and costs associated with being a public company. General and administrative personnel increased from 32 employees at December 31, 2001 to 41 employees at December 31, 2002. General and administrative expense represented 14% of revenue for the year ended December 31, 2001 and 11% of revenue for the year ended December 31, 2002.

Stock-based compensation.    We recorded deferred stock-based compensation relating to stock option grants to employees of $3.9 million in 2000, $1.0 million in 2001 and $2.7 million in 2002. We recognized stock-based compensation expense of $1.1 million for the year ended December 31, 2001 and $2.6 million for the year ended December 31, 2002.

Amortization of intangible assets.    Amortization of intangible assets decreased from $0.4 million for the year ended December 31, 2001 to $46,000 for the year ended December 31, 2002. The decrease was primarily due to a write-down of intangible assets during 2001.

Other income (expense), net.    We had other expense of $0.6 million for the year ended December 31, 2001 which consists primarily of interest expense. We had other income of $1.2 million for the year ended December 31, 2002 which consists primarily of interest income and foreign currency transaction gains offset by interest expense.

Income taxes.    The provision for income taxes was $0.1 million in 2001 and $0.6 million in 2002. As of December 31, 2002, we had $12.7 million of net operating loss carryforwards for United States federal income tax purposes.

Dividends related to convertible preferred stock.    During the year ended December 31, 2002, we recorded a deemed preferred stock dividend of $13.2 million representing the beneficial conversion feature related to the issuance of 2,933,333 shares of Series B preferred stock. The amount of the beneficial conversion feature was established at the date of issuance based on the difference between the sales or conversion price of $7.50 per share and the estimated fair value of common shares on the date of issuance of $12.00 per share.

In connection with the issuance of 258,064 shares of Series C non-voting preferred stock, we recorded an additional deemed preferred stock dividend of $0.6 million during the year ended December 31, 2002, representing the beneficial conversion feature. The amount of the dividend was based on the difference between the sales price of $7.75 per share and the estimated fair value of common shares on the date of issuance of $10.00 per share.

Comparison of Years Ended December 31, 2000 and 2001

Revenue

Our total revenue increased from $10.0 million in 2000 to $34.5 million in 2001, representing growth of 243%. Revenue from customers outside of the United States increased from $1.4 million in 2000 to $5.4 million in 2001, representing growth of 281%. Sales to Compaq accounted for 19% of our revenue in 2000 and 24% of our revenue in 2001. Sales to Ingram Micro accounted for 22% of our revenue in 2000 and 9% of our revenue in 2001.

Software.    Our software revenue increased from $6.7 million in 2000 to $20.6 million in 2001, representing growth of 210%. The increase consisted of $5.2 million related to price increases and changes in the mix of products from licenses of separate modules to integrated suites, $2.7 million from increases in the number of software licenses sold, as well as a $6.0 million impact from our recent acquisitions. Computing Edge’s operations were only included in 2000 for one quarter, but were included for the entire year in 2001. We also acquired Tekworks and the Carbon Copy products in the first quarter of 2001.

Services.    Services revenue increased from $3.4 million in 2000 to $13.8 million in 2001, representing growth of 309%. The increase primarily was due to $5.9 million of new and renewed AUP associated with the increase in software licenses, $1.9 million from the annual SMS user training conference, which was acquired in connection with the Computing Edge acquisition and a $2.6 million increase in consulting and training revenue.

Cost of revenue

Software.    Cost of software license revenue increased from $0.9 million in 2000 to $5.9 million in 2001. The increase primarily was due to a write-down of acquired intellectual property of $1.7 million in 2001 and recognizing amortization of the Computing Edge intellectual property for only the fourth quarter in 2000 as compared to a full year in 2001. In addition, the Tekworks and Carbon Copy intellectual property were acquired in the first quarter of 2001. Cost of software revenue represented 14% of software revenue in 2000 and 29% of software revenue in 2001. The increase in cost of software revenue as a percentage of software revenue was due primarily to the write-down and the increase in amortization of intellectual property.

Services.    Cost of services revenue increased from $0.9 million in 2000 to $3.6 million in 2001. The increase was attributable to a $1.3 million increase in professional services costs related to the growth in our installed customer base and $1.4 million of costs for the SMS user training conference, which was included for the first time in 2001. Cost of services revenue represented 26% of services revenue in 2000 and 27% of services revenue in 2001.

Operating expenses

Sales and marketing.    Sales and marketing expense increased from $7.9 million in 2000 to $17.7 million in 2001. The increase primarily was due to $2.2 million of commissions related to increased sales, an increase of $6.2 million of additional salaries and benefits, including commissions, from an increase in our sales and marketing personnel, which increased from 67 employees at the end of 2000 to 106 employees at the end of 2001. In addition, $2.7 million of expenses related to increased travel, advertising and expanding our sales infrastructure and the number of third-party channel partners were incurred. Sales and marketing expense represented 78% of revenue in 2000 and 52% of revenue in 2001. The decline primarily was due to economies of scale resulting from increases in the number and size of sales transactions, including follow-on sales to existing customers, as well as the allocation of marketing expenses over a substantially larger revenue base.

Research and development.    Research and development expense increased from $3.2 million in 2000 to $9.7 million in 2001. The increase was primarily due to $4.9 million of additional expenses related to the Computing Edge acquisition being included for an entire year in 2001 versus being included for three months in 2000 and from the Tekworks and Carbon Copy transactions in the first quarter of 2001. The increase also resulted from $1.7 million of expenses associated with the hiring of additional engineering and technical writing personnel, which together with the acquisitions resulted in an increase from 55 employees at the end of 2000 to 123 employees at the end of 2001. Research and development expense represented 32% of revenue in 2000 and 28% of revenue in 2001. The decrease primarily was due to the growth in total revenue.

General and administrative.    General and administrative expense increased from $1.5 million in 2000 to $4.8 million in 2001. The increase was primarily due to $1.4 million of additional expenses related to increased staffing necessary to manage and support our growth and $1.6 million increase in legal accounting and professional services. General and administrative personnel increased from 17 employees at the end of 2000 to 32 employees at the end of 2001. Additionally, during 2001, as a result of our increased revenues and accounts receivable, we recorded a provision for doubtful accounts and other allowances of $0.7 million as compared to $0.2 million in 2000. General and administrative expense represented 15% of revenue in 2000 and 14% of revenue in 2001. The decrease primarily was due to the growth in total revenue.

Stock-based compensation.    Stock-based compensation expense decreased from $1.6 million in 2000 to $1.1 million in 2001. The decrease was primarily due to lower compensation being recorded in connection with option grants in 2001 as compared to 2000.

Amortization of intangible assets.    Amortization of intangible assets increased from $0.1 million in 2000 to $0.4 million in 2001. The increase was due to recognizing amortization of the Computing Edge intangible assets for the fourth quarter only in 2000 and having a full year of amortization in 2001.

Write-down of intangible assets.    During 2001, we determined that certain of our intangible assets were impaired as a result of a competitor’s product release and other changes in our operations. Accordingly, $2.5 million of intangible assets were written off, of which $1.7 million was included as cost of software revenue.

Other expense, net.    Other expense, net consists primarily of interest expense. Interest expense increased from $0.4 million in 2000 to $0.6 million in 2001. The increase resulted from an increase in our borrowings during 2001.

Income taxes.    We incurred net operating losses in 2000 and 2001, and consequently paid insignificant amounts for federal, state or foreign income taxes. As of December 31, 2001, we had $8.5 million of net operating loss carryforwards for United States federal income tax purposes.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly results of operations data for the 10 quarters ended June 30, 2003, as well as such data expressed as a percentage of our total revenue for the periods presented. The information in the table below should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this information on the same basis as the consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results from the results of operations for any particular quarter.

	Three Months Ended
	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003
	(in thousands, except per share amounts)
	(unaudited)
Statements of Operations Data:
Revenue:
Software	$2,628	$5,611	$5,368	$7,025	$7,281	$8,453	$10,452	$11,909	$12,811	$15,051
Service	3,816	2,860	3,535	3,608	4,281	8,751	5,522	6,227	8,033	7,765

Total revenue	6,444	8,471	8,903	10,633	11,562	17,204	15,974	18,136	20,844	22,816

Cost of revenue:
Software(1)	451	1,232	2,917	1,297	1,265	609	508	307	347	300
Service	1,770	481	714	679	812	3,608	1,151	1,309	2,491	1,807

Total cost of revenue	2,221	1,713	3,631	1,976	2,077	4,217	1,659	1,616	2,838	2,107

Gross profit	4,223	6,758	5,272	8,657	9,485	12,987	14,315	16,520	18,006	20,709

Operating expenses:
Sales and marketing	3,908	4,224	4,142	5,408	5,548	6,720	7,651	8,268	8,212	9,648
Research and development	1,500	2,584	2,905	2,744	3,511	3,746	4,353	4,687	5,374	5,909
General and administrative	962	938	1,063	1,823	1,436	1,764	1,833	1,732	1,802	2,032
Stock-based compensation(2)	230	237	315	322	537	763	665	659	332	332
Amortization of intangible assets	108	108	109	25	25	—	—	21	23	18
Write-down of intangible assets	—	—	788	—	—	—	—	—	—	—

Total operating expenses	6,708	8,091	9,322	10,322	11,057	12,993	14,502	15,367	15,743	17,939

Income (loss) from operations	(2,485)	(1,333)	(4,050)	(1,665)	(1,572)	(6)	(187)	1,153	2,263	2,770
Other income (expense), net	(86)	(194)	(137)	(199)	(252)	725	167	512	358	855
Provision for income taxes	—	—	(12)	(50)	—	(243)	(339)	(44)	(137)	(327)

Net income (loss)	$(2,571)	$(1,527)	$(4,199)	$(1,914)	$(1,824)	$476	$(359)	$1,621	$2,484	$3,298
Dividend related to preferred shares	$—	$—	$—	$—	$(13,200)	$(581)	$—	$—	$—	$—

Net income (loss) attributable to common stockholders	$(2,571)	$(1,527)	$(4,199)	$(1,914)	$(15,024)	$(105)	$(359)	$1,621	$2,484	$3,298

Basic net income (loss) per common share	$(0.30)	$(0.17)	$(0.46)	$(0.21)	$(1.63)	$(0.01)	$(0.02)	$0.08	$0.12	$0.16

Diluted net income (loss) per common share	$(0.30)	$(0.17)	$(0.46)	$(0.21)	$(1.63)	$(0.01)	$(0.02)	$0.07	$0.11	$0.15

Basic weighted average common shares outstanding	8,682	9,084	9,093	9,095	9,211	13,117	19,685	19,955	20,491	21,129

Diluted weighted average common shares outstanding	8,682	9,084	9,093	9,095	9,211	13,117	19,685	21,748	22,182	22,546

(1) Amortization of acquired intellectual property included in cost of software revenue	$248	$912	$912	$1,113	$1,113	$286	$245	$148	$148	$148
Write-down of acquired intellectual property included in cost of software revenue	$—	$—	$1,677	$—	$—	$—	$—	$—	$—	$—
(2) Stock-based compensation is allocable to the following operating expenses:
Sales and marketing	$128	$132	$176	$182	$300	$427	$370	$376	$193	$185
Research and development	$23	$24	$31	$34	$53	$76	$67	$68	$35	$33
General and administrative	$79	$81	$108	$106	$184	$260	$228	$214	$104	$114

	Three Months Ended
	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003
	(unaudited)
Statement of Operations Data as a Percentage of Total Revenue:
Revenue:
Software	41%	66%	60%	66%	63%	49%	65%	66%	61%	66%
Service	59	34	40	34	37	51	35	34	39	34

Total revenue	100	100	100	100	100	100	100	100	100	100

Cost of revenue:
Software	7	15	33	12	11	4	3	2	2	1
Service	27	5	8	7	7	21	7	7	12	8

Total cost of revenue	34	20	41	19	18	25	10	9	14	9

Gross profit	66	80	59	81	82	75	90	91	86	91

Operating expenses:
Sales and marketing	61	50	46	51	49	39	48	46	39	42
Research and development	23	31	33	26	30	22	27	26	26	26
General and administrative	15	11	12	17	12	10	12	9	9	9
Stock-based compensation	4	3	4	3	5	4	4	4	1	1
Amortization of intangible assets	2	1	1	—	—	—	—	—	—	1
Write-down of intangible assets	—	—	9	—	—	—	—	—	—	—

Total operating expenses	105	96	105	97	96	75	91	85	75	79

Income (loss) from operations	(39)	(16)	(46)	(16)	(14)	—	(1)	6	11	12
Other income (expense), net	(1)	(2)	(1)	(2)	(2)	4	1	3	2	3
Provision for income taxes	—	—	—	—	—	(1)	(2)	—	(1)	(1)

Net income (loss)	(40)%	(18)%	(47)%	(18)%	(16)%	3%	(2)%	9%	12%	14%

        Our total revenue has increased sequentially in each of our last 10 quarters. Our software revenue has increased in each of the last 10 quarters except for the third quarter of 2001. The decrease in the third quarter of 2001 resulted from larger deferrals related to AUP and other services in connection with two large enterprise sales. Our service revenue increased more in the June 2002 quarter than other quarters due to the fees generated from the annual SMS user training conference. This conference generated revenue of $3.9 million in the quarter and a corresponding increase in cost of services of $2.5 million. The continued growth of services revenue is principally due to increasing AUP revenue and technical service contracts from our increasing base of installed software customers. During the third quarter of 2001, we recorded a write-down of acquired intellectual property of $1.7 million.

        Sales and marketing expense has increased in each quarter during the 10 quarters in the period ended June 30, 2003, except for the third quarter of 2001 and the first quarter of 2003. The increases reflect the hiring of additional sales and marketing personnel in connection with the building of our direct, reseller and OEM channels, and higher commissions associated with increased sales. The decrease in the third quarter of 2001 and the first quarter of 2003 resulted from a decrease in travel expenses and commissions.

        Research and development expense increased each quarter during the 10 quarters in the period ended June 30, 2003, except for the fourth quarter of 2001. The increases reflect the hiring of additional engineering and technical writing personnel for new product development. The slight decrease in the fourth quarter of 2001 resulted from lower federal payroll tax expenses for research and development.

General and administrative expense generally increased during the 10 quarters in the period ended June 30, 2003 as we increased staffing necessary to manage and support our growth. The quarter to quarter fluctuations are due in part to the timing and use of outside legal and accounting services.

Beginning with the acquisition of substantially all of the assets of Computing Edge in the fourth quarter of 2000, we have recorded amortization of the acquired intangible assets. Amortization of the acquired intellectual property has been classified as a cost of software revenue. During the third quarter of 2001, we recorded a write-down of intangibles of $2.5 million as a result of competitor product releases and other changes in our operations during the quarter, of which $1.7 million was included in cost of software revenue.

Liquidity and Capital Resources

Since inception, we have funded the Company primarily through borrowings and equity investments. In May 2000, Canopy converted $9.0 million of debt into shares of preferred stock. In May 2000, we also sold shares of preferred stock for $0.5 million. In February 2002, we sold 2,933,333 shares of our Series B preferred stock through a private offering for net proceeds of $21.2 million and we issued 272,728 shares of our common stock to Canopy upon the exercise of an outstanding warrant resulting in proceeds of $1.5 million. In May 2002, we completed a private placement of 258,064 shares of our Series C non-voting preferred stock for net proceeds of $1.8 million. Also in May 2002, we completed the initial public offering of our common stock and realized net proceeds from the offering of $43.8 million. Upon the closing of our initial public offering, our Series A preferred stock and Series B preferred stock was converted into common stock and the Series C non-voting preferred stock was converted into Class B non-voting common stock. The Class B non-voting common stock automatically converted into voting common stock in May 2003.

Our operating activities used $3.4 million of cash during the year ended December 31, 2000, and provided $1.8 million, $9.3 million and $0.4 million of cash during the years ended December 31, 2001 and 2002, and during the six months ended June 30, 2003, respectively. Cash provided by operating activities in the first six months of 2003 consisted primarily of the net income of $5.8 million, adjusted for $1.3 million of depreciation and amortization, $0.6 million of stock-based compensation and a $0.6 million provision for doubtful accounts and other allowances. Changes in operating assets and liabilities used $7.9 million of cash during the first six months of 2003 consisting primarily of a $10.5 million increase in accounts receivable.

Cash provided by operating activities in 2002 consisted of the net loss of $86,000, adjusted for $3.2 million of depreciation and amortization, $2.6 million of stock-based compensation, and a $1.5 million provision for doubtful accounts and other allowances. Changes in operating assets and liabilities provided $1.8 million of cash during 2002 consisting primarily of a $5.6 million increase in deferred revenue and a $2.7 million increase in accrued expenses, offset by a $5.6 million increase in accounts receivable and a $1.0 million increase in prepaids and other current assets.

Cash provided by operating activities in 2001 consisted of the net loss of $10.2 million, adjusted for $4.3 million of depreciation and amortization, a $2.5 million write-down of intangible assets, $1.1 million of stock-based compensation, and a $0.7 million provision for doubtful accounts and other allowances. Changes in operating assets and liabilities provided $3.2 million of cash during 2001 consisting primarily of a $3.8 million increase in deferred revenue, a $3.1 million increase in accrued expenses and a $0.8 million increase in accounts payable, offset by a $4.4 million increase in accounts receivable.

Accounts receivable increased from $7.3 million as of December 31, 2001 to $11.9 million as of December 31, 2002 and increased to $22.3 million as of June 30, 2003. Accounts receivable increased at a lower rate than revenues as of December 31, 2002 due to efforts to accelerate cash collections. Accounts receivable increased at a higher rate than revenue as of June 30, 2003 primarily due to large sales during the last month of the period, with payment not then due. Deferred revenue increased from $8.4 million as of December 31, 2001 to $14.0 million as of December 31, 2002 and to $18.3 million as of June 30, 2003.

Investing activities used $2.1 million and $27.9 million during the years ended December 31, 2001 and 2002, and provided $1.4 million during the six months ended June 30, 2003. Cash provided by investing activities was primarily from net disposition of marketable securities offset by purchases of property and equipment during the six months ending June 30, 2003. Cash used in investing activities was primarily for purchases of property and equipment, for asset acquisitions, and net purchases of marketable securities during the years ended December 31, 2001 and 2002.

Financing activities provided $0.7 million, $64.7 million, and $1.5 million of cash during the years ended December 31, 2001 and 2002, and during the six months ended June 30, 2003. The cash provided by financing activities during the six months ended June 30, 2003 consisted primarily of $2.1 million of cash from the issuance of common shares of stock upon the exercise of stock options offset by $0.6 million of payments on notes payable and capital lease obligations. In 2002, we received $69.0 million of cash from the issuance of common and preferred shares of stock, net of issuance costs and used $4.3 million of cash to repay borrowings and capital lease obligations. In 2001, we received $1.4 million of borrowings from Canopy and under a financing agreement, offset by $0.6 million of payments on notes payable and capital lease obligations.

As of June 30, 2003, we had stockholders’ equity of $74.7 million and working capital of $75.6 million. Included in working capital is deferred revenue of $14.2 million, which will not require dollar for dollar of cash to settle but will be recognized as revenue in the future. We believe that our current working capital, together with cash anticipated to be provided by operations, will be sufficient to satisfy our anticipated operating cash requirements and capital expenditures for the next 12 months.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of June 30, 2003 (in thousands):

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	After 3 years
Capital lease obligations	$1,782	$1,010	$772	$—
Operating leases	5,611	1,708	3,826	77

Total contractual obligations	$7,393	$2,718	$4,598	$77

As of June 30, 2003, we did not have any other commercial commitments, such as letters of credit, guarantees or repurchase obligations.

Related Party Transactions

The Canopy Group, Inc.

Our operations through 2001 were primarily funded through borrowings and equity investments from Canopy. In May 2000, Canopy converted $9.0 million of debt and accrued interest into 2.0 million shares of our preferred stock. We had a $5.0 million line of credit arrangement with Canopy under which we had borrowed $3.1 million as of December 31, 2001 that was repaid in full and cancelled in February 2002. Borrowings under the arrangement carried interest at the prime rate as published by The Wall Street Journal. In connection with the $5.0 million line of credit arrangement, we issued warrants to purchase 272,728 shares of common stock at $5.50 per share. This warrant was exercised in February 2002 for proceeds of $1.5 million. Canopy has also guaranteed $1.3 million of our capital lease obligations.

We participated in a 401(k) retirement plan (the “401(k) Plan”) administered by Canopy, which covered all salaried and hourly employees who met certain requirements. We contributed $145,000 in 2000 and $342,000 in

2001 to the 401(k) Plan. In February 2002, we no longer qualified under ERISA guidelines to participate in the 401(k) Plan and have established a comparable 401(k) plan for our employees. In addition, we obtained our insurance coverage through Canopy. The premiums amounted to $17,000, $93,000 and $17,000 for the years ending December 31, 2000, 2001 and 2002, respectively. The premiums amounted to $87,000 for the six months ended June 30, 2003.

We also lease office space, furniture and equipment from Canopy at our headquarters location in Lindon, Utah. We have a five-year lease beginning January 1, 2002 and expiring on December 31, 2006, with monthly payments of $110,000. We believe the terms of these arrangements are at least as favorable as the terms we could obtain from unaffiliated third parties in similar arrangements based on our knowledge of market terms for leases of comparable facilities in our geographic area. Prior to this lease arrangement, we leased office facilities from Canopy on a month-to-month basis under which we paid $0.7 million in 2001.

CEW Utah.    In 2002, we paid approximately $20,000 to CEW Utah, or CEW, a Utah corporation and software reseller owned solely by Dwain Kinghorn, our Chief Technology Officer, for purchases of third-party software. We believe the terms of this arrangement with CEW are at least as favorable as the terms we could obtain from unaffiliated third-party resellers under similar circumstances. In addition, in 2002, we paid CEW approximately $80,000 for sales of our software products to third-party customers. The pricing and other terms offered to CEW to resell our products are no more favorable than the terms we offer to unaffiliated resellers under similar circumstances. For the six month period ending June 30, 2003, we paid CEW approximately $1,000 for purchases of third-party software and $10,000 for sales of our products to third-party customers.

Recently Issued Accounting Pronouncements

In August 2001, the FASB issued SFAS, No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation must be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material impact on our financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on our financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation— Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to our consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation is not expected to have a material effect on our financial statements since we do not have investments in variable interest entities.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability or asset, as appropriate. This Statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 is not expected to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. Our exposure to market risk for changes in interest rates relates primarily to our short-term obligations. Thus, fluctuations in interest rates would not have a material impact on the fair value of these securities.

Our business is principally transacted in United States Dollars. During the year ended December 31, 2002, approximately 16% of the U.S. dollar value of our invoices and during the six months ended June 30, 2003, approximately 28% of the U.S. dollar value of our invoices were denominated in currencies other than the United States Dollar.

Accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to local currency denominated revenue and operating expenses in Australia, Germany, the Netherlands and the United Kingdom. We believe that a natural hedge exists in local currencies, as local currency denominated revenue will substantially offset the local currency denominated operating expenses. We will continue to assess our need to hedge currency exposures on an ongoing basis. However, as of June 30, 2003, we had no hedging contracts outstanding.

At June 30, 2003, we had $74.0 million in cash, cash equivalents and available-for-sale securities. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our results of operations, or the fair market value or cash flows of these instruments.

BUSINESS

Overview

Altiris is a leading provider of software products and services that enable organizations to manage IT assets throughout their lifecycles. Our comprehensive client management, server provisioning and asset management suites are designed to address the challenges that IT professionals face in deploying, migrating, backing up and restoring software settings on multiple hardware devices; provisioning and managing servers; tracking performance and diagnostic metrics for hardware and software; taking inventory of existing IT assets; and facilitating problem resolution for hardware or software failures. We have designed our software for use by organizations of all sizes to manage the efficiency and ensure the reliability and availability of complex and distributed IT environments. We believe that the comprehensive functionality of our products, combined with their ease of use, allows an organization to lower its total cost of IT ownership. Our products are used by businesses in a wide variety of industries and computing environments. During the first six months of 2003, customers that purchased licenses for our software products included Deutsche Bahn AG, Interbrew N.B., GlaxoSmithKline Services Unlimited, HP, Northrop Grumman Corp., Procter & Gamble Company and Rabobank Group.

Industry Background

Businesses increasingly rely on IT to gain a competitive advantage in a constantly changing global business environment. In particular, businesses are leveraging IT to reduce costs, enhance overall productivity and improve customer satisfaction by enabling customers, business partners and employees to receive a broad range of information and services in a timely manner. As a result, efficiently managing IT assets is mission-critical to an organization’s success.

The elevated role of IT, combined with rapid advances in underlying technologies, has resulted in a complex IT environment. The complexity is driven in part by the proliferation of distributed computing systems, lack of adopted standards and the heterogeneity of hardware, software assets and operating environments, including Windows, UNIX, Linux, Macintosh and Palm. A business’s IT infrastructure now is required to integrate multiple layers of networks, operating systems, databases, applications, servers and computing devices and accommodate the increase in remote access over the Internet and extranets.

The mission-critical nature of IT infrastructure, combined with the increase in technological and operational complexity, has made IT assets more difficult and costly to manage. IT professionals are required to service and support a growing number of on-site and remote users with increasingly unique requirements while maintaining knowledge of advances in hardware, software, systems and network technologies. Further, the ongoing need to continuously configure, upgrade, migrate, provision and manage IT assets, and the failure to maintain service levels and infrastructure uptime, can be costly. Indirect costs stemming from downtime, underutilization of IT assets and reduced productivity can be even more costly. In addition, the current economic downturn and related IT budget constraints have forced businesses to prioritize spending, resulting in the selection of fewer technology vendors, the deployment of technology initiatives only with compelling return on investment and the use of fewer qualified professionals to manage IT assets.

In order to align IT resources with these broader competitive objectives and cost constraints, businesses are investing in management software to improve the reliability and availability of IT assets through all phases of an asset’s useful life and reduce the large competitive and financial costs of poorly managed IT. This lifecycle management approach focuses on integrating functionality to track and manage IT assets from initial deployment through retirement, including maintenance and upgrade cycles, as well as the capability to continuously diagnose and resolve user problems.

Businesses are confronted with the challenge of managing their IT infrastructure using disparate systems management software products from a variety of vendors. The resulting IT environments have created a number of unique implementation and systems management challenges, largely unaddressed by other vendors’ offerings:

Lack of product integration.    Many products are designed to address a single or limited set of IT management issues. These point products typically do not integrate easily with existing IT investments or management systems and have difficulty scaling to support infrastructure complexity, the heterogeneity of different operating environments and an increasingly diverse set of user needs.

Complexity of product and difficulty of deployment.    Many products designed to manage IT infrastructure require the adoption of inflexible, complex and often proprietary systems management software. These products are costly, time-consuming to install, difficult to scale or duplicate and do not adequately address the breadth and depth of IT infrastructure management needs. In addition, many products do not address the most immediate and demanding needs of enterprises, such as deploying and migrating software configurations and settings.

Limited ability to address new technologies.    The rapid advancement of hardware and software technologies and the increasing diversity of IT assets have outpaced the ability of many organizations to incorporate easily new technologies into their IT environments. Legacy solutions often are incapable of being extended to address the deployment, management and tracking of new IT assets, while newer products that enable the management of current technologies often do not leverage an enterprise’s existing IT management solutions. These challenges have made it difficult for support personnel to cost-effectively deploy new technologies and manage their impact on the overall IT infrastructure.

We believe that a significant opportunity exists for a comprehensive, integrated and cost-effective IT solution that addresses the business need to manage and ensure the reliability and availability of complex IT environments. Such a solution must easily integrate with existing IT investments, track and maintain IT asset productivity and enable problem identification and resolution throughout an asset’s lifecycle. This solution must also be able to accommodate rapidly changing IT infrastructures and technologies.

The Altiris Solution

Our software products and related services provide a comprehensive solution for managing the complete IT lifecycle. Our solution manages IT assets including desktop PCs, portables, handhelds, software licenses and servers throughout their lifecycle from procurement to staging, production and retirement. Key features of our solution include:

Comprehensive functionality.    Our client management, server provisioning and asset management suites consist of 18 modules that provide comprehensive functionality for managing the critical aspects of the IT lifecycle. These modules enable IT professionals to deploy, migrate, patch and restore software on servers, desktop and notebook computers, and mobile devices. Using our suites or modules, IT professionals can also track performance and diagnostic metrics of hardware and software and determine what IT assets reside in the enterprise. Finally, our suites or modules facilitate end user problem resolution by providing IT professionals with remote access capabilities and allowing them to correct software configuration problems.

Lower total cost of IT ownership.    Our solution automates the manual processes associated with initial deployment, system migration, ongoing maintenance, asset management, problem resolution, and migration of software. Our customers can access these capabilities from any Web-browser on a broad range of devices, including desktops, laptops and personal digital assistants, or PDAs. Using our products, customers can increase the productivity of their skilled IT professionals and reduce overall IT costs. In addition, by improving utilization of purchased technology and reducing IT infrastructure downtime, our solution enables our customers to leverage their existing IT assets. As a result, customers can realize a rapid return on their investment in our products and an improved return on their other IT investments.

Integrated, scalable, Web-based infrastructure.    Our multi-tier, Web-based architecture scales to meet the needs of organizations of all sizes, from small businesses to large enterprises. Our modules can be deployed individually on an as-needed basis or as integrated suites to meet our customers’ changing IT requirements. By using a common database, our software allows cross product reports and data analysis and provides a foundation for integration and presentation consistency. Our solution requires minimal maintenance and is designed to reduce the cost of managing distributed computing environments.

Ease of installation and use.    Our products are designed to install quickly and easily into our customers’ existing IT environments without business disruption. This characteristic enables our customers to minimize their upfront implementation and training costs and quickly realize the benefits of our products. Further, our products are easy to use because they are based upon widely accepted technologies and employ a consistent, Web-based interface. Our products can be used remotely to maximize flexibility and minimize end user downtime. The combination of ease of installation and use allows our customers to focus on maximizing their return on IT asset investments rather than on implementation and training. In complex environments, we also offer a variety of services for those customers who wish to have assistance in installation and training for our products.

Built upon Microsoft technology and open standards.    Our solution utilizes and builds upon leading Microsoft technology and standards, protocols and application programming interfaces. This enables us to provide compatible products with, and extend the functionality of, Microsoft Windows, the most widely used desktop platform. In addition, our products incorporate open Web-based standards, such as HTTP, XML and FTP, simplifying the customization and implementation of our solution across Windows, UNIX, Linux, Macintosh and Palm operating environments.

Strategy

Our objective is to be the leading provider of software and related services for managing the complete IT lifecycle. Our strategy includes the following key elements:

Extend our technology leadership.    We intend to leverage our internal development efforts, customer deployments, strategic relationships and acquisitions to extend our technology leadership. In addition, we plan to continue to develop products that utilize current and emerging communications protocols and support a diverse range of computing platforms, including current and future releases of Windows, UNIX, Linux, Java and Microsoft .NET. Our integrated, scalable and Web-based architecture enables us to meet our customers’ changing IT requirements by offering individual modules or integrated suites. We intend to continue to offer leading IT lifecycle management products to support hardware that becomes important to our customers.

Extend our leadership on Windows to other operating environments.    Early in our development, we targeted the Windows market because it represented the largest opportunity for our early products. We intend to maintain our position in the dominant Windows market as corporations continue to migrate to Windows XP and other Microsoft-based environments. The underlying architecture of our products facilitates its porting to other operating environments. We have extended our deployment and management solutions from Windows to UNIX and Linux servers as well as other devices. Our flexible, Web-based infrastructure is designed to support the implementation of our product suites and modules in a wide range of computing environments.

Expand our strategic relationships with industry leaders.    We plan to extend, enhance and develop relationships with leading technology companies, including desktop, server and handheld computer manufacturers as well as systems integrators, VARs and distributors. We currently have formalized strategic relationships with HP and Dell and an informal strategic relationship with Microsoft. We believe that these types of relationships will allow us to package and distribute our software products to our partners’ customers, increase sales of our products through joint selling and marketing arrangements and increase our insight into future industry needs. We plan to increase the number of relationships we have with VARs, OEMs, systems integrators, distributors and industry leading technology companies to further our sales and marketing efforts.

Pursue strategic acquisitions.    We have acquired and integrated core technologies from HP, Computing Edge, Tekworks and Previo. We intend to opportunistically acquire businesses and technologies that will expand and add functionality to our product offerings, augment our distribution channels, expand our market opportunity or broaden our customer base.

Expand our worldwide presence.    We believe that international markets present a substantial growth opportunity for us as the worldwide market for IT lifecycle management products continues to grow. We are currently selling our products in Europe, Australia, Asia, South America and Africa and plan to expand our sales, marketing and support functions in those areas by expanding our direct sales force, improving our customer service capabilities and developing relationships with international resellers, distributors and OEMs.

Further enhance customer satisfaction.    We are committed to providing world-class technical support, training, consulting and professional services and view building long-term customer relationships as a critical component of growing our business. We believe servicing our existing customer base will allow us to more easily up-sell and cross-sell additional products, features and customer service offerings.

Products and Customer Services

Products

We develop, market and support software products designed to allow users to deploy and manage mission critical applications throughout the IT lifecycle on distributed Windows servers, desktop computers, notebook computers and handheld devices, as well as UNIX, Linux, Macintosh and Palm systems. The following diagram illustrates the phases of the IT lifecycle that our products are designed to address:

Our products are licensed to customers as integrated suites or as separate modules, depending on customer requirements. We believe this scaleable approach to IT lifecycle management enables us to meet the needs of organizations of all sizes. The following table summarizes our primary product suites, their functionality and the individual modules included in each suite:

Suite	Functionality	Modules Included
Client Management	Deployment and configuration management for client and mobile devices	Inventory Solution, Application Metering, Deployment Solution, Patch Management, Software Delivery, Application Management, PC Transplant Pro, Carbon Copy, Web Administrator, and Recovery Solution

Server Provisioning	Deployment and configuration management for servers

Inventory Solution, Deployment Solution, Patch Management, Software Delivery, Application Management, Carbon Copy, Web Administrator, Recovery Solution, Monitor Solution, Site Monitor, and Packaging Solution

Asset Management	Integrated inventory, fixed asset, contract management, TCO reporting, and incident management	Inventory Solution, Asset Control, Barcode Solution, Contract Management, TCO Management, and Helpdesk Solution

The following table summarizes our target segments and corresponding product offerings:

Target Segment	Module	Functionality
Client & Mobile	Inventory Solution	Comprehensive hardware, software, and user inventory for Windows desktop and notebook computers, Macintosh, and PocketPC and Palm handheld devices

	Application Metering	Application discovery and usage reporting including the ability to restrict usage on Windows desktop and notebook computers

	Deployment Solution	Deploy and configure Windows computers, and PocketPC handheld devices

	Patch Management	Automated vulnerability assessment and centralized patch management for Windows desktop and notebook computers

	Software Delivery	Deliver application software to Windows desktop and notebook computers

	Application Management	Application self-healing, conflict analysis, and desired state management for Windows desktop and notebook computers

	PC Transplant Pro	Ability to capture, restore, and migrate Windows PC settings including desktop, network, printer, and application settings

	Carbon Copy	Web-based remote control and access utilities for poorly connected Windows desktop and notebook computers

	Web Administrator	Web-based real-time diagnosis and remediation utilities for Windows desktop and notebook computers

	Recovery Solution	Patented backup and recovery with network and local recovery options for Windows desktop and notebook computers

	Packaging Solution	Integrated Windows application packaging powered by Wise Solutions

Server Provisioning	Inventory Solution	Comprehensive hardware, software, and user inventory for Windows, Linux, and UNIX servers

	Deployment Solution	Deploy and configure Windows and Linux servers using a combination of imaging and scripting

	Patch Management	Automated vulnerability assessment and centralized patch management for Windows servers

	Software Delivery	Deliver application software to Windows, Linux, and UNIX servers

	Application Management	Application self-healing, conflict analysis, and desired state management for Windows servers

	Carbon Copy	Web-based remote control (including a PocketPC viewer) and access utilities for Windows servers

	Web Administrator	Web-based real-time diagnosis and remediation utilities for Windows servers

	Recovery Solution	Patented backup and recovery for Windows servers

	Monitor Solution	Real-time process, performance, and event monitoring for dynamic provisioning and re-provisioning of Windows servers

	Site Monitor	Network availability and response monitoring including network access, port availability, and URL monitoring

	Packaging Solution	Integrated Windows application packaging powered by Wise Solutions

Asset Management	Inventory Solution	Comprehensive hardware, software, and user inventory for clients, handhelds, servers, and network devices

	Asset Control	Extend and customize inventory, define and track fixed assets, record change history, and import/export/link to other data systems, such as, a financial system

	Barcode Solution	Barcode reader support for receiving assets, physical auditing and reconciliation, stock room management, and asset tag labeling

	Contract Management	Define and record contracts for software license, hardware lease, vendor and service level agreement management

	TCO Management	Automated total cost of ownership base lining and reporting

	Helpdesk Solution	Web-based incident management including auto routing, escalation, asset association, and service level agreement reporting

Customer Services

In complex environments, a high level of technical support and customer services is critical to the successful marketing and sale of our products and the development of long-term customer relationships. Our customer services group provides all of our customers with complementary access to our user forum, as well as e-mail support. For customers needing a higher level of support, we provide a range of services that include:

On-site services.    Our on-site professional services include pre- and post-sales consulting services, as well as implementation and integration assistance. Consulting services include planning, design and integration performed by our experienced consultants or software engineers.

Training and education.    We offer product education courses to train our business partners and customers on the implementation and use of our products. Product training is provided at our headquarters, as well as at customer sites and other regional and international locations. Individuals who have received our product education course may also take an authorized exam to qualify for the Altiris Certified Professional and/or Altiris Certified Engineer designation.

Priority support.    We provide additional incident and priority support services. Incident support may be purchased for handling of single questions or issues. Priority support includes e-mail support, priority telephone support and after-hours support services. We also offer on-site and assigned engineer support, which provides access to an assigned support contact, and standby engagement support, which is designed for large, global enterprise customers.

We provide customer services from our headquarters in Lindon, Utah, and our other support offices located in Norwood, Massachusetts; Landau, Germany; Sydney, Australia and Tallinn, Estonia. As of June 30, 2003, we had 63 customer services personnel worldwide. We intend to hire additional customer services personnel and establish new support sites to meet our customers’ needs.

Customers

As of June 30, 2003, we had licensed our products to more than 10,000 customers in a broad range of industries, including communications, energy, financial/consulting services, healthcare/pharmaceuticals, information technology, insurance and manufacturing/retail. The number of customers who purchased more than $100,000 of our software licenses and services increased from 26 to 80 for the years ended December 31, 2001 and December 31, 2002, respectively. For the six month periods ending June 30, 2002 and June 30, 2003, the number of customers who purchased more than $100,000 of our software licenses and services increased from 23 to 62, respectively, including:

Academisch Ziekenhuis Groningen

Altera Corporation

Atlas Copco Airpower N.V.

Baker & McKenzie

Banque européenne d’investissement

Bay State Health Systems, Inc.

Blue Cross Blue Shield of Alabama

Blue Cross Blue Shield of Michigan

BNP Paribas Private Bank

Boyd Gaming Corporation

BP International Limited

British Government Communications Headquarters

Cable & Wireless Jamaica Ltd.

Cardinal Health, Inc.

Cinergy Services Inc.

Commercial Information Services, Inc.

Deloitte Consulting

Deutsche Bahn AG

Devon Energy Corporation

Dorsey & Whitney LLP

Edelman

EDiX Corporation

EDS Corporation

Federated Investors, Inc.

Freddie Mac

Fugro-McClelland

General Technology, Inc.

GlaxoSmithKline Services Unlimited

Goldman Sachs & Co.

Guilford County Board of Education, North Carolina

Hewlett-Packard Company

Indiana Division of Information Technology

ING Groep N.V.

Instituto de Comercio Exterior

Interbrew N.B.

Internal Revenue Service

Jack in the Box Inc.

Johnson Controls, Inc.

Kelly Services, Inc.

KPMG LLP

McCormick & Company, Inc.

Mony Life Insurance

National Blood Service

Northrop Grumman Corp.

PacifiCare Health Systems, Inc.

Procter & Gamble Company

Puerto Rico Telephone Company

QVC, Inc.

Rabobank Group

RAC plc

Rafael Rosario

Rainbow Media Holding, Inc.

Reliant Resources Inc.

School Board of Brevard County

State Farm Mutual Automobile Insurance Company

Temple University, Inc.

The Hartford Financial Services Group, Inc.

UC Davis Medical Center

Unisys Corporation

United States Patent & Trademark Office

United States Geological Survey, Western Geographic Science Center

Westchester County, New York

Strategic Relationships

An important element of our strategy is to establish relationships with third parties to assist us in developing, marketing, selling and implementing our products. This approach enhances our ability to expand our product offerings and customer base and to enter new markets, while seeking to increase the number of qualified personnel available to implement and support our products. We have established the following types of strategic relationships:

Technology-based relationships.    To help ensure that our products are based on industry standards and take advantage of current and emerging technologies, we seek to enter into alliances with leading technology companies. We believe this approach will enable us to focus on our core competencies, reduce the time to market for our new product releases and simplify the task of designing and developing our products.

For example, we have an agreement with HP to develop and market an integrated product combining our server deployment and provisioning technology with a new HP line of servers. This agreement continues to strengthen our position in the server market. Under a separate agreement, HP has licensed to us certain of its technology for integration into the HP Client Manager module. In addition, we have an agreement with HP to provide management solutions for HP thin clients. We are currently engaged in discussions with HP to further combine Altiris and HP technologies to help extend the functionality and value of HP’s products.

In addition, we work with Microsoft to facilitate our ability to build software products that tightly integrate with Microsoft products. We have several Altiris employees working at Microsoft’s headquarters to facilitate the compatibility of our current and future Microsoft-based products with Microsoft technology as well as to coordinate our sales and marketing efforts with the Microsoft product groups and field organizations. We also participate in an annual SMS user conference in which we train users and promote the integration between Microsoft’s SMS technology and our products.

OEMs, distributors and VARs.    Building upon our established relationship with Dell, we entered into an agreement in May 2002 under which we granted to Dell a nonexclusive license to distribute certain of our software products. Recently, our product offering through this agreement has been expanded to include our Recovery Solution software. Dell accounted for approximately 8% of our revenue in 2002 and 9% of our revenue for the six months ended June 30, 2003.

In addition, we use a variety of distributors to distribute our software products to our VAR and reseller channel partners. We also offer channel partner programs that provide sales and technical training, technical support and priority communications to qualified VARs regarding our new products, promotions, pricing and sales tools. In particular, the Altiris Business Partner program requires that each VAR have at least one systems engineer who is certified as an Altiris Certified Engineer. Through this program, we have agreements with more than 65 Altiris Business Partners throughout North America. In addition, we have over 300 resellers in North America who have registered through our Web site to distribute our products. We also have over 130 international VARs and resellers in over 40 countries that deliver our products and related services.

We also have a license and distribution agreement with HP under which HP distributes certain of our products to customers directly or through HP’s distributors and resellers. Recently, our product offering through this agreement has been expanded to include our Deployment Solution software for HP’s thin client and our Recovery Solution software for HP’s business desktops and notebooks. HP accounted for 30% of our revenue in 2002 and 27% of our revenue for the six months ended June 30, 2003.

Systems integrators.    We work with a number of firms providing systems integration services that have selected our products as a component of delivering services to their customers. HP, CompuCom Systems, Inc., Dell Consulting Services, EDS, GE ITS, Getronics, IBM Global Services, Northrop Grumman, SAIC, Techsolve, and Unisys have used our products in delivering services. We are also pursuing relationships with other systems integrators. These firms complement our internal consulting teams with a substantial network of expertise, as well as the ability to lead large and complex projects.

Technology

Our Web-based infrastructure is designed to support implementations of our product suites and modules in a wide range of computing environments. Our technology leverages a number of commercially available technologies and includes proprietary technology for Web reports, clients, notifications, directories and communications. The following diagram illustrates our product architecture, which allows individual modules to snap into a set of common services and extend a single Web console, database and agent infrastructure.

Web console.    Our Web console has a Web-browser based user interface. It supports tables, charts, graphs and pivot table views with drill-down capabilities for progressive discovery and context sensitive hyper-links to other functions within the Web console. Secure report views allow the user to limit access to select reports. As individual modules are installed, the Web console is automatically extended with new views, functions, collections, policies and reports. A user-defined collection represents a group of machines and/or users accessing any information available in the database. Policies are used to define standard operations and automate management. Collection-based policies enable administrators to establish different sets of policies for notebook computers and servers, or specific users.

Common services.    Our product architecture includes common services that are utilized by individual modules. Support for Microsoft Active Directory enables modules to discover machines, users, groups and group membership and to link solution policies with policies defined in the Active Directory. Notification policies automate detection and correction of problems, or alert administrators to problems that require manual intervention. A built in alert manager with wireless handheld interface enables workers to share critical status information and for management to track and manage the resolution of problems that require manual intervention. Notification policies include a number of built-in handlers including database logging, SNMP trap forwarding, e-mail and pager support, Web report creation and e-mail distribution.

Common services provide support for Intel’s Wired-for-Management, or WfM, standard including pre-boot execution environment, or PXE, and wake on LAN, or WOL, technologies, which enables deployment of WfM enabled machines directly from the network. Distributed package servers provide replication across a company-wide site hierarchy for system images and application packages. Package servers include support for poorly connected, remote sites and enable efficient source routing of images and packages to mobile users.

Database.    Our extensible database enables us to manage new classes of assets and events without any database programming or maintenance. All extensions and customizations are made available via the Web console and common services to individual modules.

Agent.    Our agent supports real-time systems as well as sometimes-connected mobile users. Our agent uses Web-based protocols for communications and supports bandwidth throttling, checkpoint recovery, delta distribution and network block-out. Bandwidth throttling limits network resource usage and preserves bandwidth for business critical operations. Checkpoint recovery permits failed software distributions to restart from the point of interruption, which ensures data is communicated only once from source to destination. Delta distribution saves network bandwidth by forwarding only changes from source to destination. Network block-out prohibits software distribution or all management activity to preserve bandwidth during business hours. For mobile users, our agent will resume communications from the nearest, fastest network resource. For example, a mobile user can begin a software distribution in the California office, shutdown the PC, and resume in the Boston office.

Technology features

Integration.    Our product architecture supports the seamless integration of individual modules. When an additional module is installed, the Web console, common services, database and agent are automatically extended. This model allows for quick deployment of new modules and reduces the need for re-training as new modules are introduced. Our product architecture enables partners to develop complementary solutions, such as HP Client Manager, that integrates their proprietary technology seamlessly into the solution. Our common services include native integration for inventory and software delivery with Microsoft’s systems management server, or SMS, and SNMP trap forwarding for integration with existing network management and enterprise management systems.

Connectors.    Our native integration with SMS extends SMS management functions for Windows such as deployment and migration, and extends the reach of SMS to other non-Windows platforms such as UNIX/Linux, Macintosh and Palm. Our growing list of connectors for third-party products includes HP OpenView, Remedy Help Desk, and Microsoft Active Directory. Connectors can reduce the cost of system integration projects, and can enable customers to leverage existing business processes.

Customizable.    Our product architecture includes an extensible database. Customers can add new classes of assets and add new attributes to existing assets without database maintenance. All of the extensions and customizations are made available via the Web console and common services to installed modules. Policies and reports are held in XML documents and can easily be customized, exported and imported to other systems. New policies and reports can also be cloned and customized without the use of programming tools.

Scalable.    Our common services support a multi-tier site hierarchy that can be configured to meet the needs of organizations of all sizes. Our agent minimizes network traffic which enables more systems to be managed by a single server. Individual modules automatically deploy required components to managed systems. Collection based policies enable IT administrators to define effective management policies for different systems, applications and departments. Notification policies automate the detection and correction of problems. Inventory can be forwarded up the site hierarchy into a central reporting database, including Microsoft SMS, and historical recording can be used to track changes across the environment.

Industry standards.    We utilize open standards such as TCP/IP, PXE, WOL, SNMP, HTTP, HTTPS, FTP and XML to support communications between Windows, Macintosh, UNIX/Linux, and Network Devices (for example, switches). Our common services use standard Microsoft technology such as IIS, SQL Server, Active Directory, .NET services, COM object model, Windows Management Instrumentation, or WMI, and Visual Basic for Applications scripting. Our use of widely accepted open standards and Microsoft technology makes our products easy to implement in existing IT environments. As new and emerging standards and technologies develop, we intend to incorporate these standards and features into our product architecture.

Sales and Marketing

Sales.    We sell and market our IT lifecycle management products and services primarily through VARs, distributors, OEMs, systems integrators, online sales and our direct sales force. As of June 30, 2003, we had 163 sales and marketing employees, including pre-sales technical support personnel. These sales people are located in major metropolitan areas in the United States such as Albuquerque, Atlanta, Austin, Boston, Chicago, Dallas, Detroit, Ft. Lauderdale, Houston, Indianapolis, Los Angeles, Miami, Minneapolis, Newark, New York, San Diego, San Francisco, Seattle, St. Louis, Toronto and Washington D.C. We also have sales people located internationally in Australia, Belgium, France, Germany, Japan, the Netherlands, Singapore, Sweden, and the United Kingdom. Also supporting these efforts are 63 customer services and support personnel. The majority of our revenue has been generated in the United States. Revenue from customers outside of the United States accounted for 16% of our revenue in 2001, 20% of our revenue in 2002 and 33% of our revenue for the six months ended June 30, 2003. We plan to continue to expand our direct sales force in the Americas, the Asia Pacific region, and in the Europe, Middle East and Africa region, or EMEA. We currently target senior executives, especially chief information officers, for our large, enterprise-wide sales and directors or project managers in IT departments for our module sales. Typically, our sales process will include an initial sales presentation, a product demonstration, a product evaluation period and a purchase process.

Marketing.    We have a variety of marketing programs designed to create global brand recognition and market awareness for our product offerings. We market our products and services through our Web site, online and magazine advertising, directed advertising in e-mail newsletters and mailings, as well as press tours. In addition, our marketing efforts include active participation at tradeshows, technical conferences and technology seminars, publication of technical and education articles in industry journals, sales training and preparation of competitive analyses. Our customers and strategic partners provide references, and we feature customer recommendations in our advertising and other promotional activities.

Research and Development

Our research and development organization is responsible for the design, development and release of our products, documentation and product management. We have made substantial investments in research and development. As of June 30, 2003, we had 196 employees in our research and development group, which is organized into sub-groups focused on development, quality assurance, product management, documentation and localizing products for non-English environments. Members from each discipline also form separate product teams that work closely with sales, marketing and customer support to better address market needs and user requirements.

We maintain a central database for storing and organizing feedback from our customers in order to identify and address their changing system and application management requirements. This feedback database is supplemented by input from an advisory board composed of many of our key customers. When appropriate, we also utilize third parties to expand our capacity and to provide additional technical expertise on a consulting, work-for-hire basis.

Competition

The market for IT lifecycle management software is highly fragmented, rapidly evolving and highly competitive, and we expect competition in this market to persist and intensify. Other vendors focusing on multiple aspects of IT lifecycle management include Computer Associates, HP, Microsoft and IBM (Tivoli). Our strategy with respect to the offerings of IT lifecycle management software vendors is not to displace them, but instead to add value by developing and marketing software solutions that extend, enhance and complement their solutions. Other competitors with respect to various phases of IT lifecycle management include LANDesk, Marimba, Miramar, Novadigm, Novell, On Technology, Peregrine Systems, PowerQuest, Symantec, Tally Systems and Tangram Systems.

We compete primarily on the following bases:

•	software functionality;

•	ease of use and installation;

•	cost benefit of our products; and

•	integration with IT lifecycle management products, including Microsoft SMS and HP OpenView.

We may face future competition in the IT lifecycle management market from large, established companies, such as Microsoft, as well as from emerging companies. Barriers to entry in the lifecycle management market are relatively low, new software products are frequently introduced and existing products are continually enhanced. In addition, we believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition. Established companies may develop their own competitive products, but may also acquire or establish cooperative relationships with our current or future competitors, including cooperative relationships between larger, established and smaller public and private companies.

In addition, our ability to sell our products will depend, in part, on the compatibility of our products with other third-party products. Third-party software developers may change their products so that they will no longer be compatible with our products. If our competitors were to bundle their products in this manner or make their products non-compatible with ours, this could harm our ability to sell our products and could lead to price reductions for our products, which could reduce our profit margins. For example, Microsoft may not only develop its own IT lifecycle management solution, but may also acquire or establish cooperative relationships with our competitors.

Intellectual Property and Proprietary Rights

Our success and ability to compete depend on our continued development and protection of our proprietary software and other technologies. We rely primarily on a combination of patent, copyright, trade secret and trademark laws as well as contractual provisions to establish and protect our intellectual property rights. We currently have five patents issued in the United States. We also have patent applications pending in the United States and under the Patent Cooperation Treaty. Although we believe that our patents are important intellectual property assets that can give us a competitive advantage, we do not believe that any one of our five patents is material to our business as a whole. We will continue to assess appropriate occasions to seek patent and other intellectual property protection for innovative aspects of our technology that we believe provide us a significant competitive advantage.

We provide our software products to customers pursuant to license agreements that impose restrictions on use. These license agreements are primarily in the form of shrink-wrap or click-wrap licenses, which are not negotiated with or signed by our end user customers and purport to take effect upon downloading, installing or using the software. In some jurisdictions, these measures may afford only limited protection of our intellectual property and proprietary rights associated with our products. We also enter into confidentiality agreements with employees and consultants involved in product development. We routinely require our employees, customers and potential business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our products, technology or business plans. Despite our efforts to protect our proprietary rights through license and confidentiality agreements, unauthorized parties may still attempt to copy or otherwise obtain and use our products and technology. In addition, we conduct business internationally, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries. If we fail to protect our intellectual property and other proprietary rights, our business could be harmed.

We have also licensed certain technology from HP for integration into our HP Client Manager module. This license agreement had an initial term that expired in February 2002, which automatically renewed for a six-month period, and which will continue to automatically renew for six-month periods unless terminated by HP upon three months notice. We also license other third-party technologies to enhance our products. Failure to license, or the loss of any license of, technologies could result in development or shipment delays until equivalent software is identified, licensed and integrated or developed by us.

As of June 30, 2003, we owned the following United States trademark registrations: Altiris, Bootworks, Inventory Solution, My IT Forum, PC Transplant, RapidDeploy and RapidInstall. Altiris is also a registered trademark in other countries. We also own a perpetual license to use the registered trademark, Carbon Copy, which is a registered trademark of Altiris in some foreign jurisdictions. We have several other trademarks and are actively pursuing trademark registrations in several foreign jurisdictions.

Legal Proceedings

On December 23, 1999, we commenced a patent infringement suit against Symantec Corporation, or Symantec, in the United States District Court for the District of Utah, or District Court, requesting compensatory damages and injunctive relief. In its response to our complaint, Symantec denied our claim of infringement and brought a counterclaim against us asserting that our patent is invalid and that we are infringing and diluting Symantec’s trademarks.

In July 2001, the District Court conducted a hearing for the purpose of construing or interpreting the claims comprising our patent, and in August 2001, the District Court issued an order that narrowly construed these claims. In an effort to facilitate our appeal from the order, we entered into a stipulation with Symantec that, based on the order, Symantec’s products do not infringe our patent. The stipulation also provided that Symantec’s counterclaims of trademark infringement and dilution would be dismissed and the remainder of the lawsuit would be stayed. Symantec’s only remaining counterclaim requests a judgment that our patent is invalid.

In November 2001, the District Court entered a final judgment based on our stipulation, ruling that Symantec did not infringe our patent and dismissing Symantec’s counterclaims for trademark infringement and dilution. We and Symantec each appealed the District Court’s ruling to the United States Court of Appeals for the Federal Circuit, or Court of Appeals. On February 12, 2003, the Court of Appeals ruled that the District Court erred in its construction of the claims comprising our patent and instructed the District Court to reconsider the question of infringement by Symantec based upon the Court of Appeals’ interpretation of the patent. Although we believe that this patent is an important intellectual property asset, we do not believe that it is material to our business as a whole. Accordingly, we do not believe that an adverse ruling would have a material adverse effect on our results of operations or financial position.

We are involved in other claims and legal matters arising in the ordinary course of business. The ultimate disposition of these matters will not have a material adverse effect on our financial position, results of operations or liquidity.

Employees

As of June 30, 2003, we had 473 employees, including 163 in sales and marketing, 63 in customer services and support, 196 in research and development and 51 in general administration. We have never experienced a work stoppage and believe our relationship with our employees is good.

MANAGEMENT

Officers and Directors

The following table sets forth information with respect to our executive officers and directors:

Name	Age	Position
Gregory S. Butterfield	44	President and Chief Executive Officer
Stephen C. Erickson	47	Vice President, Chief Financial Officer
Dwain A. Kinghorn	37	Vice President, Chief Strategy and Technology Officer
Michael R. Samuelian	44	Vice President, Sales
Jan E. Newman	43	Vice President, Corporate Development
Poul E. Nielsen	44	Vice President, Marketing and Product Strategy
Gary B. Filler (1)	62	Director
Jay C. Hoag (2)	45	Director
Michael J. Levinthal (1)	48	Director
Darcy G. Mott (2)	50	Director
V. Eric Roach (1)(2)	41	Director
Ralph J. Yarro III	38	Chairman of the Board of Directors

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee

Gregory S. Butterfield has served as our President and Chief Executive Officer since February 2000 and as a director since May 2000. Prior to joining Altiris, Mr. Butterfield served as Vice President, Sales for Legato Systems, Inc., a backup software company, from July 1999 to February 2000. From June 1996 to July 1999, Mr. Butterfield served as Executive Vice President of Worldwide Sales for Vinca, a fault tolerance and high availability company. From June 1994 to June 1996, Mr. Butterfield was the Regional Director of the Rocky Mountain Region for Novell, Inc., a provider of Internet business solutions. From January 1992 to June 1994, Mr. Butterfield was Vice President of North American Sales for WordPerfect Corporation, a software company.

Stephen C. Erickson has served as our Vice President and Chief Financial Officer since August 2000. Before joining Altiris, from May 1996 to August 2000, Mr. Erickson was the Chief Financial Officer and Controller for the Newspaper Agency Corporation, a newspaper publisher. From September 1989 to May 1996, Mr. Erickson was employed as an accountant at Deloitte & Touche LLP. Mr. Erickson is a certified public accountant.

Dwain A. Kinghorn has served as our Vice President and Chief Strategy and Technology Officer since October 2000. Mr. Kinghorn was the founder of Computing Edge, a software company, and served as its Chief Executive Officer from May 1994 to September 2000, when Computing Edge was purchased by Altiris. From May 1989 to May 1994, Mr. Kinghorn was employed by Microsoft, a software company, and was one of the original three members of Microsoft’s SMS development team.

Michael R. Samuelian has served as our Vice President, Sales since March 2000. Prior to joining Altiris, from September 1999 to March 2000, Mr. Samuelian served as the Director of Strategic Alliances at Legato. From January 1994 to September 1999, Mr. Samuelian was Director of International Software Sales and later Director of Strategic Alliances at Vinca, a fault tolerance and high availability company.

Jan E. Newman, one of our founders, served as a director of Altiris since August 1998 until February 2002 and as our Vice President, Corporate Development since January 2002. From May 2000 to December 2001, Mr. Newman served as Vice President, Business Development for Canopy, a management and resource company. From August 1998 to February 2000, Mr. Newman served as President and Chief Executive Officer of Altiris. From January 1996 to August 1998, Mr. Newman served as President and Chief Executive Officer of KeyLabs, an independent software quality and e-commerce testing company.

Poul E. Nielsen has served as our Vice President, Marketing and Product Strategy since April 2003. Prior to that, Mr. Nielsen served as our Vice President, Product Strategy from October 2000. Before joining Altiris, Mr. Nielsen served as President and Chief Operating Officer of Computing Edge Corporation from January 1999. Mr. Nielsen served as Assistant Vice President, Research & Development for Computer Associates, from August 1996 to January 1999. From February 1981 to August 1996, Mr. Nielsen held software development, management, and technical director positions with Digital Equipment Corporation, focusing on distributed systems management.

Gary B. Filler has served as a director of Altiris since February 2002. Mr. Filler served as the Chief Executive Officer and as a director of Net Vision, Inc., a software company, from November 2001 to December 2002. Mr. Filler has served as a board member of Sento Corporation, a software company, since September 1998 and continues to serve as Chairman of the Board. In addition, Mr. Filler served as Acting Chief Financial Officer and Executive Vice President of Sento Corporation from July 1999 to July 2001. From September 1996 to September 1998, Mr. Filler was a business consultant and private investor. Mr. Filler served as Senior Vice President and Chief Financial Officer for Diamond Multimedia Systems, Inc., a manufacturer of graphics boards and modems, from January 1995 to September 1996. From February 1994 until June 1994, he served as Executive Vice President and Chief Financial Officer of ASK Group, Inc., a computer systems company. Mr. Filler was Chairman of the board of Seagate Technology, Inc., a manufacturer and distributor of data storage, retrieval and management products, from September 1991 until October 1992, and was Vice Chairman of the board of Seagate from October 1990 until September 1991. Mr. Filler served as Co-Chairman of the board of Seagate and as director of Seagate Software, Inc., a subsidiary of Seagate from June 1998 until December 2000.

Jay C. Hoag has served as a director of Altiris, Inc. since February 2002. Mr. Hoag has been a General Partner of Technology Crossover Ventures, a venture capital firm, since June 1995. From 1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management, Inc., which was a venture capital/portfolio management company. Mr. Hoag also serves on the board of directors of eLoyalty Corporation, Expedia, Inc., NetFlix, Inc. and several privately held companies.

Michael J. Levinthal has served as a director of Altiris, Inc. since February 2002. Since January 1983, Mr. Levinthal has been a partner of Mayfield Funds, a venture capital firm. Prior to joining Mayfield, Mr. Levinthal was a Special Limited Partner at New Enterprise Associates, a venture capital firm, from June 1981 to December 1982. In addition, Mr. Levinthal has been a director of Concur Technologies, Inc., a software company, since April 1998.

Darcy G. Mott has served as a director of Altiris since May 2000. Mr. Mott has served as Vice President, Treasurer and Chief Financial Officer of Canopy, a management and resource company, since May 1999. Prior to joining Canopy, Mr. Mott served as Vice President and Treasurer of Novell, a provider of Internet business solutions, from December 1995 to September 1998 and prior to serving in that position, Mr. Mott served in various other financial management positions for Novell since September 1986. Mr. Mott worked for Arthur Andersen LLP, a global provider of professional services from 1977 to 1986. Mr. Mott has served as a member of the board of directors of The SCO Group, Inc., a company that provides UNIX-based solutions, since March 2002; and as a member of the board of directors of MTI Technology Corporation, a storage solutions company, since July 2002. Mr. Mott also serves as a member of the board of directors of various privately held companies. Mr. Mott is a certified public accountant.

V. Eric Roach has served as a director of Altiris, Inc. since February 2002. Mr. Roach served as Chief Executive Officer and Chairman of the Board of eLance, a professional services marketplace, from May 2000 to October 2001, and he is currently a member of the board of directors of eLance. Prior to joining eLance, Mr. Roach served from September 1997 to January 2000 as Executive Vice President and Chief Marketing Officer for the Direct Business division of Morgan Stanley Dean Witter, an investment bank. Prior to joining Morgan Stanley Dean Witter, Mr. Roach founded Lombard Brokerage, a brokerage company, and served as its Chairman and Chief Executive Officer from May 1992 to September 1997.

Ralph J. Yarro, III has served as the Chairman of the board of directors of Altiris since our incorporation in August 1998. Mr. Yarro has served as a director and as the President and Chief Executive Officer of Canopy, a management and resource company, since February 1996. Mr. Yarro has served as the Chairman of the board of directors of The SCO Group, Inc., a company that provides UNIX-based solutions, since August 1998. Mr. Yarro has served as a director of MTI, Inc., a mass storage and high availability company, since March 2000. Prior to joining Canopy, Mr. Yarro served as a member of the original team of NFT Management, Inc., a portfolio management company advising the Noorda Family Trust, from March 1995 to February 1996. From August 1993 to March 1995, Mr. Yarro was a member of the Corsair Advance Technology Team at Novell, a provider of Internet business solutions. Mr. Yarro also serves as a member of the board of directors of various privately held companies.

PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

The following table sets forth information regarding the beneficial ownership of our common stock as of July 24, 2003 with respect to:

•	each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of common stock;

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

The table is based upon information supplied by officers, directors and principal stockholders and schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 21,609,158 shares outstanding on July 24, 2003, adjusted as required by rules promulgated by the Securities and Exchange Commission.

	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percent		Number	Percent
5% Stockholders
Entities affiliated with Technology Crossover Ventures (2) 528 Ramona Street Palo Alto, California 94301	5,598,167	25.91%	—	5,598,167	22.75%
The Canopy Group, Inc. (3) 333 South 520 West, Suite 300 Lindon, Utah 84042	3,989,092	18.46%	2,000,000	1,989,092	8.08%
Entities affiliated with RS Investment Management, L.P. (4) 388 Market Street, Suite 200 San Francisco, California 94111	2,466,750	11.42%	—	2,466,750	10.02%

Directors and Named Executive Officers
Gregory S. Butterfield (5)	8,042	*	—	8,042	*
Stephen C. Erickson (6)	38,042	*	—	38,042	*
Dwain A. Kinghorn (7)	344,043	1.59%	—	344,043	1.40%
Jan E. Newman (8)	122,863	*	—	122,863	*
Poul E. Nielsen (9)	23,625	*	—	23,625	*
Michael R. Samuelian (10)	58,185	*	—	58,185	*
Gary B. Filler (11)	12,000	*	—	12,000	*
Jay C. Hoag (12)	5,623,167	25.99%	—	5,623,167	22.83%
Michael J. Levinthal (13)	115,000	*	—	115,000	*
V. Eric Roach (14)	158,333	*	—	158,333	*
Ralph J. Yarro, III (15)	3,989,092	18.46%	—	1,989,092	8.08%
Darcy G. Mott (16)	3,989,092	18.46%	—	1,989,092	8.08%
All current directors and executive officers as a group (12 persons)	10,492,392	48.10%	—	8,492,392	34.22%

*	Less than 1%
(1)	This table is based upon information supplied by our executive officers, directors and principal stockholders or contained in schedules 13D and 13G filed with the Securities and Exchange Commission.
(2)

Consists of 5,396,923 shares held by TCV IV, L.P. and 201,244 shares held by TCV IV Strategic Partners, L.P., which are collectively referred to as the TCV Funds. Jay C. Hoag and Richard H. Kimball are the

Managing Members of Technology Crossover Management IV, L.L.C., which is the general partner of each of the TCV Funds. Mr. Hoag and Mr. Kimball each disclaim beneficial ownership of these shares, except as to his respective pecuniary interest therein.

(3)	The Noorda Family Trust, or NFT, owns a majority of the capital stock of The Canopy Group, Inc., or Canopy. Raymond J. and Lewena Noorda serve as the only trustees of the NFT. Mr. Noorda is also an executive officer of Canopy. Mr. Yarro is the president and chief executive officer of Canopy and holds a significant amount of Canopy’s voting stock. Mr. Yarro disclaims beneficial ownership of these shares, except as to his pecuniary interest therein. Mr. Mott is the chief financial officer of Canopy. Mr. Mott disclaims beneficial ownership of these shares, except as to his pecuniary interest therein. NFT disclaims beneficial ownership of these shares except as to its pecuniary interest therein.
(4)	Consists of 2,466,750 shares held by RS Investment Management, L.P., of which RS Investment Management Co. LLC is the general partner. G. Randall Hecht is a control person of both RS Investment Management, L.P. and RS Investment Management Co. LLC.
(5)	Mr. Butterfield’s shares include 7,292 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Butterfield.
(6)	Mr. Erickson’s shares include 37,292 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Erickson.
(7)	Mr. Kinghorn’s shares include 39,000 shares held by Computing Edge Corporation, or CEC, 268,480 shares held by Computing Edge Limited, or CEL, and 36,563 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Kinghorn. Mr. Kinghorn is the chief executive officer and holds all of the outstanding capital stock of CEC and he is a director of CEL. Mr. Kinghorn disclaims beneficial ownership as to CEL’s shares, except as to his pecuniary interest therein.
(8)	Mr. Newman’s shares include 121,300 shares held by the Newman Family Trust dtd 8/5/94, or the Newman Trust and 1,563 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Newman. Mr. Newman serves as a trustee of the Newman Trust and disclaims beneficial ownership of the shares held by the Newman Trust except as to his pecuniary interest therein.
(9)	Mr. Nielsen’s shares include 2,500 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003.
(10)	Mr. Samuelian’s shares include 8,750 shares held by Mr. Samuelian and Luann Samuelian as joint tenants, 17,039 shares held by the Samuelian 2002 Grantor Retained Annuity Trust, or the Samuelian Trust, and 32,369 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Samuelian. Mr. Samuelian disclaims beneficial ownership of the shares held by the Samuelian Trust except as to his pecuniary interest therein.
(11)	Mr. Filler’s shares include 12,000 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Filler.
(12)	Mr. Hoag’s shares include 5,396,923 shares held by TCV IV, L.P., 201,244 shares held by TCV IV Strategic Partners, L.P., and 25,000 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Hoag. Mr. Hoag is a managing member of Technology Crossover Management IV, L.L.C., which is the general partner of each of the TCV Funds. Mr. Hoag disclaims beneficial ownership of the shares held by TCV IV, L.P. and TCV IV Strategic Partners, L.P., except as to his pecuniary interest therein.
(13)	Mr. Levinthal’s shares include 90,000 shares held by a retirement trust for the benefit of Mr. Levinthal and 25,000 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Levinthal.
(14)	Mr. Roach’s shares include 133,333 shares held by The Roach Family Trust, for which he serves as trustee, and 25,000 shares issuable upon exercise of options exercisable within 60 days of July 24, 2003 held by Mr. Roach.
(15)	Mr. Yarro’s shares include 3,989,092 shares held by Canopy. Mr. Yarro disclaims beneficial ownership of the shares held by Canopy, except as to his pecuniary interest therein.
(16)	Mr. Mott’s shares include 3,989,092 shares held by Canopy. Mr. Mott disclaims beneficial ownership of the shares held by Canopy, except as to his pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

As of July 24, 2003, there were 21,609,158 shares of common stock outstanding which were held of record by 67 stockholders. After this offering, there will be 24,609,158 shares of common stock outstanding.

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, subject to the terms of any existing or future agreements between Altiris and our debtholders. We have never declared or paid cash dividends on our capital stock, expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

In the event of liquidation, dissolution or winding up of Altiris, holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding on completion of this offering will be, fully paid and nonassessable.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, 5,000,000 shares of undesignated preferred stock are authorized. Our board of directors has the authority, without any further vote or action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of Altiris without further action by the stockholders. We have no current plans to issue any shares of preferred stock.

Registration Rights

After this offering, the holders of an aggregate of 4,850,287 shares of our common stock will be entitled to certain rights, under the terms of the First Amended and Restated Investors’ Rights Agreement between Altiris and certain holders of our securities, dated May 2, 2002, with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. These shares are referred to as registrable securities. If we propose to register any shares of our capital stock under the Securities Act, these holders will be entitled to notice of the registration and have the right to include all or a portion of their registrable securities in the registration. However, the underwriters have the right to limit the number of shares included in any such registration. These holders have the right to require us, on no more than two occasions, to file a registration statement under the Securities Act to register all or any part of the registrable shares held by such holders, subject to certain conditions and limitations. We may in certain circumstances defer these registrations, and the underwriters have the right to limit the number of shares included in these registrations. Further, these holders may require us to register all or any portion of their registrable securities on Form S-3 subject to certain conditions and limitations. Canopy, who holds registration rights under this agreement, is offering 2,000,000 shares of our common stock as the selling stockholder in this offering. The other holders have agreed to waive their registration rights with respect to this offering. Canopy has agreed not to exercise its registration rights until 90 days following the date of this prospectus without the prior written consent of Credit Suisse First Boston LLC.

Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions that could make the following more difficult:

•	acquisition of Altiris by means of a tender offer;

•	acquisition of Altiris by means of a proxy contest or otherwise; and

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Altiris to first negotiate with our board of directors. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Altiris outweigh the disadvantages of discouraging such proposals because we believe that the negotiation of such proposals could result in an improvement of their terms.

Stockholder Meetings.    Our Amended and Restated Bylaws provide that only the board of directors, the Chairman of the board, the Chief Executive Officer or the President of Altiris may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action By Written Consent.    Our charter documents eliminate the right of stockholders to act by written consent without a meeting.

Election and Removal of Directors.    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of Altiris because it generally makes it more difficult for stockholders to replace a majority of the directors.

Elimination of Cumulative Voting.    Our charter documents do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Altiris. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Altiris.

Delaware Anti-Takeover Statute.    We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” of certain Delaware corporations from engaging in a “business combination” with those corporations, including those whose securities are listed for trading on the Nasdaq National Market, for three years following the date that such persons became interested stockholders. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Nasdaq National Market Listing

Our common stock is listed on the Nasdaq National Market under the symbol “ATRS.”

Transfer Agent

The Transfer Agent and Registrar for the common stock is Equiserve Trust Company, N.A. The transfer agent’s address is c/o Shareholder Services, 150 Royall Street, Canton, MA 02021.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                         , we and the selling stockholder have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., RBC Dain Rauscher Inc., First Albany Corporation and D.A. Davidson & Co. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
RBC Dain Rauscher Inc.
First Albany Corporation
D.A. Davidson & Co.

Total	5,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 450,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $             per share. The underwriters and the selling group members may allow a discount of $             per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to brokers/dealers.

The following table summarizes the discounts and commissions and estimated expenses that we and the selling stockholder will pay.

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholder	$	$	$	$
Expenses payable by the selling stockholder	$	$	$	$

We and the selling stockholder have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the date of this prospectus, except for grants of options to purchase shares of common stock under the plans disclosed in this prospectus and existing on the date of this prospectus, issuances of shares of common stock pursuant to the exercise of employee stock options outstanding on the date of this prospectus and 500,000 shares of common stock we may issue as consideration in connection with an acquisition.

Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the date of this prospectus; provided, however, that certain of our executive officers may sell during that period up to 331,048 shares of our common stock held by them, subject to certain daily volume restrictions.

A selling stockholder holding 5,598,167 shares has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 75 days after the date of this prospectus.

We and the selling stockholder have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

Our shares of common stock are listed on The Nasdaq Stock Market’s National Market under the symbol “ATRS.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchasers of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Stock Market’s National Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholder and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “–Resale Restrictions.”

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholder in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholder. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholder, will have no liability. In the case of an action for damages, we and the selling stockholder, will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Altiris by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Salt Lake City, Utah. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

The consolidated financial statements and schedule of Altiris, Inc. and subsidiaries as of December 31, 2001 and 2002, and for each of the years in the three year period ended December 31, 2002, have been included and incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including information incorporated by reference in this prospectus. The documents we incorporate by reference include:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 28, 2003 (File No. 000-49793);

(2)	Our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2003 filed with the SEC on May 15, 2003 (File No. 000-49793), as amended on Form 10-Q/A as filed with the SEC on June 18, 2003 (File No. 000-49793);

(3)	The description of our Common Stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on July 24, 2002 (File No. 000-49793); and

(4)	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

Each of these filings is available from the SEC. You may request, and we will provide at no cost, a copy of these filings by writing or telephoning us at the following address:

Altiris, Inc.

588 West 400 South

Lindon, Utah 84042

Attn: Investor Relations

(801) 805-2400

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file with the SEC. The address of the SEC website is http://www.sec.gov.

We have filed with the SEC a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by us and the selling stockholder. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Altiris, Inc.:

We have audited the accompanying consolidated balance sheets of Altiris, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Altiris, Inc. and subsidiaries as of December 31, 2001 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Salt Lake City, Utah

January 28, 2003, except as to the

first three paragraphs of note 10,

which are as of February 12, 2003

ALTIRIS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,		June 30, 2003
	2001	2002
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,023,000	$46,674,000	$49,580,000
Available-for-sale securities	—	26,257,000	24,445,000
Accounts receivable, net of allowances of $750,000, $1,483,000 and $1,422,000, respectively	7,288,000	11,856,000	22,310,000
Prepaid expenses and other current assets	330,000	1,069,000	2,138,000

Total current assets	8,641,000	85,856,000	98,473,000
Property and equipment, net	2,547,000	3,035,000	3,321,000
Intangible assets, net	1,669,000	849,000	509,000
Other assets	88,000	93,000	96,000

Total assets	$12,945,000	$89,833,000	$102,399,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Borrowings under financing agreement	$136,000	$—	$—
Convertible note payable and accrued interest to majority stockholder	3,064,000	—	—
Current portion of capital lease obligations	513,000	871,000	1,010,000
Current portion of note payable	292,000	144,000	—
Accounts payable	1,489,000	1,311,000	1,771,000
Accrued salaries and benefits	1,637,000	3,232,000	3,399,000
Other accrued expenses	2,258,000	3,599,000	2,448,000
Deferred revenue	7,323,000	11,346,000	14,239,000

Total current liabilities	16,712,000	20,503,000	22,867,000
Capital lease obligations, net of current portion	827,000	780,000	772,000
Note payable, net of current portion	73,000	—	—
Deferred revenue non-current	1,077,000	2,632,000	4,027,000

Total liabilities	18,689,000	23,915,000	27,666,000

Commitments and contingencies (Notes 4 and 10)

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 5,044,445, 5,000,000 and 5,000,000 shares authorized, respectively
Series A convertible preferred stock; 2,111,112, none and none shares designated and outstanding, respectively; (liquidation preference of $9,500,000 as of December 31, 2001)	9,500,000	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 9,206,958, 20,202,241 and 21,547,623 shares outstanding, respectively	1,000	2,000	2,000
Class B common, $0.0001 par value; none, 258,064 and none shares designated and outstanding, respectively	—	—	—
Additional paid-in capital	10,454,000	91,659,000	93,838,000
Deferred compensation	(2,267,000)	(2,311,000)	(1,592,000)
Accumulated other comprehensive income (loss)	(3,000)	83,000	218,000
Accumulated deficit	(23,429,000)	(23,515,000)	(17,733,000)

Total stockholders’ equity (deficit)	(5,744,000)	65,918,000	74,733,000

Total liabilities and stockholders’ equity (deficit)	$12,945,000	$89,833,000	$102,399,000

See accompanying notes to consolidated financial statements.

ALTIRIS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)	(unaudited)
Revenue:
Software	$6,653,000	$20,632,000	$38,095,000	$15,734,000	$27,862,000
Services	3,377,000	13,819,000	24,781,000	13,032,000	15,798,000

Total revenue	10,030,000	34,451,000	62,876,000	28,766,000	43,660,000

Cost of revenue:
Software (inclusive of amortization of acquired intellectual property of $207,000, $3,185,000, $1,792,000, $1,399,000 and $296,000, respectively, and a write-down of acquired intellectual property of $1,677,000 in 2001)	920,000	5,897,000	2,689,000	1,874,000	647,000
Services	870,000	3,644,000	6,880,000	4,420,000	4,298,000

Total cost of revenue	1,790,000	9,541,000	9,569,000	6,294,000	4,945,000

Gross profit	8,240,000	24,910,000	53,307,000	22,472,000	38,715,000

Operating expenses:
Sales and marketing (exclusive of stock-based compensation of $932,000, $618,000, $1,458,000, $727,000 and $378,000, respectively)	7,870,000	17,682,000	28,187,000	12,268,000	17,860,000
Research and development (exclusive of stock-based compensation of $216,000, $112,000, $309,000, $129,000 and $68,000, respectively)	3,246,000	9,733,000	16,297,000	7,257,000	11,283,000
General and administrative (exclusive of stock-based compensation of $497,000, $374,000, $857,000, $444,000 and $218,000, respectively)	1,528,000	4,786,000	6,765,000	3,200,000	3,834,000
Stock-based compensation	1,645,000	1,104,000	2,624,000	1,300,000	664,000
Amortization of intangible assets	104,000	350,000	46,000	25,000	41,000
Write-down of intangible assets	—	788,000	—	—	—

Total operating expenses	14,393,000	34,443,000	53,919,000	24,050,000	33,682,000

Income (loss) from operations	(6,153,000)	(9,533,000)	(612,000)	(1,578,000)	5,033,000

Other income (expense):
Interest expense	(417,000)	(613,000)	(490,000)	(323,000)	(137,000)
Interest income	—	—	819,000	188,000	651,000
Other income (expense), net	27,000	(3,000)	823,000	608,000	699,000

Other income (expense), net	(390,000)	(616,000)	1,152,000	473,000	1,213,000

Income (loss) before income taxes	(6,543,000)	(10,149,000)	540,000	(1,105,000)	6,246,000
Provision for income taxes	—	(62,000)	(626,000)	(243,000)	(464,000)

Net income (loss)	$(6,543,000)	$(10,211,000)	$(86,000)	$(1,348,000)	$5,782,000
Dividends related to preferred shares	$—	$—	$(13,781,000)	$(13,781,000)	$—

Net income (loss) attributable to common stockholders	$(6,543,000)	$(10,211,000)	$(13,867,000)	$(15,129,000)	$5,782,000

Basic net income (loss) per common share	$(0.81)	$(1.14)	$(0.89)	$(1.35)	$0.28

Diluted net income (loss) per common share	$(0.81)	$(1.14)	$(0.89)	$(1.35)	$0.26

Basic weighted average common shares outstanding	8,093,093	8,988,956	15,532,377	11,173,665	20,822,627

Diluted weighted average common shares outstanding	8,093,093	8,988,956	15,532,377	11,173,665	22,158,573

Other comprehensive income (loss):
Net income (loss)	$(6,543,000)	$(10,211,000)	$(86,000)	$(1,348,000)	$5,782,000
Foreign currency translation adjustments	—	(3,000)	(57,000)	(128,000)	(3,000)
Unrealized gain on available-for-sale securities	—	—	143,000	—	138,000

Comprehensive income (loss)	$(6,543,000)	$(10,214,000)	$—	$(1,476,000)	$5,917,000

See accompanying notes to consolidated financial statements.

ALTIRIS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2000, 2001 and 2002 and Six Months Ended June 30, 2003

	Preferred Stock		Common Stock		Class B Common Stock		Additional Paid-in Capital	Deferred Compen- sation	Accumulated Other Compre- hensive Income (Loss)	Accumulated Deficit	Total Stock holders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 1999	—	$—	7,474,925	$1,000	—	$—	$85,000	$(70,000)	$—	$(6,675,000)	$(6,659,000)
Issuance of Series A preferred shares upon conversion of debt at $4.50 per share	2,000,000	9,000,000	—	—	—	—	—	—	—	—	9,000,000
Issuance of Series B preferred shares for cash at $4.50 per share	111,112	500,000	—	—	—	—	—	—	—	—	500,000
Issuance of common shares in the acquisition of Computing Edge at $4.50 per share	—	—	618,638	—	—	—	2,784,000	—	—	—	2,784,000
Issuance of common shares upon exercise of stock options at $.05 per share	—	—	651,945	—	—	—	32,000	—	—	—	32,000
Deferred compensation related to stock option grants	—	—	—	—	—	—	3,892,000	(3,892,000)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	1,645,000	—	—	1,645,000
Net loss	—	—	—	—	—	—	—	—	—	(6,543,000)	(6,543,000)

Balance, December 31, 2000	2,111,112	9,500,000	8,745,508	1,000	—	—	6,793,000	(2,317,000)	—	(13,218,000)	759,000
Issuance of common shares in the acquisition of Tekworks at $5.50 per share	—	—	22,330	—	—	—	123,000	—	—	—	123,000
Issuance of common shares in the acquisition of the Carbon Copy assets at $5.50 per share	—	—	400,000	—	—	—	2,200,000	—	—	—	2,200,000
Issuance of common shares upon exercise of stock options at $.05 per share	—	—	47,775	—	—	—	3,000	—	—	—	3,000
Compensation expense related to cashless exercises of stock options	—	—	—	—	—	—	71,000	—	—	—	71,000
Deferred compensation related to stock option grants, net of $510,000 of terminations	—	—	—	—	—	—	983,000	(983,000)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	1,033,000	—	—	1,033,000
Issuance of stock warrants in connection with debt agreement	—	—	—	—	—	—	320,000	—	—	—	320,000
Repurchase and retirement of common shares at $4.50 per share	—	—	(8,655)	—	—	—	(39,000)	—	—	—	(39,000)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(3,000)	—	(3,000)
Net loss	—	—	—	—	—	—	—	—	—	(10,211,000)	(10,211,000)

Balance, December 31, 2001	2,111,112	9,500,000	9,206,958	1,000	—	—	10,454,000	(2,267,000)	(3,000)	(23,429,000)	(5,744,000)
Issuance of Series B preferred shares for cash at $7.50 per share, net of $800,000 of issuance costs	2,933,333	21,200,000	—	—	—	—	—	—	—	—	21,200,000
Issuance of common shares upon exercise of warrants at $5.50 per share	—	—	272,728	—	—	—	1,500,000	—	—	—	1,500,000
Issuance of Series C preferred shares for cash at $7.75 per share, net of $215,000 of issuance costs	258,064	1,785,000	—	—	—	—	—	—	—	—	1,785,000
Issuance of common stock for cash at $10 per share in initial public offering, net of $6,185,000 of issuance costs	—	—	5,000,000	1,000	—	—	43,814,000	—	—	—	43,815,000
Issuance of stock options to non-employees	—	—	—	—	—	—	7,000	—	—	—	7,000
Conversion of Series A preferred to common stock upon completion of initial public offering	(2,111,112)	(9,500,000)	2,111,112	—	—	—	9,500,000	—	—	—	—
Conversion of Series B preferred to common stock upon completion of initial public offering	(2,933,333)	(21,200,000)	2,933,333	—	—	—	21,200,000	—	—	—	—
Conversion of Series C preferred to Class B common stock upon completion of initial public offering	(258,064)	(1,785,000)	—	—	258,064	—	1,785,000	—	—	—	—
Issuance of common stock upon exercise of stock options at prices ranging from $0.05 to $7.50 per share	—	—	678,110	—	—	—	731,000	—	—	—	731,000
Deferred compensation related to stock option grants, net of $105,000 of terminations	—	—	—	—	—	—	2,668,000	(2,668,000)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	2,624,000	—	—	2,624,000
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	—	143,000	—	143,000
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(57,000)	—	(57,000)
Net loss	—	—	—	—	—	—	—	—	—	(86,000)	(86,000)

Balance December 31, 2002	—	—	20,202,241	2,000	258,064	—	91,659,000	(2,311,000)	83,000	(23,515,000)	65,918,000
Issuance of stock options to non-employees (unaudited)	—	—	—	—	—	—	11,000	—	—	—	11,000
Conversion of Class B common stock to common stock (unaudited)	—	—	258,064	—	(258,064)	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options at prices ranging from $0.50-$11.00 per share (unaudited)	—	—	999,808	—	—	—	1,645,000	—	—	—	1,645,000
Issuance of common stock purchased under the Company’s ESP Plan (unaudited)	—	—	87,510	—	—	—	468,000	—	—	—	468,000
Termination of stock options (unaudited)	—	—	—	—	—	—	(55,000)	55,000	—	—	—
Amortization of deferred compensation (unaudited)	—	—	—	—	—	—	—	664,000	—	—	664,000
Unrealized gain on available-for-sale securities (unaudited)	—	—	—	—	—	—	—	—	138,000	—	138,000
Foreign currency translation adjustments (unaudited)	—	—	—	—	—	—	—	—	(3,000)	—	(3,000)
Tax benefit from exercise of stock options (unaudited)	—	—	—	—	—	—	110,000	—	—	—	110,000
Net income for period (unaudited)	—	—	—	—	—	—	—	—	—	5,782,000	5,782,000

Balance, June 30, 2003 (unaudited)	—	$—	21,547,623	$2,000	—	$—	$93,838,000	$(1,592,000)	$218,000	$(17,733,000)	$74,733,000

See accompanying notes to consolidated financial statements.

ALTIRIS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(6,543,000)	$(10,211,000)	$(86,000)	$(1,348,000)	$5,782,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	699,000	4,342,000	3,185,000	2,031,000	1,267,000
Write-down of intangible assets	—	2,465,000	—	—	—
Stock-based compensation	1,645,000	1,104,000	2,631,000	1,300,000	664,000
Provision for doubtful accounts and other allowances	223,000	670,000	1,523,000	115,000	587,000
Amortization of debt discount	—	186,000	203,000	177,000	—
Loss on disposition of property and equipment	3,000	38,000	3,000	3,000	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(3,000,000)	(4,385,000)	(5,558,000)	(1,239,000)	(10,462,000)
Prepaid expenses and other current assets	(129,000)	(94,000)	(703,000)	(569,000)	(1,041,000)
Other assets	—	(88,000)	(5,000)	(1,009,000)	(11,000)
Accounts payable	228,000	817,000	(218,000)	1,740,000	428,000
Accrued salaries and benefits	400,000	1,035,000	1,505,000	354,000	55,000
Other accrued expenses	24,000	2,047,000	1,218,000	563,000	(1,132,000)
Deferred revenue	3,042,000	3,827,000	5,577,000	2,604,000	4,288,000

Net cash provided by (used in) operating activities	(3,408,000)	1,753,000	9,275,000	4,722,000	425,000

Cash flows from investing activities:
Purchase of property and equipment	(424,000)	(1,043,000)	(787,000)	(397,000)	(520,000)
Proceeds from the sale of equipment	3,000	—	—	—	—
Purchase of available-for-sale securities	—	—	(26,339,000)	—	(1,872,000)
Disposition of available-for-sale securities	—	—	226,000	—	3,824,000
Cash paid in asset acquisitions	—	(1,042,000)	(1,015,000)	—	—

Net cash provided by (used in) investing activities	(421,000)	(2,085,000)	(27,915,000)	(397,000)	1,432,000

Cash flows from financing activities:
Net borrowings from (payments to) majority stockholder	4,036,000	1,372,000	(3,225,000)	(3,225,000)	—
Net borrowings (payments) under financing agreement	26,000	(6,000)	(136,000)	(136,000)	—
Principal payments on notes payable	—	(275,000)	(263,000)	(149,000)	(144,000)
Principal payments under capital lease obligations	(180,000)	(323,000)	(683,000)	(293,000)	(464,000)
Proceeds from the issuance of preferred and common shares	532,000	3,000	69,031,000	68,368,000	2,113,000
Repurchase of common shares	—	(39,000)	—	—	—

Net cash provided by financing activities	4,414,000	732,000	64,724,000	64,565,000	1,505,000

Net increase in cash and cash equivalents	585,000	400,000	46,084,000	68,890,000	3,362,000
Effect of foreign exchange rates on cash	—	(6,000)	(433,000)	(304,000)	(456,000)
Cash and cash equivalents, beginning of period	44,000	629,000	1,023,000	1,023,000	46,674,000

Cash and cash equivalents, end of period	$629,000	$1,023,000	$46,674,000	$69,609,000	$49,580,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$698,000	$401,000	$259,000	$220,000	$138,000
Cash paid for income taxes	$—	$—	$89,000	$—	$98,000
Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired under capital lease arrangements	$258,000	$1,583,000	$992,000	$580,000	$608,000
Issuance of 2,000,000 shares of Series A preferred stock upon conversion of debt and related accrued interest	$9,000,000	$—	$—	$—	$—
Unrealized gain on available-for-sale securities	$—	$—	$143,000	$—	$138,000
Issuance of common shares in connection with asset acquisitions:
Assets acquired	$3,790,000	$3,287,000	$—	$—	$—
Liabilities assumed	$1,006,000	$964,000	$—	$—	$—
Value of common shares issued	$2,784,000	$2,323,000	$—	$—	$—
Dividends related to preferred shares	$—	$—	$13,781,000	$13,781,000	$—

See accompanying notes to consolidated financial statements.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

(1)    Organization and description of business

Altiris, Inc. (the “Company”) was incorporated in Utah in August 1998 and reincorporated in Delaware in February 2002. The Company develops and markets Information Technology (“IT”) lifecycle management software products and solutions that enable organizations to manage IT assets throughout their lifecycle. The Company sells and markets its products and services primarily through value added resellers (“VARs”), distributors, original equipment manufacturers (“OEMs”), systems integrators, online sales and the Company’s direct sales force.

The reincorporation into Delaware was effected by way of a merger with a newly formed Delaware subsidiary, and the associated issuance of one share of common stock of the subsidiary for each outstanding share of common stock of the Company. Additionally, the holders of Series A preferred stock of the Company received shares of Series A preferred stock of the subsidiary. All share and per share amounts in the accompanying consolidated financial statements have been adjusted to retroactively reflect the reincorporation.

The Company’s operations began in 1996 as the software division of KeyLabs Corporation (“KeyLabs”). In August 1998, the Company acquired the assets and assumed certain liabilities of KeyLabs’ software division. Because KeyLabs and the Company were majority owned by The Canopy Group Inc. (“Canopy”), the acquired assets and assumed liabilities were transferred and recorded at carryover basis. Since inception, the Company has incurred operating losses and, as of December 31, 2001 and 2002 and June 30, 2003, had an accumulated deficit of $(23,429,000), $(23,515,000) and $(17,733,000), stockholders’ equity (deficit) of $(5,744,000), $65,918,000 and $74,733,000 and working capital (deficit) of $(8,071,000), $65,353,000 and $75,606,000, respectively. The Company’s operating losses have been primarily funded through borrowings and equity investments from Canopy and from the Company’s initial public offering of its common stock. As discussed in Note 5, during May 2000, $9,000,000 of borrowings and related accrued interest owed to Canopy were converted into shares of Series A preferred stock. In 2001, the Company borrowed an additional $1,372,000 from Canopy, a majority of which was used to fund the 2001 acquisitions discussed in Notes 2 and 3. As of December 31, 2002, the Company had fully repaid the outstanding borrowings and accrued interest from Canopy. During the year ended December 31, 2002, the Company’s operating activities generated $9,275,000 of cash.

As discussed in Note 6, in February 2002, the Company obtained $21,200,000 of net proceeds from the sale of preferred stock through a private placement and $1,500,000 from Canopy through the exercise of a warrant to purchase shares of common stock. The Company used $3,225,000 of these proceeds to repay the outstanding borrowings and accrued interest due to Canopy. As discussed in Note 6, in May 2002, the Company obtained $43,815,000 of net proceeds from an initial public offering.

(2)    Significant accounting policies

Principles of consolidation

The consolidated financial statements include the financial statements of Altiris, Inc. and its wholly-owned subsidiaries, Altiris Australia Pty Ltd., Altiris Computing Edge, Inc., Altiris GmbH (Germany), Altiris Services GmbH, Altiris Ltd., Altiris S.A.R.L., Altiris B.V., Altiris AB, Altiris GmbH (Switzerland), Altiris Estonia OÜ and Altiris Singapore Pte Ltd. (collectively, the “Company”). All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Key estimates in the accompanying consolidated financial statements include, among others, revenue recognition, allowances for doubtful accounts receivable and product returns, determination of fair value of options granted to employees, impairment of long-lived assets, and valuation allowances against deferred income tax assets.

Unaudited interim financial statements

The unaudited interim financial statements as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein in accordance with generally accepted accounting principles. All financial statement disclosures related to interim financial statements are unaudited.

Cash and cash equivalents

Cash equivalents consist of investments with original maturities of three months or less. Cash equivalents consisted primarily of investments in commercial paper, U.S. government and agency securities, taxable auction rate notes and money market funds and are recorded at cost, which approximates fair value.

Available-for-sale securities

Available-for-sale securities consist primarily of investment grade securities that either mature within the next 12 months or have other characteristics of short-term investments. These include:

•	U.S. Government and Agency Securities, which have contractual maturities of less than two years.

•	Corporate debt, which have contractual maturities ranging from one to two years.

All marketable debt securities classified as available-for-sale are available for working capital purposes, as necessary. Available-for-sale securities are recorded at fair market value. The unrealized gains and losses related to these securities are included in other comprehensive income (loss). Fair market values are based on quoted market prices. When securities are sold, their cost is determined based on the specific identification method. Available-for-sale securities consist of the following:

	December 31, 2002
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
U.S. Government and Agency Securities	$3,499,000	$8,000	$—	$3,507,000
Corporate debt	22,615,000	135,000	—	22,750,000

Total available-for-sale securities	$26,114,000	$143,000	$—	$26,257,000

	June 30, 2003
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
U.S. Government and Agency Securities	$—	$—	$—	$—
Corporate debt	24,164,000	281,000	—	24,445,000

Total available-for-sale securities	$24,164,000	$281,000	$—	$24,445,000

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. The Company’s customers are affected by general market economic conditions. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days are reviewed individually for collectibility. All other balances are evaluated on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet exposure related to its customers.

Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Equipment under capital leases is originally recorded at the present value of the minimum lease payments. Depreciation and amortization are calculated using the straight-line method over the assets’ estimated useful lives. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvement or the remaining term of the related lease.

Expenditures for maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend the useful lives of existing assets are capitalized and depreciated over their estimated useful lives. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is recognized in the statement of operations.

The estimated useful lives of property and equipment are as follows:

Computer equipment	3 years
Office furniture and equipment	3–5 years

Property and equipment consist of the following:

	December 31,		June 30, 2003
	2001	2002
Computer equipment	$3,127,000	$5,017,000	$5,800,000
Office equipment	491,000	440,000	648,000
Furniture and fixtures	256,000	262,000	484,000
Leasehold improvements	46,000	50,000	93,000

	3,920,000	5,769,000	7,025,000
Less accumulated depreciation and amortization	(1,373,000)	(2,734,000)	(3,704,000)

	$2,547,000	$3,035,000	$3,321,000

Intangible assets

On March 30, 2001, the Company purchased certain intellectual property (“Carbon Copy”), valued at $3,489,000, and $77,000 of equipment from Compaq Computer Corporation (“Compaq”). The purchase included $672,000 paid in cash, issuance of 400,000 shares of the Company’s common stock valued at $2,200,000,

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

issuance of a $500,000 note payable that was paid in quarterly installments equal to 10 percent of the gross revenue of Carbon Copy sales (discounted value of $432,000 using a 7.5 percent interest rate) and the assumption of $262,000 of liabilities.

On September 30, 2002, the Company purchased certain assets from Previo. Previo was a provider of system back-up and recovery technology. Total consideration was $1.1 million in cash. The purchase price was allocated to the acquired assets based on their estimated fair value. The Company acquired fixed assets with an estimated fair value of $75,000 and intangible assets with an estimated fair value of $1.0 million. The intangible assets consist primarily of intellectual property with an estimated useful life of 18 months.

Intangible assets represent the intellectual property, customer lists and assembled workforce acquired in the acquisitions of Computing Edge and Tekworks (see Note 3) and the Previo and Carbon Copy asset acquisitions described above. The intangible assets are being amortized using the straight-line method over estimated useful lives ranging from 18 months to 3 years. Amortization of acquired intellectual property is classified in cost of revenue in the accompanying statements of operations. During the year ended December 31, 2001, management determined that the estimated useful life of 3 years for the Computing Edge intangibles should be revised to 18 months. The effect of this change in estimate was accounted for prospectively from the date of change. Additionally, as discussed below the Company determined that certain of the intangible assets were impaired and a write-down was recorded.

Intangible assets consist of the following:

	December 31,		June 30, 2003
	2001	2002
Intellectual property	$6,709,000	$7,611,000	$7,611,000
Customer list	1,189,000	1,189,000	1,189,000
Assembled workforce	71,000	196,000	196,000

	7,969,000	8,996,000	8,996,000
Less accumulated amortization	(6,300,000)	(8,147,000)	(8,487,000)

	$1,669,000	$849,000	$509,000

Capitalized software costs

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. The capitalizable software development costs have not been material for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003 and such costs were charged to research and development expense in the accompanying consolidated statements of operations.

Impairment of long-lived assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s financial position or results of operations.

In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. Assets and liabilities held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets not subject to amortization are tested at least annually for impairment or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

During the year ended December 31, 2001, management determined that certain of the Company’s intangible assets were impaired as a result of a competitor’s product release and other changes in the Company’s operations. Accordingly, $1,677,000 of the Carbon Copy intellectual property and the carrying amount of the Computing Edge customer list of $788,000 were written off. The write-off of intellectual property is classified in cost of software revenue in the accompanying statements of operations. The amount of the write-off was determined by comparing the future estimated discounted cash flows associated with the assets to the assets’ carrying amounts. As of December 31, 2002 and June 30, 2003, management did not consider any of the Company’s other long-lived assets to be impaired.

Fair value of financial instruments

The carrying amounts reported in the accompanying consolidated financial statements for cash and cash equivalents, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company’s debt obligations approximate fair value based on current interest rates.

Translation of foreign currencies

The assets and liabilities of foreign subsidiaries, have been translated to U.S. dollars using period-end exchange rates. Income and expense items have been translated at the average rate of exchange prevailing during the period. Any adjustment resulting from translating the financial statements of the foreign subsidiaries is reflected as other comprehensive income (loss) which is a component of stockholders’ equity (deficit). Foreign currency transaction gains or losses are reported in the accompanying consolidated statements of operations and amounted to an aggregate gain of $4,000 in 2000, an aggregate loss of $81,000 in 2001, an aggregate gain of $824,000 in 2002 and an aggregate gain of $127,000 for the six months ended June 30, 2003.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

Revenue recognition

In October 1997, the Accounting Standards Executive Committee issued Statement of Position (“SOP”) 97-02, Software Revenue Recognition, which has been amended by SOP 98-09. SOP 97-02, as modified, generally requires revenue earned on software arrangements involving multiple elements such as software products, annual upgrade protection (“AUP”), technical support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on vendor-specific objective evidence (“VSOE”). The Company establishes VSOE based on the price charged when the same element is sold separately. If VSOE of all undelivered elements exists but VSOE does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the license fee is recognized as revenue.

The Company licenses its IT lifecycle management software products under perpetual licenses. The Company recognizes revenue from licensing of software products to an end-user when persuasive evidence of an arrangement exists and the software product has been delivered to the customer, provided there are no uncertainties surrounding product acceptance, fees are fixed or determinable and collectibility is probable. For licenses where VSOE for AUP and any other undelivered elements exist, license revenue is recognized upon delivery using the residual method. For licensing of the Company’s software to OEM’s, revenue is not recognized until the software is sold by the OEM to an end-user customer. For licensing of the Company’s software through indirect sales channels, revenue is recognized when the software is sold by the reseller, value added reseller or distributor to an end-user. Discounts given to resellers and distributors are classified as a reduction of revenue in the accompanying statements of operations. The Company considers all arrangements with payment terms longer than the Company’s normal business practice, which do not extend beyond 12 months, not to be fixed or determinable and revenue is recognized when the fee becomes due. If collectibility is not considered probable for reasons other than extended payment terms, revenue is recognized when the fee is collected.

The Company derives services revenue primarily from AUP, technical support arrangements, consulting and training. AUP and technical support revenue is recognized using the straight-line method over the period that the AUP or support is provided. Revenues from training arrangements or seminars and from consulting services are recognized as the services are performed or seminars are held. Service arrangements are evaluated to determine whether the services are essential to the functionality of the software. Services revenue from arrangements involving customization or modification of the software or where software services are considered essential to the functionality of the software is recognized using the percentage-of-completion method with progress-to-complete measured using labor cost inputs.

The Company generally provides a 30-day return right in connection with its software licenses. The Company estimates its product returns based on historical experience and maintains an allowance for estimated returns which has been reflected as a reduction to accounts receivable. The allowance for estimated returns was $281,000, $190,000 and $240,000 as of December 31, 2001 and 2002 and June 30, 2003, respectively. Revenue generated from operations in geographical locations for which the Company does not have sufficient historical return experience is not recognized until the return right lapses. Effective January 1, 2003, management concluded that the Company has sufficient historical return experience for certain geographical locations where the Company had historically not recognized revenue until the 30-day return right lapsed. Accordingly, during the six months ended June 30, 2003, the Company has recognized revenue in these locations upon delivery and has provided an allowance for estimated returns. The net impact on license revenue from this change in accounting estimate was $918,000 for the six months ended June 30, 2003.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

License and Distribution Agreement

During the year ended December 31, 2001, the Company entered into a License and Distribution Agreement with an OEM. The Company and the OEM have agreed to develop and market an integrated product combining the Company’s server deployment and provisioning technology with a new line of the OEM’s servers. The OEM will then be the distributor for the developed product. The OEM agreed to pay the Company $1.2 million for contract research and development and minimum royalties of $800,000. The $800,000 of minimum royalties was prepaid to the Company and deferred as of December 31, 2001. During the year ended December 31, 2002, $300,000 of the minimum prepaid royalties was recognized as revenue and $200,000 and $300,000 will be recognized as royalties under the agreement during the years ending December 31, 2003 and 2004, respectively. Amounts for contract research and development, which are payable as certain phases of the software are delivered and accepted, are accounted for using the percentage-of-completion method. As of December 31, 2001, $200,000 of the $1.2 million for contract research and development had been billed, collected and recognized as revenue. During the year ended December 31, 2002, an additional $500,000 of contract revenue was billed, collected and recognized as revenue. No contract revenue was recognized during the six months ended June 30, 2003.

Net loss per common share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss by the sum of the weighted average number of common shares outstanding and the weighted average dilutive common share equivalents then outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect. Common share equivalents consist of shares issuable upon the exercise of stock options and warrants, the conversion of amounts outstanding under a related party convertible note payable and shares issuable upon conversion of preferred stock. During the years ended December 31, 2000, 2001, and 2002, and for the six months ended June 30, 2002 and 2003, there were 4,651,000, 6,257,000, 3,509,000, 3,818,883 and 0 outstanding common share equivalents, respectively, that were not included in the computation of Diluted EPS as their effect would have been anti-dilutive, thereby decreasing the net loss per common share.

Stock-based compensation

The Company accounts for its stock-based compensation issued to directors, officers, and employees under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB No. 25, compensation expense is recognized if an option’s exercise price on the measurement date is below the fair market value of the Company’s common stock. The compensation, if any, is amortized to expense over the vesting period.

SFAS No. 123, Accounting for Stock-Based Compensation, requires pro forma information regarding net income (loss) as if the Company had accounted for its stock options granted under the fair value method prescribed by SFAS No. 123. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for grants during the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003: average risk-free interest rates of 6.36, 4.57, 4.18, 4.33 and 2.97 percent, respectively; weighted average volatility of 0, 0, 26, 0 and 165 percent, respectively; expected dividend yield of 0 percent; and an expected life of six years. For purposes of the pro forma disclosures, the estimated fair value of the stock options is amortized over the vesting

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

periods of the respective stock options. The following is the pro forma disclosure and the related impact on net income (loss) attributable to common stockholders and net income (loss) per common share:

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
Net income (loss) attributable to common stockholders:
As reported	$(6,543,000)	$(10,211,000)	$(13,867,000)	$(15,129,000)	$5,782,000
Stock-based employee compensation expense included in reported net loss, net of tax	1,645,000	1,104,000	2,624,000	1,300,000	664,000
Stock-based employee compensation expense determined under fair-value method for all awards, net of related tax effects	(1,852,000)	(1,741,000)	(5,960,000)	(2,786,000)	(4,427,000)

Pro forma	$(6,750,000)	$(10,848,000)	$(17,203,000)	$(16,615,000)	$2,019,000

Basic net income (loss) per common share:
As reported	$(0.81)	$(1.14)	$(0.89)	$(1.35)	$0.28
Pro forma	$(0.83)	$(1.21)	$(1.11)	$(1.49)	$0.10
Diluted net income (loss) per common share:
As reported	$(0.81)	$(1.14)	$(0.89)	$(1.35)	$0.26
Pro forma	$(0.83)	$(1.21)	$(1.11)	$(1.49)	$0.09

Research and development

All expenditures for research and development are charged to expense as incurred. The Company incurred total research and development expenses of $3,246,000, $9,733,000, $16,297,000, $7,257,000 and $11,283,000 during the years ended December 31, 2000, 2001 and 2002 and during the six months ended June 30, 2002 and 2003, respectively.

Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $1,286,000, $1,597,000, $1,920,000, $1,132,000 and $1,684,000 during the years ended December 31, 2000, 2001 and 2002 and during the six months ended June 30, 2002 and 2003, respectively.

Income taxes

The Company recognizes a liability or asset for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss and tax credit carryforwards. A valuation allowance is provided when it is considered more likely than not that some or all of the deferred tax assets may not be realized.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

(3)    Acquisitions

Computing Edge

On September 30, 2000, the Company purchased certain assets and assumed certain liabilities from Computing Edge Corporation, Computing Edge Australasia Pty Limited and Computing Edge Limited (collectively, “Computing Edge”). Computing Edge was a provider of systems and asset management solutions for Windows and UNIX. The Company has accounted for the acquisition using the purchase method of accounting. The total consideration was $3,790,000 and included 618,638 shares of the Company’s common stock valued at $2,784,000 and the assumption of $1,006,000 of liabilities. The purchase price was allocated to the acquired assets based on their estimated fair values. The Company acquired fixed assets with an estimated fair market value of $50,000 and intangible assets with an estimated fair market value of $3,740,000. The intangible assets consist of intellectual property, customer list and assembled workforce with original estimated useful lives of three years. As discussed in Note 2, during the year ended December 31, 2001, the estimated useful lives were revised to 18 months. Computing Edge’s results of operations are included in the accompanying consolidated statements of operations from October 1, 2000.

Tekworks, Inc.

On February 28, 2001, the Company purchased certain assets and assumed certain liabilities from Tekworks, Inc. (“Tekworks”). Tekworks was a provider of computer software products and intranet-extranet and Internet-based computer system administrative tools. The total consideration was $762,000 and included $369,000 paid in cash, $100,000 note payable from the Company to Tekworks due in two equal installments of $50,000 on September 30, 2001 and December 31, 2001, 22,330 shares of the Company’s common stock valued at $123,000 and the assumption of $170,000 of liabilities. The purchase price was allocated to the acquired assets based on their estimated fair values. The Company acquired fixed assets with an estimated fair market value of $22,000 and intellectual property with an estimated fair market value of $740,000 and an estimated useful life of 18 months. Tekworks’ results of operations are included in the accompanying consolidated statements of operations from March 1, 2001.

The following unaudited pro forma information for the years ended December 31, 2000 and 2001, presents the results of operations of the Company as if the Computing Edge and Tekworks acquisitions had taken place at January 1, 2000. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of future results or what would have occurred had the acquisitions been made as of January 1, 2000.

	2000	2001
	(Unaudited)	(Unaudited)
Revenue	$16,314,000	$34,654,000
Net loss	(7,414,000)	(10,335,000)
Basic and diluted net loss per common share	$(0.87)	$(1.15)

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

(4)    Leases

Capital leases

Certain computer equipment is leased under capital lease arrangements. The following is a summary of assets held under capital leases as of December 31, 2002 and 2001.

	December 31,
	2001	2002
Computer equipment	$1,678,000	$2,539,000
Office equipment	—	22,000
Furniture and fixtures	—	4,000
Less accumulated amortization	(366,000)	(993,000)

	$1,312,000	$1,572,000

The following is a schedule by year of future minimum lease payments under capital lease obligations together with the present value of the minimum lease payments at December 31, 2002.

Years Ending December 31,
2003	$988,000
2004	654,000
2005	171,000

Total minimum lease payments	1,813,000
Less amount representing interest	(162,000)

Present value of minimum lease payments	1,651,000
Less current portion	(871,000)

$780,000

Operating leases

The Company is committed under non-cancelable operating leases involving office facilities and office and computer equipment. Rent expense for non-cancelable operating leases was $335,000, $1,040,000 and $1,383,000 for the years ended December 31, 2000, 2001 and 2002, respectively. As of December 31, 2002, aggregate future lease commitments are $1,545,000, $1,398,000, $1,403,000, $1,282,000 and $22,000 for the years ending December 31, 2003, 2004, 2005, 2006 and 2007, respectively.

(5)    Debt agreements

Financing agreement

The Company entered into an Accounts Receivable Financing Agreement (the “Financing Agreement”) with a finance company. Under the Financing Agreement, the finance company had agreed to purchase, with recourse, eligible accounts receivable as selected by the Company up to a maximum credit limit of $700,000. The finance company advanced to the Company 80 percent of the face value of the receivables purchased. Borrowings under the Financing Agreement bore interest at prime plus one percent (5.84 percent as of December 31, 2001), a 1.25 percent administration fee on each receivable purchased and a minimum monthly fee of 0.5 percent of the maximum credit limit. Since the receivables were sold with recourse, the Company had accounted for the finance

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

transactions as borrowings. The receivables sold remained on the Company’s consolidated balance sheets with no gain or loss recognized and the amounts advanced to the Company reflected as debt. Borrowings under the Financing Agreement amounted to $136,000 as of December 31, 2001. The Company repaid amounts outstanding under this Financing Agreement in 2002 and terminated the Financing Agreement.

Borrowings from Canopy

In August 1998, the Company entered into a $2,400,000 line-of-credit agreement with Canopy bearing interest at 8 percent per annum, due on demand or if no demand was made on December 31, 2000 and secured by essentially all assets of the Company. On March 18, 1999, the maximum borrowing limit was increased to $8,400,000. As of December 31, 1999, total borrowings and accrued interest due to Canopy totaled $6,818,000. During 2000, Canopy continued to provide funding to the Company and on May 9, 2000, Canopy agreed to convert $9,000,000 of debt and accrued interest into 2,000,000 shares of Series A preferred stock. On June 26, 2000, Canopy and the Company entered into another promissory note arrangement pursuant to which the Company could borrow up to $2,000,000 at 9 percent interest due on demand or if no demand was made on December 31, 2000. The $2,000,000 borrowing limit was subsequently increased to $3,000,000. As of December 31, 2000, total borrowings and accrued interest due to Canopy totaled $1,852,000. Borrowings under the $3,000,000 arrangement were also secured by essentially all assets of the Company. Effective January 1, 2001, the Company entered into a new $5,000,000 convertible note payable bearing interest at the prime rate (4.84 percent as of December 31, 2001), due at the earlier of a $15,000,000 financing transaction or December 31, 2002 and secured by essentially all assets of the Company (the “2001 Note Payable”). The 2001 Note Payable was convertible into common stock at the option of the holder at a conversion rate equal to the fair market value of the Company’s common stock at the time of conversion. Borrowings outstanding under the prior arrangement were transferred to the 2001 Note Payable and the prior arrangement was cancelled.

In connection with the 2001 Note Payable, the Company issued a five-year warrant to purchase 272,728 shares of the Company’s common stock at $5.50 per share. This warrant was valued at $1.17 per share or $320,000 in total. The fair value of the warrant was calculated at the date of issuance using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.85 percent, dividend yield rate of 0 percent, volatility factor of 20.01 percent and a life of five years. The value of the warrant was recorded as additional paid-in capital with the corresponding amount recorded as a debt discount. As of December 31, 2001, the remaining debt discount of $160,000 was netted against the related convertible note payable balance in the accompanying consolidated balance sheet to be amortized as interest expense over the remaining life of the note. As of December 31, 2001, total borrowings and accrued interest due to Canopy on the 2001 Note Payable amounted to $3,064,000, net of the debt discount. On February 21, 2002, the Company used a portion of the proceeds from the sale of New Series B Preferred (see Note 6) to pay in full its borrowings and accrued interest under the 2001 Note Payable to Canopy and the 2001 Note Payable was cancelled. The remaining debt discount was charged to interest expense in the first quarter of 2002 as a result of the cancellation of the 2001 Note Payable.

Note payable

At December 31, 2001, the Company had a non-interest bearing note payable to Compaq, which was due in quarterly installments based on revenues generated from Carbon Copy (see Note 2). Any remaining unpaid balance would be due and payable in March 2003. The note payable is unsecured and interest was imputed at 7.5 percent.

The remaining principal payments under the note payable as of December 31, 2002 of $144,000 was paid in full in January 2003.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

(6)    Equity transactions

Convertible Preferred Stock

In May 2000, the Company amended its articles of incorporation to authorize 4,000,000 shares of preferred stock, of which 2,000,000 shares were designated Series A Preferred and 2,000,000 shares were designated Series B Preferred. The Series A Preferred and Series B Preferred had priority over common stock with respect to dividend rights and liquidation rights. The holders of Series A Preferred and Series B Preferred were entitled to receive dividends at the rate of $0.45 per share per annum on Series A Preferred and at the rate of $0.70 per share on Series B Preferred when and if declared by the board of directors. The preferred stockholders had the right to one vote for each share of common stock into which such preferred stock would be converted with full voting rights and powers of the common stockholders.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of preferred stock was entitled to receive an amount equal to the original purchase price plus declared but unpaid dividends. Upon completion of the preferred distribution, the remaining assets of the Company would be distributed among the holders of preferred and common stock pro rata based on the number of shares of common stock held by each, assuming conversion of all preferred stock. A change in control, as defined, as a result of any reorganization, merger or consolidation, or a sale of substantially all of the Company’s assets was deemed to be a liquidation. The holders of preferred stock could convert their shares of preferred stock into common stock on a one for one basis, subject to certain anti-dilution provisions.

As discussed in Note 5, in May 2000, Canopy agreed to convert $9,000,000 of debt and accrued interest into 2,000,000 shares of Series A Preferred. Additionally, in May 2000, the Company sold 111,112 shares of Series B Preferred for $500,000.

In May 2001, the Company amended its articles of incorporation to remove the designation of Series B Preferred, to reduce the authorized number of shares of preferred stock to 2,111,112, and to increase the number of shares of preferred stock designated as Series A Preferred to 2,111,112. In connection with this amendment, the previously issued Series B Preferred shares were converted into Series A Preferred shares.

In February 2002, the Company’s stockholders approved an amended and restated Certificate of Incorporation to, among other things, (a) increase the authorized shares of preferred stock of the Company by 2,933,333 shares, from 2,111,112 shares to 5,044,445 shares and (b) authorize a series of preferred stock of the Company designated as Series B Preferred Stock (the “New Series B Preferred”).

In February 2002, the Company sold the 2,933,333 shares of new Series B Preferred to entities affiliated with Technology Crossover Ventures (“TCV”) and vSpring Capital through a private offering for aggregate net proceeds of $21.2 million. In connection with the sale of New Series B Preferred, the Company recorded a dividend related to the New Series B Preferred in the amount of $13.2 million representing the value of the beneficial conversion feature. The beneficial conversion feature was calculated based on the difference between the sales price of $7.50 per New Series B Preferred share and the estimated fair value of $12.00 per common share for financial reporting purposes based on the estimated price range for the Company’s then-proposed initial public offering of shares of its common stock. As the Company had an accumulated deficit, the dividend was recorded as an increase and corresponding decrease in additional paid in capital.

In May 2002, the Company’s stockholders approved an amended and restated Certificate of Incorporation to, among other things, (a) increase the authorized shares of preferred stock of the Company by 258,064 shares, (b) authorize a series of preferred stock of the Company designated as Series C Non-Voting Preferred Stock (the

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

“Series C Preferred”), and (c) authorize a new class of common stock of the Company designated as Class B Non-Voting Common Stock (the “Class B Stock”). The Class B Stock is identical to the Company’s common stock except that the Class B Stock is not be entitled to any voting rights. The Class B Stock automatically converted into voting common stock in May 2003.

In May 2002, the Company sold 258,064 shares of Series C Preferred to Dell Ventures L.P. for net proceeds of $1.8 million. In connection with the sale of Series C Preferred, the Company recorded a dividend related to the Series C Preferred in the amount of $581,000 representing the value of the beneficial conversion feature. The beneficial conversion feature was calculated based on the difference between the sales price of $7.75 per Series C Preferred share and the estimated fair value of $10.00 per common share for financial reporting purposes based on the estimated price range for the Company’s then-proposed initial public offering of shares of its common stock. As the Company had an accumulated deficit, the dividend was recorded as an increase and corresponding decrease in additional paid in capital. The Company completed this private placement in connection with a software licensing arrangement with Dell Computer Corporation (“Dell”). The Company did not recognize any revenue contemporaneously with the closing of this private placement under the licensing arrangement with Dell.

Effective as of the completion of the Company’s initial public offering of its common stock (the “IPO”), each outstanding share of Series A Preferred and the New Series B Preferred converted into one share of common stock, and each outstanding share of Series C Preferred converted into one share of Class B Stock. Following such conversions, the Company’s Certificate of Incorporation was amended and restated to delete all references to the Series A Preferred, the New Series B Preferred and the Series C Preferred, and 5,000,000 shares of undesignated preferred stock of the Company was authorized. The Company’s board of directors has the authority, without any further vote or action by the Company’s stockholders, to issue from time to time preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof. The authorized shares of common stock of the Company were also increased to 100,000,000 shares. All outstanding shares of Class B Stock automatically converted into common stock in May 2003.

Common stock

In September 2000, the Company issued 618,638 shares of its common stock in connection with the Computing Edge acquisition (see Note 3). The common stock issued was recorded at the estimated fair market value as determined by the Company’s board of directors of $4.50 per share.

In February 2001, the Company issued 22,330 shares of its common stock in connection with the Tekworks acquisition (see Note 3). In March 2001, the Company issued 400,000 shares of its common stock in connection with the purchase of Carbon Copy (see Note 2). The common stock issued was recorded at the estimated fair market value as determined by the Company’s board of directors of $5.50 per share.

In connection with the issuance of the 400,000 shares in the purchase of Carbon Copy, the Company granted Compaq certain rights with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. The registration rights provide that, if the Company proposes to register any shares of its capital stock under the Securities Act of 1933, as amended, Compaq is entitled to notice of the registration and has the right to include its registrable securities in the registration. The registration rights are subject to certain conditions and limitations, among them the right of the underwriters to limit the number of shares included in the registration which may reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by the Company.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

In May 2002, the Company completed the sale and issuance of 5,000,000 shares of common stock in its IPO at a price of $10.00 per share. Net proceeds to the Company after underwriting discounts and commissions and direct offering costs approximated $43.8 million. As noted above, with the completion of the IPO, the Series A Preferred and New Series B Preferred were converted into 2,111,112 and 2,933,333 shares of common stock, respectively, and the Series C preferred was converted into 258,064 shares of Class B Stock. The Class B Stock automatically converted into voting common stock on May 2, 2003.

As discussed in Note 5, in connection with the 2001 Note Payable the Company granted Canopy a five-year warrant to purchase 272,728 shares of common stock at $5.50 per share. In February 2002, Canopy exercised the warrant and the Company received proceeds of $1,500,000.

(7)    Stock Option Plan

1998 Stock Plan

The Company has adopted the 1998 Stock Option Plan (the “1998 Plan”). The 1998 Plan provides for the granting of non-qualified stock options to purchase shares of the Company’s common stock. The 1998 Plan is administered by the board of directors. Under the 1998 Plan, the board of directors could grant up to 4,325,000 options to employees, directors and consultants. Options granted under the 1998 Plan are subject to expiration and vesting terms as determined by the board of directors. In February 2002, the board of directors determined to discontinue granting stock options under the 1998 Plan and to retire any shares of common stock reserved for issuance under such plan and not subject to outstanding stock options. At that time, 4,197,058 options had been granted under the 1998 Plan.

Under the terms of the 1998 Plan, the options generally expire 10 years after the date of grant or within three months of termination and generally vest as to 25 percent of the shares underlying the options at the end of each one year period over four years and are exercisable as they vest. The 1998 Plan contains certain restrictions and limitations, including the Company’s right of first refusal on the transfer or sale of shares issued upon exercise of vested options.

2002 Stock Plan

The Company’s board of directors adopted and the Company’s stockholders approved the 2002 Stock Plan (the “2002 Plan”) in January 2002. The 2002 Plan provides for the granting of incentive stock options to the Company’s employees, and for the grant of nonstatutory stock options and stock purchase rights to the Company’s employees, directors and consultants. A total of 1,180,762 shares of common stock are reserved for issuance pursuant to the 2002 Plan. In addition, the 2002 Plan provides for annual increases in the number of shares available on the first day of each year, beginning in 2003, equal to the lesser of 3 percent of the outstanding shares of common stock on the first day of the applicable year, 1,000,000 shares, or another amount as the Company’s board of directors may determine. The 2002 Plan is administered by the board of directors or, by committees appointed by the board of directors. The administrator has the power to determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

A summary of option activity under the Plans for the years ended December 31, 2000, 2001 and 2002 is presented below:

	2000		2001		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,596,190	$0.05	2,511,350	$0.87	3,395,025	$2.09
Granted	2,001,600	1.04	1,024,425	5.17	814,140	7.88
Exercised	(651,945)	0.05	(47,775)	0.05	(678,110)	1.09
Forfeited	(434,495)	0.14	(92,975)	2.99	(113,912)	5.33

Outstanding at end of year	2,511,350	0.87	3,395,025	2.09	3,417,143	3.56

Exercisable at end of year	338,254	$0.05	940,568	$0.59	1,062,274	$1.47
Weighted average fair value of options granted		$2.23		$1.94		$6.27

During the six months ended June 30, 2003, the Company granted options to purchase 653,600 shares at $13.08 per share and 65,700 shares at $15.14 per share under the 2002 Plan, issued 999,808 shares of common stock upon exercise of stock options, and 56,282 options were forfeited under the 1998 and 2002 Plans, leaving an outstanding balance of 3,080,353 options as of June 30, 2003.

The following table summarizes the stock options outstanding as of December 31, 2002:

Exercise Price	Number Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.05	1,305,817	6.8	$0.05	709,508	$0.05
3.00	452,450	7.7	3.00	148,100	3.00
4.50	425,700	8.3	4.50	95,941	4.50
5.50	114,550	8.6	5.50	24,663	5.50
5.65	62,015	9.6	5.65	—	—
6.00	328,211	8.9	6.00	76,912	6.00
7.50	619,650	9.1	7.50	6,900	7.50
10.00	41,650	9.3	10.00	250	10.00
11.99	67,100	9.8	11.99	—	—

$0.05–11.99	3,417,143		$3.56	1,062,274	$1.47

Stock-based compensation

During the years ended December 31, 2000, 2001 and 2002, the Company granted 2,001,600, 903,225, and 621,025 options with exercise prices below the estimated fair market value on the grant date resulting in $3,892,000, $983,000 and $2,668,000 in net deferred compensation, respectively. The deferred compensation has been recorded as a component of stockholders’ equity (deficit) and is being recognized over the vesting period of the underlying stock options, using the accelerated method under FIN 28. Amortization of deferred compensation amounted to $1,645,000, $1,104,000 and $2,624,000 for the years ended December 31, 2000, 2001 and 2002, respectively. Amortization of deferred compensation amounted to $1,300,000 and $664,000 for the six months ended June 30, 2002 and 2003, respectively.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

2002 Employee Stock Purchase Plan

In February 2002, the Company’s board of directors adopted the 2002 Employee Stock Purchase Plan (the “ESPP”), which became effective upon the completion of the Company’s initial public offering. A total of 500,000 shares of common stock are reserved for issuance under the ESPP. In addition, the ESPP provides for annual increases in the number of shares available for issuance on the first day of each year, beginning with 2003, equal to the lesser of 2 percent of the outstanding shares of the Company’s common stock on the first day of the applicable year, 750,000 shares, or another amount as the Company’s board of directors may determine. The Company’s board of directors or a committee established by the board of directors will administer the ESPP and will have authority to interpret the terms of the ESPP and determine eligibility.

The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, six-month offering periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period which commenced on the first trading day on or after the effective date of the IPO and ended on February 1, 2003. All eligible employees were automatically enrolled in the first offering period.

Participants can purchase common stock through payroll deductions of up to 10 percent of their eligible compensation which includes a participant’s base salary, overtime and shift premiums and commissions, but excludes all other compensation. A participant could purchase a maximum of 1,125 shares during the first offering period under the ESPP and may purchase a maximum of 750 shares during each subsequent six-month offering period. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each six-month offering period. The price is 85 percent of the lower of the fair market value of the common stock at the beginning of an offering period or at the end of an offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends three months following termination of employment. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP. During the six months ended June 30, 2003, the Company issued 87,510 shares of common stock under the ESPP.

(8)    Altiris 401(k) Plan

The Company adopted the Altiris, Inc. 401(k) Plan (the 401(k) Plan) in February 2002. The 401(k) Plan covers all Altiris U.S. employees who meet certain requirements. The 401(k) Plan allows the Company to contribute an amount equal to 50% of the first 6% of eligible compensation that the employee contributes.

The Company’s matching contributions to the 401(k) Plan was $518,000 for the year ended December 31, 2002 and $293,000 for the six months ended June 30, 2003. During 2001 and 2000, the Company and its employees participated in a 401(k) Plan administered by Canopy (see Note 11).

(9)    Income taxes

The Company’s income (loss) before income taxes for the years ended December 31, 2000, 2001, and 2002 consisted of the following:

	2000	2001	2002
Domestic	$(6,543,000)	$(9,893,000)	$707,000
Foreign	—	(256,000)	(167,000)

	$(6,543,000)	$(10,149,000)	$540,000

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

The Company’s income tax provision of $62,000 for the year ended December 31, 2001 was all related to its foreign operations. The Company’s total income tax provision of $626,000 for the year ended December 31, 2002 includes $85,000 of current state income tax and $541,000 of current income taxes attributable to the Company’s foreign operations.

The actual income tax expense differs from the expected tax expense (benefit) as computed by applying the U.S. federal statutory tax rate of 34 percent, as a result of the following:

	Year Ended December 31,
	2000	2001	2002
U.S. federal statutory tax (benefit)	$(2,225,000)	$(3,451,000)	$184,000
Net loss of foreign subsidiaries	—	87,000	56,000
Foreign earnings taxed in specific jurisdictions	—	62,000	541,000
State taxes (net of federal income tax benefit)	—	—	56,000
Non-deductible meals and entertainment	—	53,000	133,000
Research credits	(27,000)	(79,000)	(374,000)
Change in U.S. federal valuation allowance attributable to operations	2,252,000	3,390,000	28,000
Other, net	—	—	2,000

	$—	$62,000	$626,000

The Company has not provided for U.S. deferred income taxes or foreign withholding taxes on the undistributed earnings of its foreign subsidiaries since these earnings are intended to be reinvested indefinitely. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

From the Company’s inception in August 1998, through January 26, 2000, the Company was a separate taxable entity. During a portion of the 2000 calendar year, the Company was included in a consolidated tax return filed by Canopy. On September 30, 2000, as a result of the Company’s issuance of common stock in the acquisition of Computing Edge (see Note 3), the Company could no longer be consolidated with Canopy for income tax reporting purposes and it became a separate taxable entity again. During the period that the Company was included in the consolidated income tax return filed by Canopy, the Company generated a $1.5 million operating loss that was utilized by Canopy.

From inception through December 31, 2002, the Company has generated stand-alone net operating losses (“NOL”) for federal income tax reporting purposes of $12,700,000 which will begin to expire in 2013. Included in this amount is $7,500,000 of net operating losses attributable to stock option tax deductions, which when utilized, the estimated benefit of $2,550,000 will be recorded as an increase to paid-in-capital. The Company has various state net operating loss carryovers which expire depending on the rules of the various states to which the loss is allocated. The Company also has research credit carryovers of $489,000 which will begin to expire in 2013. Foreign tax NOLs totaling $500,000 will carry forward indefinitely.

The Internal Revenue Code contains provisions that reduce or limit the availability and utilization of NOL carryforwards if certain changes in ownership have taken place or will take place. As a result of an ownership change that occurred in May 2002, utilization of the Company’s NOL carryforwards, arising prior to the ownership change date, will be limited to an annual amount not to exceed the value of the Company on the ownership change date multiplied by the Federal long-term tax-exempt rate. If the annual limitation of approximately $5,000,000 is not utilized in any particular year, it will remain available on a cumulative basis through the expiration date of the applicable NOL carryforwards.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

Deferred income taxes are determined based on the differences between the financial reporting and income tax bases of assets and liabilities using enacted income tax rates which will apply when the differences are expected to be settled or realized. The significant components of the Company’s deferred tax assets (liabilities) are as follows:

	December 31,
	2001	2002
U.S. NOL carryforwards	$4,442,000	$4,960,000
Foreign NOL carryforwards	—	150,000
General business credits	115,000	489,000
Accrued vacation	125,000	356,000
Allowance for bad debt	121,000	304,000
Depreciation and amortization	2,196,000	2,630,000
Accrued sales tax	78,000	33,000
Product returns allowance	228,000	224,000
Stock-based compensation	1,093,000	2,084,000
Other accrued liabilities	112,000	245,000

Total deferred tax assets	8,510,000	11,475,000
Valuation allowance	(8,510,000)	(11,475,000)

Total net deferred tax assets	$—	$—

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The Company previously recorded and continues to record a full valuation allowance for all of its deferred income tax assets due to the uncertainty of realization of the assets based upon the limited operating history of the Company and the lack of cumulative profitability to date.

(10)    Commitments and contingencies

Legal matters

On December 23, 1999, the Company commenced a patent infringement suit against Symantec Corporation, or Symantec, in the United States District Court for the District of Utah, or District Court, requesting compensatory damages and injunctive relief. In its response to the Company’s complaint, Symantec denied the Company’s claim of infringement and brought a counterclaim against the Company asserting that the Company’s patent is invalid and that the Company is infringing and diluting Symantec’s trademarks.

In July 2001, the District Court conducted a hearing for the purpose of construing or interpreting the claims comprising the Company’s patent, and in August 2001, the District Court issued an order that narrowly construed these claims. In an effort to facilitate the Company’s appeal from the order, the Company entered into a stipulation with Symantec that, based on the order, Symantec’s products do not infringe the Company’s patent. The stipulation also provided that Symantec’s counterclaims of trademark infringement and dilution would be dismissed and the remainder of the lawsuit would be stayed. Symantec’s only remaining counterclaim requests a judgment that the Company’s patent is invalid.

In November 2001, the District Court entered a final judgment based on the Company’s stipulation, ruling that Symantec did not infringe our patent and dismissing Symantec’s counterclaims for trademark infringement and dilution. The Company and Symantec each appealed the District Court’s ruling to the United States Court of

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

Appeals for the Federal Circuit, or Court of Appeals, and on February 12, 2003, the Court of Appeals ruled that the District Court erred in its construction of the claims comprising the Company’s patent and instructed the District Court to reconsider the question of infringement by Symantec based upon the Court of Appeal’s interpretation of the patent. Although management believes that this patent is an important intellectual property asset, management does not believe that it is material to the Company’s business as a whole. Accordingly, management does not believe that an adverse ruling would have a material adverse effect on the Company’s results of operations or financial position.

The Company is involved in other claims and legal matters arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Concentration of credit risk and significant customers

As of and for the years ended December 31, 2000, 2001 and 2002, and the six months ended June 30, 2002 and 2003, customers that accounted for more than ten percent of total revenue and/or accounts receivable balances are as follows:

Hewlett-Packard	(formerly Compaq)—Revenue of 19%, 24% and 30% in 2000, 2001 and 2002, respectively, and 32% and 26% for the six months ended June 30, 2002 and 2003, respectively.

Ingram Micro—Revenue of 22%, 9% and 10% in 2000, 2001 and 2002, respectively, and 11% and 5% for the six months ended June 30, 2002 and 2003, respectively.

Hewlett-Packard (formerly Compaq)—Accounts receivable of 24% and 31% as of December 31, 2001 and 2002, respectively, and 27% as of June 30, 2003.

Ingram Micro—Accounts receivable of 7% and 13% as of December 31, 2002 and 2001, respectively, and 9% as of June 30, 2003.

Northrop Grumman—Accounts receivable of 0% and 0% as of December 31, 2001 and 2002, respectively, and 22% as of June 30, 2003.

(11)    Related party transactions

As discussed in Note 5, the Company had certain debt arrangements with Canopy. Canopy has guaranteed $1,300,000 of the Company’s capital lease obligations. During the years ended December 31, 2000 and 2001, the Company participated in a 401(k) retirement plan (the “Canopy 401(k) Plan”) administrated by Canopy, which covered all salaried and hourly employees who met certain requirements. The Company contributed $145,000 and $342,000 to the Canopy 401(k) Plan for the years ended December 31, 2000 and 2001, respectively. In February 2002, the Company no longer qualified under ERISA guidelines to participate in the Canopy 401(k) Plan; as a result, the Company has established a comparable 401(k) plan for its employees (see Note 8). For the years ended December 31, 2000, 2001 and 2002, the Company obtained its insurance coverage through Canopy. The premiums amounted to $17,000, $93,000 and $17,000, respectively. The premiums amounted to $87,000 for the six months ended June 30, 2003.

During the year ended December 31, 2001, the Company leased from Canopy office space and related furniture and office equipment totaling $739,000. In December 2001, the Company terminated the previous lease and moved its corporate headquarters to a new facility that is also leased from Canopy. The lease for the Company’s current corporate headquarters provides for monthly rent of $110,000 and expires in December 2006. During the year ended December 31, 2000, the Company incurred rent expense of $238,000 to KeyLabs.

ALTIRIS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)

(12)    Segment, geographic and customer information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for public enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company operates as one segment, the development and marketing of IT lifecycle management software products and services.

Revenue from customers located outside the United States accounted for 14 percent, 16 percent and 20 percent of total revenue during the years ended December 31, 2000, 2001 and 2002, respectively, and 19 percent and 33 percent for the six months ended June 30, 2002 and 2003, respectively. The majority of international sales have been made in Europe and Canada. There were no significant long-lived assets held outside the United States.

The following table presents revenue by geographic areas:

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
Domestic operations:
Domestic customers	$8,626,000	$29,098,000	$50,095,000	$23,302,000	$29,433,000
International customers	1,386,000	1,453,000	2,736,000	944,000	1,919,000

Total	10,012,000	30,551,000	52,831,000	24,246,000	31,352,000

International operations:
European customers	—	3,308,000	8,880,000	4,000,000	10,838,000
Other customers	18,000	592,000	1,165,000	520,000	1,470,000

Total	18,000	3,900,000	10,045,000	4,520,000	12,308,000

Consolidated revenue	$10,030,000	$34,451,000	$62,876,000	$28,766,000	$43,660,000

ALTIRIS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of period	Additions charged to costs and expenses	Deductions	Balance at end of period
Allowances for accounts receivable:
Year ended December 31, 2002	$750,000	$1,523,000	$(790,000)	$1,483,000
Year ended December 31, 2001	226,000	670,000	(146,000)	750,000
Year ended December 31, 2000	67,000	223,000	(64,000)	226,000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

SEC Registration Fee	$10,097
NASD Filing Fee	12,432
Printing Costs	250,000
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	150,000
Miscellaneous	2,471

Total	$675,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VIII of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of our Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Altiris if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Altiris, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered, or intend to enter, into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.    EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.

4.1*	Specimen Common Stock Certificate.

4.2B*	First Amended and Restated Investors’ Rights Agreement, dated as of May 2, 2002, between the Registrant and the Investors (as defined therein).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.5G	Amendment No. 4 to License and Distribution Agreement, dated November 12, 1999, between the Registrant and Hewlett-Packard Company, dated April 15, 2003.

10.5H†	Amendment No. 5 to License and Distribution Agreement, dated November 12, 1999, between the Registrant and Hewlett-Packard Company, dated April 30, 2003.

Exhibit Number	Description of Document
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent auditors.

24.1	Power of Attorney (contained on Page II-3).

*	Incorporated by reference to exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 File No. 33-83352), which the Commission declared effective on May 22, 2002.
†	The registrant has requested confidential treatment from the Commission with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. The omitted information has been filed separately with the Commission.

ITEM 17.    UNDERTAKINGS

A.	Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.	Undertaking Regarding Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.	Undertaking Regarding Registration Statement Permitted by Rule 430A.

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)  For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lindon, Utah, on July 28, 2003.

Altiris, Inc.

By:	/s/ GREGORY S. BUTTERFIELD

Gregory S. Butterfield President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Gregory S. Butterfield, Stephen C. Erickson and Craig H. Christensen, and each of them, as his attorney-in-fact and agent, with full power of substitution and re-substitution, for him in any and all capacities, to sign the Registration Statement filed herewith and any or all amendment to this Registration Statement on Form S-3 (including any post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant on July 28, 2003.

Signature	Title

/s/ GREGORY S. BUTTERFIELD Gregory S. Butterfield	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ STEPHEN C. ERICKSON Stephen C. Erickson	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ RALPH J. YARRO III Ralph J. Yarro III	Chairman of the Board of Directors

/s/ GARY B. FILLER Gary B. Filler	Director

/s/ JAY C. HOAG Jay C. Hoag	Director

/s/ MICHAEL J. LEVINTHAL Michael J. Levinthal	Director

/s/ DARCY G. MOTT Darcy G. Mott	Director

/s/ V. ERIC ROACH V. Eric Roach	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.

4.1*	Specimen Common Stock Certificate.

4.2B*	First Amended and Restated Investors’ Rights Agreement, dated as of May 2, 2002, between the Registrant and the Investors (as defined therein).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.5G	Amendment No. 4 to License and Distribution Agreement, dated November 12, 1999, between the Registrant and Hewlett-Packard Company, dated April 15, 2003.

10.5H†	Amendment No. 5 to License and Distribution Agreement, dated November 12, 1999, between the Registrant and Hewlett-Packard Company, dated April 30, 2003.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent auditors.

24.1	Power of Attorney (contained on Page II-3).

*	Incorporated by reference to exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 File No. 33-83352), which the Commission declared effective on May 22, 2002.
†	The registrant has requested confidential treatment from the Commission with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. The omitted information has been filed separately with the Commission.